UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The McClatchy Company
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THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

April 4, 2017

To our Shareholders:

I am pleased to invite you to attend the 2017 Annual Meeting of Shareholders of The McClatchy Company on Wednesday, May 17, 2017 at 9:00 a.m., local time, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818.

At this year’s meeting, you are being asked to: (i) elect directors for the coming year; (ii) ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm; (iii) approve, on an advisory basis, the compensation of McClatchy’s named executive officers; (iv) hold an advisory vote on the frequency of future advisory votes on the compensation of McClatchy’s named executive officers; and (v) approve the amendment and restatement of The McClatchy Company 2012 Omnibus Incentive Plan (the “2012 Incentive Plan”) to increase the number of shares of Class A Common Stock authorized for issuance under the 2012 Incentive Plan and to, among other things, re-approve the material terms and conditions relating to performance-based compensation. The notice of meeting and Proxy Statement that follow this letter describe these items in detail. Please take the time to read these materials carefully.

Your Board of Directors unanimously recommends that you vote in favor of the Board’s recommendations on the five (5) proposals included in the Proxy Statement.

In addition to the items of business noted above, I will report to you at the meeting on McClatchy’s financial position and results of operations and respond to comments and answer questions of general interest to shareholders.

Whether or not you plan to attend, it is important that your shares be represented. Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or over the internet to ensure that your shares will be represented at the meeting. If you vote by proxy and then attend the meeting and vote in person, your vote in person at the meeting will revoke votes by proxy previously submitted, and only your meeting ballot will be counted for purposes of determining shareholder approval. If you are the beneficial owner of shares held through a broker or other nominee, you may vote in accordance with the instructions provided by your broker or nominee.

Thank you.

Sincerely,

Craig I. Forman
President and Chief Executive Officer

THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
THE McCLATCHY COMPANY

TO BE HELD MAY 17, 2017

To our Shareholders:

The 2017 Annual Meeting of Shareholders of The McClatchy Company will be held on Wednesday, May 17, 2017 at 9:00 a.m., local time, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, for the following purposes:

1.To elect directors to serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal;

2.To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm for the 2017 fiscal year;

3.To approve, on an advisory basis, the compensation of McClatchy’s named executive officers;

4.To hold an advisory vote on the frequency of future advisory votes on the compensation of McClatchy’s named executive officers; and

5.To approve the amendment and restatement of The McClatchy Company 2012 Omnibus Incentive Plan (the “2012 Incentive Plan”) to increase the number of shares of Class A Common Stock authorized for issuance under the 2012 Incentive Plan and to, among other things, re-approve the material terms and conditions relating to performance-based compensation.

The Board of Directors has chosen the close of business on March 24, 2017, as the record date to identify those shareholders entitled to notice of and to vote at the annual meeting. This notice, the attached Proxy Statement and the enclosed proxy card for the meeting are first being made available to shareholders on or about April 4, 2017.

By Order of the Board of Directors

Billie S. McConkey, Corporate Secretary
April 4, 2017

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET AS DIRECTED ON YOUR PROXY. THE SUBMISSION OF YOUR PROXY WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors of The McClatchy Company, a Delaware corporation, with its principal executive offices at 2100 Q Street, Sacramento, California 95816. This proxy is for use at McClatchy’s 2017 Annual Meeting of Shareholders to be held on Wednesday, May 17, 2017 at 9:00 a.m., local time, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818.

This Proxy Statement contains important information regarding McClatchy’s 2017 Annual Meeting of Shareholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

As of the close of business on March 24, 2017, the record date, there were outstanding 5,152,875 shares of McClatchy’s Class A Common Stock and 2,443,191 shares of McClatchy’s Class B Common Stock. The Board is first making available this Proxy Statement and form of proxy to shareholders on or about April 4, 2017.

Classes of Stock and Voting Rights

In accordance with McClatchy’s Restated Certificate of Incorporation, the Company is authorized to issue shares of two classes of Common Stock: Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share. Class A shareholders have the right, voting as a separate class, to elect that number of directors constituting 25% (or the nearest larger whole number) of the total number of members of the Board of Directors and to remove any director elected by the Class A shareholders. On all matters other than the election and removal of Class A directors, each share of Class A Common Stock entitles the holder to one-tenth (1/10) of a vote.

Class B shareholders have the right, voting as a separate class, to elect that number of directors not elected by the Class A shareholders and to remove any director elected by the Class B shareholders. On all matters each share of Class B Common Stock entitles the holder to one vote.

Form of Ownership

For each share that you own, regardless of the class from which it issues, your name or the name of someone appointed by you (for example, a broker or other nominee) appears in the Company’s records as the owner of that share. If your name appears in the Company’s records, you are considered the record owner of that share. If the name of someone appointed by you appears in the Company’s records, you are considered the beneficial owner of that share. Because ownership status is determined by reference to a particular share, a shareholder who owns more than one share may be both a shareholder of record and a beneficial owner.

Methods of Voting

You may vote in person at the meeting or by submitting a proxy through the mail, by telephone or over the internet.

Voting in Person at the Meeting

If you were the record owner of at least one share of McClatchy’s Class A or B Common Stock as of the close of business on March 24, 2017, the record date, or if you hold a valid proxy from the record owner of at least one share of McClatchy’s Class A or B Common Stock as of the close of business on the record date, you are entitled to attend the meeting and vote in person. Shareholders who attend the meeting and wish to vote in person will be provided with a ballot at the meeting.

If you plan to attend the meeting and vote in person, please be prepared to present photo identification for admittance. If you are the record owner of your shares, prior to granting you admission to the meeting, the Company will verify your name against a list of record owners as of the close of business on the record date. If you are the beneficial owner of shares held through a broker or other nominee and wish to attend the meeting and vote in person, you will need to obtain a properly executed, valid proxy from your broker or nominee (the record owner) authorizing you to vote such shares. Please be prepared to present such a proxy for admittance. Similarly, if you are a proxy holder, please be prepared to present the properly executed, valid proxy that you hold.

Even if you plan to attend the meeting, the Board of Directors encourages you to complete, sign, date and submit a proxy card. You may revoke your proxy at any time prior to the close of voting at the meeting (see the section entitled “Revoking Your Proxy” below). If you attend the meeting and vote in person, your completed ballot will revoke any proxies previously submitted. Simply attending the meeting will not revoke your proxy.

Voting by Proxy

If you do not plan or are unable to attend the meeting and vote in person, you may still have your shares voted by authorizing another to vote on your behalf in accordance with your directions. If you are a record owner, you may submit a proxy in any or all of the methods described below. The proxy last executed by you and submitted prior to the close of voting at the meeting will revoke all previously submitted proxies.

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions, your proxy, when properly executed, will be voted FOR each of the Class A nominees for director proposed by the Board of Directors if you hold Class A shares; FOR each of the Class B nominees for director proposed by the Board of Directors if you hold Class B shares; FOR the ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm; FOR the approval on an advisory basis of the compensation of McClatchy’s named executive officers; FOR the “Three Years” with respect to how frequently the future advisory shareholder votes to approve the compensation of Company’s named executive officers should occur; and FOR the approval of the amendment and restatement of The McClatchy Company 2012 Omnibus Incentive Plan (the “2012 Incentive Plan”) to increase the number of shares of Class A common stock authorized for issuance under the 2012 Incentive Plan and to make other changes to the terms of the 2012 Incentive Plan.  In addition, whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

If you are the beneficial owner of shares held through a broker or other nominee, your broker or nominee should provide you with information regarding the methods by which you can direct your broker or nominee to vote your shares. Your broker or nominee might send you, for example, a voting instruction card, similar to the Company’s proxy card, to be completed, signed, dated and returned to your broker or nominee by a date in advance of the meeting, and/or information on how to communicate your voting instructions to your broker or nominee by telephone or over the internet.

Submitting Proxy by Mail. By completing, signing, dating and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, it is a likely indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Submitting Proxy by Telephone. To submit a proxy by telephone, please follow the instructions included on your proxy card. If you submit a proxy by telephone, you do not need to complete and mail your proxy card.

Submitting Proxy on the Internet. To submit a proxy on the internet, please follow the instructions included on your proxy card. If you submit a proxy on the internet, you do not need to complete and mail your proxy card.

Revoking Your Proxy

You may revoke your proxy at any time prior to the close of voting at the meeting by doing any one of the following:

•	complete, sign, date and submit another proxy (a properly executed, valid proxy will revoke any previously submitted proxies);

•	provide written notice of the revocation to McClatchy’s corporate secretary; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which under McClatchy’s By-Laws, as Amended and Restated, is a majority of the voting power of the issued and outstanding capital stock of the Company, must be present in person or represented by proxy in order to hold the meeting and to conduct business. Shares are counted as being present at the meeting if you appear in person at the meeting or if you have your shares voted by proxy, either through the mail, by telephone or over the internet. If any broker non-votes (as described below) are present at the meeting, they will be counted as present for the purpose of determining a quorum.

Broker Non-Votes

If you are the beneficial owner of shares held through a broker, bank or other nominee, and your broker, bank or other nominee transmits proxy materials to you, but you do not return voting instructions, applicable regulations of the New York Stock Exchange (“NYSE”) permit your broker, bank or other nominee to vote your shares on certain routine matters without your instruction. Such regulations also list various non-routine matters as to which your broker, bank or other nominee may not vote your shares without your instruction. A vote that your broker, bank or other nominee does not have authority to cast pursuant to applicable regulations is known as a “broker non-vote.” To the extent that broker non-votes are applicable with respect to matters at the annual meeting, they will be treated as shares present for purposes of determining a quorum, but will not be treated as shares present and entitled to vote on that matter. If you hold your shares through a broker, bank or other nominee it is critical that you cast your vote if you want it to count in the vote on Items 1, 3, 4 and 5 of this Proxy Statement. Your broker, bank or other nominee will have discretion to vote any uninstructed shares on Item 2 of this Proxy Statement.

Votes Required for the Proposals

Only Class A shareholders are entitled to vote on the nominees for Class A director. If you are a Class A shareholder, with respect to each nominee for Class A director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class A director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The three nominees for Class A director receiving the highest number of votes from Class A shareholders, in person or by proxy, will be elected as the Class A directors.

Only Class B shareholders are entitled to vote on the nominees for Class B director. If you are a Class B shareholder, with respect to each nominee for Class B director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class B director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The seven nominees for Class B director receiving the highest number of votes from Class B shareholders, in person or by proxy, will be elected as the Class B directors.

In accordance with McClatchy’s Restated Certificate of Incorporation, each share of Class A Common Stock entitles the holder to one-tenth (1/10) of a vote, and each share of Class B Common Stock entitles the holder to one vote, on all matters other than the election of directors presented at the meeting. If you abstain from voting with respect to a particular proposal, your vote will be counted as present for purposes of determining a quorum and present at the meeting and entitled to vote on the subject matter. With respect to Items 2, 3 and 5 in this proxy statement, under the Delaware General Corporation Law and applicable New York Stock Exchange (“NYSE”) rules, an abstention has the same effect as a vote against the proposal. With respect to the election of directors, abstentions will have no effect on the outcome of the proposal since director nominees are elected by a plurality of the votes cast by the applicable class of McClatchy common shareholders.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the meeting and will be filed with the Securities and Exchange Commission (the “SEC”) in a Current Report on Form 8-K within four business days of the annual meeting. After the report is filed, you may obtain a copy by:

•	visiting our website at www.mcclatchy.com;

•	contacting our Investor Relations department at (916) 321-1931; or

•	viewing our Current Report on Form 8-K on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

McClatchy will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials. McClatchy will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to McClatchy shareholders. Employees of McClatchy and its subsidiaries may also solicit proxies personally and by telephone. The expense for this would be nominal.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 17, 2017. This Proxy Statement and our Annual Report on Form 10-K for the year ended December 25, 2016 are available at https://materials.proxyvote.com/579489.

PROPOSALS

Item 1. Election of Directors

Overview

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, Class A shareholders have the right, voting as a separate class, to elect that number of directors constituting 25% (or the nearest larger whole number) of the total number of members of the Board of Directors. Class B shareholders have the right, voting as a separate class, to elect that number of directors not elected by the Class A shareholders. Only Class A shareholders are entitled to vote on the nominees for Class A director, and only Class B shareholders are entitled to vote on the nominees for Class B director.

At the 2017 Annual Meeting of Shareholders, ten (10) directors are to be elected to serve until the 2018 Annual Meeting of Shareholders and until their successors are elected or appointed and qualified or until their earlier resignation or removal. In addition to the nine (9) directors currently serving on the Board, the Nominating Committee has nominated Dr. Theodore R. Mitchell to stand for election as a Class B director at the 2017 Annual Meeting of Shareholders. All of the nominees for election, with the exception of Dr. Mitchell and Ms. Maria Thomas, are directors of McClatchy who were elected by shareholders at the 2016 Annual Meeting of Shareholders. A member of the Nominating Committee recommended Ms. Thomas to the Board of Directors shortly after Ms. Kate Feldstein’s retirement. Dr. Mitchell had served as a director of the Board from September 2001 until May 2014, when he left the Company to serve as the Under Secretary of the United States Department of Education. In connection with Mr. Frederick Ruiz’s announced retirement from the Board, Dr. Mitchell was nominated to serve on the Board by the recommendation of several other directors on the Board based on his previous service as a director. If any director nominee is unable or declines to serve as a director at the time of the annual meeting, the Board may, by resolution, provide for a lesser number of directors or designate a substitute director to fill the vacancy.

A brief biography for each nominee for director, grouped by class, appears below. In addition, certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described below. Following the biographies of director nominees, the section entitled “Other Executive Officers” contains a brief biography for each of McClatchy’s non-director executive officers. Although the biographies of McClatchy’s non-director executive officers are presented under the section entitled “Proposals,” no action with respect to McClatchy’s non-director executive officers is sought from, or is to be taken by, the shareholders. The biographies of McClatchy’s non-director executive officers are presented under this section merely for convenient reference.

Voting Matters

Only Class A shareholders are entitled to vote on the nominees for Class A director. If you are a Class A shareholder, with respect to each nominee for Class A director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class A director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The three nominees for Class A director receiving the highest number of votes from Class A shareholders, in person or by proxy, will be elected as the Class A directors.

Only Class B shareholders are entitled to vote on the nominees for Class B director. If you are a Class B shareholder, with respect to each nominee for Class B director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class B director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The seven nominees for Class B director receiving the highest number of votes from Class B shareholders, in person or by proxy, will be elected as the Class B directors.

Abstentions and broker non-votes will have no effect on the outcome of Item 1 since the director nominees are elected by a plurality of the votes cast by the applicable classes of McClatchy common shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

Nominees for Class A Director

Elizabeth Ballantine, 68, has been a director of McClatchy since March 1998. Prior to joining the Board of Directors, Ms. Ballantine was a director of Cowles Media Company, a position she had held since 1993. Since 1999, Ms. Ballantine has been president of EBA Associates, a consulting firm. From 1993 to 1999, she was an attorney in the Washington, D.C. law firm of Dickstein, Shapiro, Morin and Oshinsky LLP. From 1990 until 1993, she worked as a private consultant advising clients on international business investments. Ms. Ballantine is a life trustee of Grinnell College in Iowa and was chair of the Governing Board of the National Cathedral School in Washington, D.C. Since December 2004, Ms. Ballantine has been a director of the mutual funds of the Principal Financial Group of Des Moines, Iowa. She also serves on the board of directors of Durango Herald, Inc. of Durango, Colorado. Ms. Ballantine has significant experience and knowledge of media and publishing stemming from her service on the board of directors of Cowles Media Company as well as her involvement with her family-owned newspaper in Durango, Colorado.

Clyde W. Ostler, 70, has been a director of McClatchy since May 2013. In March 2011, Mr. Ostler retired from Wells Fargo and Company as a Group Executive Vice President, Vice Chairman of Wells Fargo Bank California and President of Wells Fargo Family Wealth. During his 40-year tenure with Wells Fargo, Mr. Ostler served in a number of capacities including Vice Chairman in the Office of the President, Chief Financial Officer, Chief Auditor, Head of Retail Branch Banking, Head of Information Technology, Head of Institutional and Personal Investments and Head of Internet Service. Mr. Ostler was a member of Wells Fargo’s management committee for over 25 years. He has served on a number of for-profit and not-for-profit boards. He is currently a member of the board of directors and chair of the Audit Committee of EXLService Holdings, Inc. since December 2007. From May 2002 to November 2006, Mr. Ostler served on the board of directors of Mercury Interactive Corporation and from November 1999 to November 2004, was a member of the board of directors of BARRA, Inc. Mr. Ostler is currently on the Scripps Institution of Oceanography Directors’ Advisory Council. Mr. Ostler has extensive experience serving on boards of directors of public companies and his years of senior executive experience at a large financial institution give him significant executive leadership, management and financial oversight experience. His experience and background qualify him to serve as one of the Board’s “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K.

Maria Thomas, 53, has been a director of McClatchy since August 2016.  In 2016, Ms. Thomas served as the interim CEO and strategic advisor to Glamsquad, a NYC-based startup offering beauty services on demand.  From February 2013 to August 2015, Ms. Thomas served as Chief Marketing and Consumer Officer for SmartThings, a pioneer in the consumer Internet of Things arena.  She helped SmartThings navigate its two year journey from launch on Kickstarter to a $200 million sale to Samsung.  From 2008 to 2010, Ms. Thomas was the first non-founder CEO at Etsy, where under her leadership, Etsy became a trusted global brand with seven million customers and a trusted e-commerce platform serving hundreds of thousands of sellers with gross merchandise sales of more than $300 million.  From 2001 to 2008, she was SVP and GM of NPR Digital.  She was a driving force behind NPR’s successful transformation from a radio-only company to a best-in-class , multimedia enterprise. Ms. Thomas currently serves on the board of the privately held digital textile printing and e-commerce company, Spoonflower.  Ms. Thomas started her career on Wall Street as a financial analyst and spent seven years with World Bank Group as an Investment Officer with the International Finance Corporation, the World Bank’s private sector arm.  Ms. Thomas’ deep digital management and product experience, her work with investors and venture capitalists, and background in media make her uniquely suited to helping McClatchy develop new business models for public service journalism.

Nominees for Class B Director

Leroy Barnes, Jr., 65, has been a director of McClatchy since September 2000. Mr. Barnes is the retired vice president and treasurer of PG&E Corporation, a position he held from 2001 to 2005. From 1997 to 2001, Mr. Barnes was vice president and treasurer of Gap, Inc. Prior to that, Mr. Barnes held various executive positions with Pacific Telesis Group/SBC Communications. Earlier in his career, Mr. Barnes was a consultant at Touche Ross & Co., a predecessor of Deloitte & Touche LLP. Mr. Barnes received his bachelor’s and master’s degrees from Stanford University and his MBA from Stanford Graduate School of Business. Mr. Barnes is also a member of the boards of directors of Frontier Communications, Inc. since May 2005, and Principal Funds, Inc. and Principal Variable Contracts, Inc., each since March 2012. He has also been a trustee of Principal ETF, Inc. since December 2014. Mr. Barnes had also served as a member of the board of directors of Herbalife, Ltd. from December 2004 to February 2015. Mr. Barnes’ experience as a finance executive at other publicly-traded companies as well as his service on other boards position him to critically review and oversee various managerial, strategic, financial and compliance-based considerations applicable to McClatchy. Mr. Barnes’ expertise also qualifies him to serve as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.

Molly Maloney Evangelisti,1 64, has been a director of McClatchy since July 1995. She worked in various capacities for The Sacramento Bee from October 1978 to December 1996, including the oversight of special projects. As a longtime McClatchy employee, with nearly 20 years of hands-on experience at The Sacramento Bee, Ms. Evangelisti has an extensive knowledge of the Company’s people and business.

Craig I. Forman, 55, has been President and Chief Executive Officer of McClatchy since January 2017 and a director of McClatchy since July 2013. Prior to his appointment as President and Chief Executive Officer, Mr. Forman was a private investor and entrepreneur. From 2006 until 2009, Mr. Forman served as president of consumer access and audience business of the Atlanta-based internet services provider Earthlink. Earlier, Mr. Forman served as the Vice President and general manager for Yahoo’s media and information divisions, overseeing Yahoo! News, Yahoo! Sports and Yahoo! Finance.  Mr. Forman led internet and new media divisions at Time Warner, a cable television company, was the vice president for product development and editor at the search engine Infoseek, and was the director and editor of international business information services for Dow Jones, a publishing and financial information firm. Since 2009, Mr. Forman has served as a director on a variety of public and private company boards. Until March 2015, Mr. Forman was the executive chairman of the board of Appia, Inc., a Durham, N.C., based mobile-applications marketer and distributor. In connection with the completion of Digital Turbine, Inc.’s merger with Appia, Inc. in March 2015, Mr. Forman was appointed to Digital Turbine, Inc.’s board of directors; he resigned from the Digital Turbine board upon his appointment as McClatchy’s President and Chief Executive Officer. Mr. Forman has served on the board of Yellow Media, Inc., a Canadian publisher of print and digital business directories, since 2012. Previously, Mr. Forman served as executive chairman of WHERE, Inc., a leading mobile-advertising technology network, until it was acquired by eBay Inc. in 2011. Mr. Forman began his career as a foreign correspondent and editor for The Wall Street Journal. He worked as a deputy bureau chief in The Wall Street Journal’s London bureau and later served as bureau chief in the newspaper’s Tokyo bureau. Mr. Forman’s digital, business and media experience, which focused on helping companies successfully navigate and thrive in the digital landscape, and extensive knowledge of the Company, make him a valuable asset to the Company. This experience and his knowledge of the Company’s day to day operations as President and Chief Executive Officer put him in a position to work proactively with the Board to develop and implement the Company’s business strategy in the coming years.

Brown McClatchy Maloney,1 61, has been a director of McClatchy since September 2004. Mr. Maloney is the owner of Radio Pacific and the operator of KONP radio, an ABC affiliate, and two additional radio stations in western Washington State. Mr. Maloney is also the owner of Olympic View Properties and Cedar Ridge Properties, both Washington state real estate companies. In addition, Mr. Maloney serves as a member of the board of directors of The Seattle Times Company. From 1988 through November 2011, he was the owner of Olympic View Publishing, publisher of the Sequim Gazette and Forks Forum. From 1974 to 1987, prior to his ownership of Olympic View Publishing and Radio Pacific, Mr. Maloney held various circulation and advertising positions at the Anchorage Daily News,  The Sacramento Bee and The Fresno Bee. He served as the president of the Washington Newspaper Publishers Association from 1996 to 1997 and is the former president of the Washington Newspaper Publishers Association Foundation. Mr. Maloney’s ownership of various newspapers and radio stations provides him with valuable insight into McClatchy’s business strategy and industry challenges. He also has valuable executive leadership, management and entrepreneurial experience.

Kevin S. McClatchy,1 54, has been a director of McClatchy since September 1998, and non-executive Chairman of the Board since May 2012. From 1996 to 2007, he was the managing general partner and chief executive officer of the Pittsburgh Pirates Major League Baseball team. From 1994 to 1995, he was president of the Northern California Sports Development Group and The Modesto A’s, a minor league baseball team. Mr. McClatchy held various positions with McClatchy from 1990 to 1994, including serving as sales director for The Newspaper Network, Inc., advertising director at the Amador Ledger Dispatch and sales representative for The Sacramento Bee. As a former senior executive officer of a professional and minor league sports franchise, Mr. McClatchy has demonstrated leadership capability and extensive knowledge of the complex financial, operational and personnel issues facing large organizations. In addition, his years of experience working at McClatchy have given him extensive knowledge of its business.

William McClatchy,1 55, has been a director of McClatchy since September 2004. Mr. McClatchy is an entrepreneur, journalist and currently a real estate investor.  He formerly managed Index Investing’s ETFzone.com, a website supplying content concerning exchange-traded index funds. In 1999, Mr. McClatchy co-founded indexfunds.com, a website for index investing content. From 1987 through 1991, Mr. McClatchy served in a variety of editorial positions for computer magazines, including staff writer at PC Week and MAC Week, and microcomputing editor at Information Week. From 1993 to 1996, Mr. McClatchy worked as a reporter for The Fresno Bee. Mr. McClatchy’s founding of a financial and investing website, in conjunction with his continued involvement in the digital world as editor of ETFzone.com, positions him to offer unique knowledge and perspective of McClatchy’s digital business and assets.

Theodore R. Mitchell, 61, was the Under Secretary of the United States Department of Education from May 2014 until January 2017, responsible for all post-secondary and adult education policy programs as well as the $1.3 trillion Federal Student Aid Portfolio. Prior to his federal service, Dr. Mitchell served for ten years as CEO of the NewSchools Venture Fund, a national investor in education technology from September 2005 to May 2014. He served, as well, as President of the California State Board of Education, President of Occidental College, and in a variety of leadership roles at UCLA, including Vice Chancellor. Dr. Mitchell was deputy to the President and to the Provost at Stanford University and began his career as a professor at Dartmouth College where he also served as Chair of the Department of Education. Dr. Mitchell served as a McClatchy Director from September 2001 until May 2014. Dr. Mitchell’s experience as a leader in education, business and public policy provides the Board with valuable insights into the needs of McClatchy’s communities and its business development strategy.

Other Executive Officers

Terrance (Terry) Geiger, 54, has been Vice President, Technology of McClatchy since July 27, 2015. He joined McClatchy in 1983 as an IT computer operator for The Fresno Bee. From 2013 to 2015, Mr. Geiger oversaw the creation of an organization that combined the separate corporate and individual newspaper IT teams as well as the creation of the McClatchy technology team, which now encompasses all aspects of technology throughout McClatchy. In 2006, Mr. Geiger was named corporate IT director of McClatchy and oversaw the development of enterprise application teaMs. In 2002, he oversaw the creation of an IT team that serviced McClatchy’s newspaper operations in California. In all, Mr. Geiger has led four reorganizations of Information Technology groups within McClatchy over his career.

Tim Grieve,  52, has been Vice President, News of McClatchy since October 4, 2016.  Mr. Grieve began his professional journalism career as a reporter at The Sacramento Bee from 1986 to 1992. He graduated from law school at Georgetown University in 1995, then clerked on the U.S. Court of Appeals for the D.C. Circuit and practiced law in California.  Mr. Grieve returned to journalism in 2003 as a senior writer for Salon.  In 2008, he moved to POLITICO, where he served in a number of senior editorial positions, including managing editor of POLITICO and founding editor-in-chief of POLITICO Pro, a premium, subscription-based news service.  Mr. Grieve left POLITICO in 2013 to lead the reinvention of Atlantic Media’s National Journal.  He returned to McClatchy in 2015 as the head of news strategies.  Mr. Grieve’s early initiatives at McClatchy have led to substantial year-over-year gains in digital readership. He is currently leading an effort to position McClatchy’s newsrooms for continued journalistic excellence and sustained digital growth.

Christian A. Hendricks, 54, has been Vice President, Strategic Initiatives of McClatchy since February 24, 2017.  Mr Hendricks served as the Company’s Vice President, Products, Marketing and Innovation from 2015 to 2017. Prior to June 2015, he was the Vice President, Interactive Media of McClatchy since August 1999. He joined McClatchy in 1992 as advertising manager, marketing for The Fresno Bee. From 1993 to 1994 he served as marketing director for The Fresno Bee. In 1994 he was named manager of technology for McClatchy. He held this position until 1996 when he was promoted to president and publisher of Nando Media (now known as McClatchy Interactive), McClatchy’s interactive publishing and software development operation, where he served until August 1999. Mr. Hendricks oversees audience development, product management, marketing, corporate communications, and external partnerships. In March 2017, Mr. Hendricks announced that he will retire from the Company effective November 30, 2017

1Molly Maloney Evangelisti and Brown McClatchy Maloney are siblings. Kevin S. McClatchy and William McClatchy are cousins to each other and to Ms. Evangelisti and Mr. Maloney.

Elaine Lintecum, 61, has been Vice President, Finance and Chief Financial Officer and Treasurer of McClatchy since May 2012, prior to which she was Treasurer of McClatchy since December 2002. Ms. Lintecum joined McClatchy in 1988 as the corporate analyst responsible for external financial reporting and for SEC compliance. She was promoted to investor relations manager in 1993, was named assistant treasurer and director of treasury services in 2000 and became Treasurer in 2002. Prior to joining McClatchy, Ms. Lintecum worked for Deloitte, Haskins & Sells, a predecessor of Deloitte & Touche LLP, as a certified public accountant.

Billie S. McConkey, 46, was named General Counsel and Corporate Secretary on May 30, 2015 and has been Vice President, Human Resources of McClatchy since March 2015. Ms. McConkey worked with McClatchy as special employment counsel from 2006 until March 2015. Previously, from 2000 to 2006, Ms. McConkey was special labor counsel for Knight Ridder, Inc. and from 1998 to 2000, Ms. McConkey was vice president, labor and employment counsel for Central Newspapers, Inc. Ms. McConkey was also an associate at the law firms, Brown & Bain P.A. (a subsidiary of Perkins Coie LLP) and Bryan Cave LLP from 1995 to 1998.

Andrew Pergam, 38, has been Vice President, Video and New Ventures at McClatchy since November 1, 2016. Mr. Pergam completed his undergraduate studies at Johns Hopkins University and his graduate work in journalism at Columbia University. He began his professional career as an on-air television reporter in Connecticut in 2001. He transitioned into management in 2008, leading digital efforts at an NBC-owned property. In 2010, he returned to Washington, D.C. as editorial director of a journalism institute based at American University. The following year he joined The Washington Post, where as a senior editor and head of video, he helped reshape the operation and launch a number of new initiatives. Mr. Pergam joined McClatchy in 2014 to develop a comprehensive video strategy across all markets with responsibilities in editorial, product and revenue areas. In his current role, Mr. Pergam continues to build the video operation and has taken on business development and corporate development functions, including management and growth of the company’s portfolio of strategic investments. He sits on the board of Matter, a venture fund and media accelerator, and advises a number of other startups.

Mark Zieman, 56, has been Vice President, Operations of McClatchy since June 2011, and has assumed additional responsibilities in his role as Vice President, Operations since June 30, 2015, overseeing McClatchy’s 30 local media properties, the corporate digital revenue development team and the corporate production team. Prior to his corporate appointment, Mr. Zieman served as president and publisher of The Kansas City Star from March 2008 to June 2011, and as editor, managing editor and an investigative reporter at The Kansas City Star from 1986 to 2008.

Item 2. Ratification of Deloitte &Touche LLP as McClatchy’s Independent Registered Public Accounting Firm

Overview

The Audit Committee of the Board of Directors has appointed, subject to ratification by the shareholders, Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2017. Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire. They will also be available at the annual meeting of shareholders to respond to appropriate questions.

Fees Billed to McClatchy by Deloitte & Touche LLP

The following table shows the fees paid or accrued by McClatchy for the audit and other services provided by Deloitte & Touche LLP for fiscal 2016 and 2015:

	2016	2015
Audit Fees(1)	$2,907,000	$2,932,000
Audit-Related Fees(2)	110,000	135,400
Tax Fees	—	—
All Other Fees	—	—
Total	$3,017,000	$3,067,400

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and our controls over financial reporting and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits and other attestation services.

In considering the services provided by Deloitte & Touche LLP, the Audit Committee discussed the nature of the services with the independent auditors and management and determined that the services were compatible with the provision of independent audit services permitted under the rules and regulations of the SEC and the Sarbanes-Oxley Act of 2002. All of the amounts reflected in the table above were approved according to the Audit Committee’s pre-approval policy described below.

Audit Committee Pre-approval Policy

To ensure the independence of our independent accountants and to comply with applicable securities laws, the NYSE Listed Company Rules, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed by the independent accountants. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by our company’s independent accountants (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that our company’s independent accountants may not perform any audit, audit-related, or non-audit service for McClatchy, subject to those exceptions that may be permitted by applicable law, unless: (1) the service has been pre-approved by the Audit Committee; or (2) subject to the procedure established by the Audit Committee or by the chairman of the Audit Committee if the fees for services involved are less than $50,000.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS MCCLATCHY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Item 3.  Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in an advisory vote, the compensation of our named executive officers, as disclosed in this Proxy Statement.

Our compensation philosophy and framework have resulted in compensation for our named executive officers that reflects McClatchy’s financial results and the other performance factors described in the “Compensation Discussion and Analysis.” McClatchy employs a strong pay-for-performance philosophy for our executive team, including our named executive officers. As discussed below in “Compensation Discussion and Analysis,” our compensation philosophy for our named executive officers is as follows:

•

the overall compensation of our executives should be based on the performance of the executives in managing our Company, taking into consideration general economic and specific Company, industry and competitive conditions as appropriate or required;

•

our executives’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long term, reflect our operating performance and, therefore, the performance of our executives in managing our Company;

•	by awarding long-term incentive awards to our executives, we focus our senior management on the long-term operating performance of the Company; and

•

while focusing on the long-term success of the Company, annual business and individual performance goals are essential components within our executive compensation program, as the consistent achievement of these more immediate goals tracks the trajectory for long-term success.

In considering their vote, shareholders may wish to review with care the information on McClatchy’s compensation policies and decisions regarding the named executive officers presented in the “Compensation Discussion and Analysis” section beginning on page 33, as well as the discussion regarding the Compensation Committee beginning on page 24, in this Proxy Statement.

The text of the resolution in respect of this Item 3 is as follows:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the Summary Compensation Table and the other related tables and disclosure.”

The vote on this proposal is advisory and, therefore, not binding on the Company, the Compensation Committee or our Board of Directors. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and to the extent there is any significant vote against the executive compensation program as disclosed in this Proxy Statement, will consider our shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Item 4.  Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in these proxy materials a separate advisory vote to hold future advisory votes approving the compensation of our named executive officers (that is, votes similar to the advisory vote in Item 3 on page 11) every three years.

We believe a three-year frequency is most consistent with McClatchy’s approach to compensation. Our reasons include:

•

We seek a consistent compensation approach from year to year across our executive team.    Because we believe that an effective compensation program should incentivize performance over a multi-year horizon, we do not make frequent changes to our programs.

•

We believe the best way for shareholders to evaluate McClatchy’s performance is over a multi-year period because our compensation program is designed to incent and reward performance over a multi-year period.  For example, long-term incentive and equity incentive programs are based on multiyear performance periods.

For these reasons, we believe that a three-year time horizon is appropriate in order to provide shareholders with a more comprehensive view of whether our named executive officer compensation programs are achieving their objectives.

The text of the resolution in respect of Item 4 is as follows:

“RESOLVED, that the shareholders approve an advisory vote every three years to approve future advisory votes on the compensation of the Company’s named executive officers.”

Shareholders are not voting to approve or disapprove the recommendation of the Board that the non-binding advisory vote on the compensation of the Company’s named executive officers should occur every three years. For the purposes of the advisory vote on this Item 4, the Company will take into consideration the shareholder vote on each of the alternatives set forth in the proxy card with respect to this Proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR “THREE YEARS” WITH RESPECT TO HOW FREQUENTLY AN ADVISORY SHAREHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

Item 5.  To approve the amendment and restatement of the 2012 Incentive Plan to increase the number of shares of Class A Common Stock authorized for issuance under the 2012 Incentive Plan and to, among other things, re-approve the material terms and conditions relating to performance-based compensation.

We are asking our shareholders to consider and to approve the amendment and restatement of The McClatchy Company 2012 Omnibus Incentive Plan (the “2012 Incentive Plan”) and to, among other things, re-approve certain material terms and conditions relating to performance-based compensation under the 2012 Incentive Plan.

Upon recommendation of the Compensation Committee, on March 23, 2017, the Board adopted the amendment and restatement of the 2012 Incentive Plan, subject to approval by the shareholders at this annual meeting.  If approved by our shareholders, the amendment and restatement of the 2012 Incentive Plan, would among other things:

(i)	Increase the number of shares of our Class A Common Stock reserved for issuance under the 2012 Incentive Plan by 500,000 shares;
(ii)	Expand the types of eligible grantees to include certain consultants and advisors to the Company and its affiliates;
(iii)

Prohibit the payment of dividends on restricted stock or the payment of dividend equivalent rights on restricted stock units until the underlying shares of restricted stock or restricted stock units, as applicable, vest; and

(iv)	Expand the list of applicable performance measures for use under the 2012 Incentive Plan.

In addition, we are asking that our shareholders re-approve the material terms and conditions for performance-based compensation intended to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) included in the 2012 Incentive Plan. The material terms and conditions of performance-based compensation are (i) eligibility for awards, (ii) the maximum amount of performance-based compensation that may be paid under the 2012 Incentive Plan during a specified period to any eligible person, and (iii) the performance measures that may be used under the 2012 Incentive Plan to establish performance goals as a condition to the payment of the performance-based awards, each as described further below under “Re-approval of Material Terms and Conditions Relating to Performance-Based Compensation” (together, the “Performance Terms”).

The purpose of the 2012 Incentive Plan is to (i) provide incentives to eligible persons to motivate them to expend maximum effort to improve the business result and earnings of the Company by providing an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company and (ii) provide a means of recruiting, rewarding, and retaining key personnel.  To this end, the 2012 Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units (including deferred stock units), unrestricted stock, dividend equivalent rights, performance shares, other performance-based awards, and cash incentive awards.

If the shareholders fail to approve the amendment and restatement of the 2012 Incentive Plan, the 2012 Incentive Plan will continue and remain as is without any changes thereto. As of March 23, 2017, there were 534,674 shares of our Class A Common Stock subject to outstanding grants and 48,825 shares available for future grants under the 2012 Incentive Plan (without giving effect to additional shares that may become available upon the future expiration, forfeiture, or cancellation of outstanding awards). The Board and the Compensation Committee believe that, if the amendment and restatement is not approved, our ability to align the interests of key personnel with shareholders through equity-based compensation would be compromised, disrupting our compensation program and impairing our ability to recruit, retain, and reward key personnel, or requiring us to shift our compensation plan to include more cash compensation.

In addition, on February 23, 2017, the Compensation Committee approved the grant of 45,000 RSUs under the amendment and restatement of the 2012 Incentive Plan to Mr. Zieman, Ms. Lintecum, Mr. Hendricks, Ms. McConkey and three other executive officers, subject to the Board’s adoption and then our shareholders’ approval of the amendment and restatement. These RSUs form part of the Company’s retention program for senior executives following the Company’s chief executive officer transition in January 2017 and will vest in full on January 25, 2019, subject to the executive’s continued service through such date. If the Company’s shareholders do not approve the amendment and restatement of the 2012 Incentive Plan within 12 months of the Board’s adoption of the amendment and restatement of the 2012 Incentive Plan, these RSU awards will terminate and be forfeited, except to the extent such awards could have been made under the 2012 Incentive Plan prior to the amendment and restatement, as determined and provided by the Compensation Committee.

If the shareholders re-approve the Performance Terms, compensation paid to the Company’s covered employees upon achievement of performance goals based on one or more of the performance measures set forth in the 2012 Incentive Plan, subject to the Company’s satisfaction of the other requirements of Section 162(m) of the Code, may continue to be fully deductible by the Company under Section 162(m) of the Code until such time as the Company is required to obtain shareholder re-approval of such terms and conditions at our annual meeting of shareholders in 2022.  If the shareholders fail to re-approve the Performance Terms, the Compensation Committee will be permitted to continue granting performance-based awards using the performance measures set forth in the 2012 Incentive Plan, but such awards will not be eligible to be fully deductible by the Company under Section 162(m) of the Code.

Re-approval of Material Terms and Conditions Relating to Performance-Based Compensation

Shareholder approval of this proposal is intended to permit the awards paid to the Company’s covered employees under the 2012 Incentive Plan to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code and to enable the Company to deduct such compensation for U.S. federal income tax purposes if the requirements of Section 162(m) in addition to shareholder approval are satisfied.  Shareholder approval of this proposal will constitute approval of the Section 162(m) performance-based compensation terms and conditions described below, which we refer to as Performance Terms and which consist of provisions relating to (i) eligibility for awards, (ii) the maximum amount of performance-based compensation that may be paid under the 2012 Incentive Plan during a specified period to any eligible person, and (iii) the performance measures that may be used under the 2012 Incentive Plan to establish performance goals as a condition to the payment of the performance-based awards.  Even if this proposal is approved, the Company may exercise its discretion to award compensation under the 2012 Incentive Plan that would not qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

Section 162(m) of the Internal Revenue Code.  Section 162(m) of the Code limits publicly-held companies, such as the Company, to an annual deduction for U.S. federal income tax purposes of $1 million for compensation paid to each of their covered employees.  For this purpose, “covered employees” include the Company’s chief executive officer and the Company’s other three highest compensated executive officers (other than the chief financial officer).  However, performance-based compensation is excluded from the $1 million limitation.  The 2012 Incentive Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code, but it is not required under the 2012 Incentive Plan that awards qualify for this exception.

To qualify as performance-based:

•	The compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

•	The performance goal under which compensation is paid must be established by a committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

•	The material terms of the performance goal under which the compensation is to be paid must be disclosed to and subsequently approved by shareholders of the Company before payment is made; and

•	The Compensation Committee must certify in writing, before payment of the compensation, that the performance goals and any other material terms were in fact satisfied.

Under the Code, a director is an “outside director” of the Company if he or she is not a current employee of the Company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the Company in any capacity other than as a director.

In the case of compensation attributable to options or stock appreciation rights, the performance goal requirement (summarized in the first bullet above) is deemed satisfied, and the certification requirement (summarized in the fourth bullet above) is inapplicable, if (i) the grant or award is made by the Compensation Committee; (ii) the plan under which the option or stock appreciation right is granted states the maximum number of shares with respect to which such awards may be granted during a specified period to an employee; and (iii) under the terms of the option or stock appreciation right, the amount of compensation is based solely on an increase in the value of the Class A Common Stock after the date of grant.

Eligibility.  All of our employees and the employees of our subsidiaries and affiliates are eligible to receive awards under the 2012 Incentive Plan. In addition, our non-employee directors and certain consultants and advisors to the Company and its affiliates may receive awards under the 2012 Incentive Plan, other than incentive stock options.

Award Limitations.  The 2012 Incentive Plan contains limitations on the maximum number of shares available for issuance with respect to specified types of awards.  Subject to adjustments for changes in the Company’s capitalization:

•

The maximum number of shares of Class A Common Stock subject to options or stock appreciation rights that may be granted under the 2012 Incentive Plan to any person in a calendar year is 150,000 shares;

•	The maximum number of shares subject to awards other than options or stock appreciation rights that may be granted under the 2012 Incentive Plan to any person in a calendar year is 150,000 shares; and

•	The maximum amount that may be paid for a single cash-settled performance-based award for any performance period is $5 million.

Performance Measures.  The performance goals for performance-based awards under the 2012 Incentive Plan must be established in writing by the Compensation Committee before the 90th day after the beginning of any performance period applicable to such award and while the outcome is substantially uncertain, or at such other date as may be required or permitted for performance-based compensation under Section 162(m) of the Code.  Under the 2012 Incentive Plan, the performance goals upon which the payment or vesting of a performance-based award to a covered employee that is intended to qualify as performance-based compensation under Section 162(m) of the Code will be limited to the following performance measures, with or without adjustment:

(a) net earnings or net income;

(b) operating earnings;

(c) pre-tax earnings;

(d) pre-tax earnings per share;

(e) earnings per share;

(f) share price, including growth measures and total shareholder return;

(g) earnings before interest and taxes;

(h) earnings before interest, taxes, depreciation, and/or amortization;

(i) earnings before interest, taxes, depreciation, and/or amortization, as adjusted to exclude any one or more of the following: (i) stock-based compensation expense, (ii) income from discontinued operations, (iii) gain on cancellation of debt, (iv) debt extinguishment and related costs, (v) restructuring, separation, and/or integration charges and costs, (vi) reorganization and/or recapitalization charges and costs, (vii) impairment charges, (viii) merger-related events, (ix) gain or loss related to investments, (x) sales and use tax settlements; and (xi) gain on non-monetary transactions;

(j) sales or revenue growth, targets, or diversification, whether in general or by type of product, service, or customer;

(k) gross or operating margins;

(l) return measures, including return on assets, capital, investment, equity, sales, or revenue;

(m) cash flow (as defined by the compensation committee), including (i) operating cash flow, (ii) free cash flow, (iii) cash flow return on equity, and (iv) cash flow return on investment;

(n) productivity ratios;

(o) expense targets;

(p) market or market segment share or penetration;

(q) working capital targets;

(r) completion of acquisitions of businesses or companies;

(s) completion of divestitures and asset sales;

(t) debt repayment targets and debt/equity ratios;

(u) costs, reduction in costs, and cost control measures;

(v) funds from operations;

(w) employee hiring, retention, growth in population, and diversity;

(x) employee or customer satisfaction measurements;

(y) execution of contractual arrangements or satisfaction of contractual requirements or milestones;

(z) product development achievements; and

(aa) any combination of any of the foregoing business criteria.

Under the 2012 Incentive Plan, the Compensation Committee may provide in any performance-based award that any evaluation of performance may include or exclude any of the following events that occur during a performance period:

•	asset write-downs;

•	litigation or claims, judgments, or settlements;

•	the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results;

•	any reorganization or restructuring events or programs;

•

extraordinary, non-core, non-operating, or non-recurring items and items that are either of an unusual nature or of a type that indicates infrequency of occurrence as a separate component of income from continuing operations;

•	acquisitions or divestitures;

•	foreign exchange gains and losses;

•	impact of shares of common stock purchased through share repurchase programs;

•	tax valuation allowance reversals;

•	impairment expense; and

•	environmental expense.

Performance under any of the foregoing performance measures may be used to measure the performance of (i) the Company and our subsidiaries and other affiliates as a whole; (ii) the Company, any subsidiary, and/or any other affiliate or any combination thereof; or (iii) any one or more business units of the Company, any subsidiary, and/or any other affiliate, as the Compensation Committee deems appropriate.  In addition, performance under any of the performance measures may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Compensation Committee.  The Compensation Committee may select performance under the performance measure of stock price for comparison to performance under one or more stock market indices designated or approved by the Compensation Committee.  The Compensation Committee has the authority to provide for accelerated vesting of any performance-based award based on the achievement of performance goals pursuant to the performance measures.  The Compensation Committee has the discretion to adjust awards that are intended to qualify as performance-based compensation, either on a formula or discretionary basis, or on any combination thereof, as the Compensation Committee determines in a manner consistent with the requirements of Section 162(m) of the Code.

Summary of the Material Terms of the Amendment and Restatement of the 2012 Incentive Plan

A summary of the material terms of the amendment and restatement of the 2012 Incentive Plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the amendment and restatement of the 2012 Incentive Plan, a copy of which is attached as Appendix A to this Proxy Statement and which is incorporated by reference into this proposal.  We encourage our shareholders to read and refer to the complete plan document in Appendix A for a more complete description of the amendment and restatement of the 2012 Incentive Plan.

Amendment Date; Amendment, Suspension, and Termination.  The 2012 Incentive Plan originally became effective as of January 24, 2012 (the “Effective Date”), and the amendment and restatement of the 2012 Incentive Plan became effective on March 23, 2017 (the “Amendment Date”) as of the Board’s adoption of the amendment and restatement, subject to approval by our shareholders within one year thereafter. Unless terminated sooner in accordance with the terms of the 2012 Incentive Plan or extended with shareholder approval, the 2012 Incentive Plan will terminate on the day before the tenth anniversary of the Effective Date, January 23, 2022.  Our Board may amend, suspend, or terminate the 2012 Incentive Plan at any time; provided that no amendment, suspension, or termination may impair the rights or obligations under outstanding awards, without the consent of the grantee.  Our shareholders must approve any amendment to the 2012 Incentive Plan to the extent determined by the Board or if such approval is required under applicable law or NYSE regulations.  Our shareholders also must approve any amendment that changes the no re-pricing, option pricing, and stock appreciation right pricing provisions of the 2012 Incentive Plan.

Administration of the 2012 Incentive Plan.  The 2012 Incentive Plan generally is administered by a committee consisting of two or more directors of the Company. Each such director is required to qualify as an “independent director” under the New York Stock Exchange listing rules, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Code. At this time, the committee is the Compensation Committee and may be a subcommittee of the Compensation Committee that satisfies the foregoing requirements. The Board is also authorized to appoint one or more committees of the Board consisting of one or more directors of the Company who need not be non-employee directors. Any such committees would be authorized to administer the 2012 Incentive Plan with respect to participants in the 2012 Incentive Plan who are not Company “officers” within the meaning of Rule 16a-1(f) under the Exchange Act or Company directors and, in this capacity, would be authorized to grant awards under the 2012 Incentive Plan to such participants and to determine all terms of such awards. The Compensation Committee may delegate to a designated officer the power and authority to grant awards to non-executive employees. References below to the Compensation Committee include a reference to the Board, another committee appointed by the Board, or designated officer for those periods in which the Board, such other committee appointed by the Board, or designated officer is acting.

Eligibility.  All of our employees and the employees of our subsidiaries and affiliates are eligible to receive awards under the 2012 Incentive Plan. In addition, our non-employee directors and certain consultants and advisors to the Company and its affiliates may receive awards under the 2012 Incentive Plan, other than incentive stock options.  Approximately eight executive officers, nine non-employee directors, and 4,867 employees of the Company and its subsidiaries are eligible to participate in the 2012 Incentive Plan.

Share Authorization and Limits.  If the amendment and restatement of the 2012 Incentive Plan is approved by our shareholders, an additional 500,000 shares of Class A Common Stock will be reserved for issuance under the 2012 Incentive Plan. The maximum number of shares of Class A Common Stock that may be issued under the amendment and restatement of the 2012 Incentive Plan, consisting of authorized but unissued shares or issued shares that have been reacquired by the Company, will be equal to the sum of (i) 1,000,000 shares of Class A Common Stock (which includes the original share pool of 500,000 shares plus the new share pool of 500,000 shares), plus (ii) the number of shares of Class A Common Stock available for future awards under the prior plan as of May 16, 2012, plus (iii) the number of shares of Class A Common Stock related to awards outstanding under the prior plan as of May 16, 2012 that thereafter terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares of Class A Common Stock.  The maximum number of shares of Class A Common Stock available for issuance pursuant to incentive stock options granted under the Plan will be the same as the number of shares of common stock available for issuance under the Plan.

Shares of Class A Common Stock that are subject to awards will be counted against the 2012 Incentive Plan’s share limit as of the date of grant as one share for every one share subject to the award. If any awards terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised or paid or if any awards are forfeited or expire or otherwise terminate without the delivery of any shares of Class A Common Stock or are settled in cash in lieu of shares of Class A Common Stock, the shares subject to such awards will again be available for purposes of the 2012 Incentive Plan.  However, the number of shares of Class A Common Stock available for issuance under the 2012 Incentive Plan will not be increased by the number of shares of common stock (i) tendered, withheld, or subject to an award surrendered in connection with the exercise of an option, (ii) deducted or delivered from payment of an award payment in connection with the Company’s tax withholding obligations, (iii) purchased by the Company with proceeds from option exercises, or (iv) not issued upon the net settlement or net exercise of a stock-settled stock appreciation right.

The maximum number of shares of Class A Common Stock subject to options or stock appreciation rights that may be granted under the 2012 Incentive Plan to any person in a calendar year is 150,000 shares. The maximum number of shares subject to awards other than options or stock appreciation rights that may be granted under the 2012 Incentive Plan to any person in a calendar year is 150,000 shares. The maximum amount that may be paid for a single cash-settled performance-based award for any performance period is $5 million.

The number and kinds of shares of common stock for which awards may be made under the 2012 Incentive Plan, including the limits described above, and the number of shares and exercise prices of outstanding awards will be adjusted proportionately and accordingly by the Compensation Committee if the number of outstanding shares of Class A Common Stock is increased or decreased or the shares of Class A Common Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend, or other distribution payable in capital stock, or other increase or decrease in shares of common stock effected without receipt of consideration by the Company.

Fair Market Value Determination.  For so long as our Class A Common Stock remains listed on the NYSE (or listed on any other established securities exchange or traded on any other securities market), the fair market value of a share of Class A Common Stock will be the closing price for a share as quoted on such exchange or market for such date. If there is no reported closing price on such date, the fair market value of a share of Class A Common Stock will be the closing price of the Class A Common Stock on the last preceding date for which such quotation exists.  If our Class A Common Stock is not listed on an established securities exchange or traded on an established securities market, the Compensation Committee will determine the fair market value in good faith by reasonable application of a reasonable valuation method, in a manner consistent with Section 409A of the Code.  On March 24, 2017, the closing price of our Class A Common Stock as reported on the NYSE was $9.79 per share.

Options.  The 2012 Incentive Plan authorizes our Compensation Committee to grant incentive stock options (as defined in Section 422 of the Code) and options that do not qualify as incentive stock options (“non-qualified options”).  To the extent that the aggregate fair market value of shares of Class A Common Stock determined on the date of grant with respect to which incentive stock options are exercisable for the first time during any calendar year exceeds $100,000, the option will be treated as a non-qualified option. The exercise price of each option will be determined by the Compensation Committee, provided that the exercise price will be equal to or greater than 100% of the fair market value of the shares of Class A Common Stock on the date of grant. If we were to grant incentive stock options to any 10 percent shareholder, the exercise price may not be less than 110% of the fair market value of our Class A Common Stock on the date of grant.

The term of an option cannot exceed ten years from the date of grant. If we were to grant incentive stock options to any 10 percent shareholder, the term cannot exceed five years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability, or termination of employment during which options may be exercised. Options may be made exercisable in installments. The vesting and exercisability of options may be accelerated by the Compensation Committee.  Awards of options are nontransferable, except for transfers by will or the laws of descent and distribution.

Stock Appreciation Rights.  The 2012 Incentive Plan authorizes our Compensation Committee to grant stock appreciation rights that provide the grantee with the right to receive, upon exercise of the stock appreciation right, cash, shares of Class A Common Stock, or a combination of the foregoing. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of our Class A Common Stock on the date of exercise over the stock appreciation right’s exercise price, which must be equal to or greater than 100% of the fair market value of our Class A Common Stock on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by our Compensation Committee. Stock appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a stock appreciation right cannot exceed ten years from the date of grant.  Awards of stock appreciation rights are nontransferable, except for transfers by will or the laws of descent and distribution.

Restricted Stock and Restricted Stock Units.  The 2012 Incentive Plan also authorizes the Compensation Committee to grant restricted stock and restricted stock units (including deferred stock units).  Subject to the provisions of the 2012 Incentive Plan, the Compensation Committee will determine the terms and conditions of each award of restricted stock and restricted stock units, including the restricted period for all or a portion of the award, the restrictions applicable to the award, and the purchase price (if any) for the shares of Class A Common Stock subject to the award.  Restricted stock and restricted stock units may vest solely by the passage of time and/or pursuant to achievement of performance goals, and the restrictions and/or the restricted period may differ with respect to each award of restricted stock and restricted stock units.  An award will be subject to forfeiture if events specified by the Compensation Committee occur before the lapse of the restrictions.  During the period, if any, when shares of restricted stock and restricted stock units are non-transferable or forfeitable or prior to the satisfaction of any other restrictions prescribed by the Compensation Committee, a grantee is prohibited from selling, transferring, assigning, pledging, or otherwise encumbering or disposing of his or her shares of restricted stock or restricted stock units.

A grantee of restricted stock will have all the rights of a shareholder, including the right to vote the shares and receive dividends or distributions on the shares, except to the extent limited by the Compensation Committee or the 2012 Incentive Plan.  Grantees of restricted stock units will have no voting or dividend rights or other rights associated with share ownership, although the Compensation Committee may award dividend equivalent rights on such units.  Grantees will not vest in dividends paid on restricted stock or in dividend equivalent rights paid on restricted stock units unless the underlying awards vest.

Dividend Equivalent Rights.  The 2012 Incentive Plan authorizes our Compensation Committee to grant dividend equivalent rights, which are rights entitling the grantee to receive credits for dividends or distributions that would be paid if the grantee had held a specified number of shares of Class A Common Stock underlying the right.  The Compensation Committee may grant dividend equivalent rights to a grantee in connection with an award under the 2012 Incentive Plan, or without regard to any other award, except that no dividend equivalent rights may be granted in connection with, or related to, an option or stock appreciation right. Dividend equivalent rights may be settled in cash, shares of Class A Common Stock, or a combination of the foregoing, in a single installment or in multiple installments, as determined by the Compensation Committee. A dividend equivalent right granted as a component of another award may provide that the dividend equivalent right will be settled upon exercise, settlement, or payment of, or lapse of restrictions on, the other award, and that the dividend equivalent right will expire or be forfeited or annulled under the same conditions as the other award, and a dividend equivalent right granted as a component of another award also may contain terms and conditions that are different from the terms and conditions of the other award, except in each case that dividend equivalent rights credited as a component of another award may not vest unless the underlying award vests.

Performance-Based Awards.  The 2012 Incentive Plan authorizes the Compensation Committee to grant performance-based awards, ultimately payable in shares of Class A Common Stock or cash, in such amounts and upon such terms as determined by the Compensation Committee. Each grant of a performance-based award will have an initial cash value or an actual or target number of shares of Class A Common Stock that is established by the Compensation

Committee at the date of grant. The Compensation Committee may set performance goals in its discretion that, depending on the extent to which they are met, will determine the value and/or number of performance-based awards that will be paid out to a grantee. The performance goals generally will be based on one or more of the Performance Measures described above.  The Compensation Committee will establish the performance periods for these performance-based awards.  As described above, the 2012 Incentive Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code.

Form of Payments.  The exercise price for any option or the purchase price (if any) for restricted stock or vested restricted stock units is generally payable (i) in cash or cash equivalents, (ii) to the extent the award agreement provides, by the surrender of shares of common stock (or attestation of ownership of shares of common stock) with an aggregate fair market value, on the date of such surrender, of the exercise price or purchase price, (iii) to the extent permissible by applicable law and to the extent the award agreement provides, by payment through a broker in accordance with procedures set forth by the Company, or (iv) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable law, including net exercise, net withholding, and service rendered to the Company or our affiliates.

Change in Control.  If the Company experiences a change in control: (i) immediately before the change in control, all outstanding options and stock appreciation rights will vest, and all outstanding restricted stock, restricted stock units, and dividend equivalent rights will vest, and all shares of Class A Common Stock and/or cash subject to such awards will be delivered, and (ii) at the Compensation Committee’s discretion, either (a) all options, stock appreciation rights, restricted stock, restricted stock units, and dividend equivalent rights will be terminated and cashed out or redeemed for securities of equivalent value, and/or all options and stock appreciation rights will become exercisable for a period before the change in control, or (b) the Company may make a provision in writing for the assumption and continuation of such awards.  Performance-based awards will vest (i) if less than half of the performance period has lapsed, at target or (ii) if half or more of the performance period has lapsed, at actual if determinable or at target if actual is not determinable.

In summary, a change in control occurs under the 2012 Incentive Plan if:

•

The sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Exchange Act), entity, or group of persons acting in concert;

•

Any “person” or group of persons (other than any member of the McClatchy family or any entity or group controlled by one or more members of the McClatchy family) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

•

A merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation;

•	A contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board; or

•	The occurrence of a “Rule 13e-3 transaction” as such term is defined in Rule 13e-3 under the Exchange Act.

No Repricing.  Except in connection with certain corporate transactions involving the Company, we may not: (i) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price of such outstanding options or stock appreciation rights; (ii) cancel outstanding options or stock appreciation rights in exchange for or substitution of options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights; or (iii) cancel outstanding options or stock appreciation rights with an exercise price above the current fair market value in exchange for cash or other securities, in each case, unless such action (a) is subject to and approved by the Company’s shareholders or (b) would not be deemed to be a repricing under the rules of the NYSE or any established stock exchange or securities market on which our Class A Common Stock is listed or publicly traded.

Summary of U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of awards under the 2012 Incentive Plan for participants and the Company will depend on the type of award granted.  The following summary description of U.S. federal income tax consequences is intended only for the general information of shareholders and is not intended to be exhaustive. A participant in the 2012 Incentive Plan should not rely on this description and instead should consult his or her own tax advisor for the application of federal, state, local, or foreign income, employment, and other taxes to the grantee’s own particular circumstances.

Incentive Stock Options.  The grant of an incentive stock option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain (or loss) realized upon a disposition of our Class A Common Stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain (or loss) if the grantee holds the shares of Class A Common Stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an incentive stock option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the incentive stock option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Class A Common Stock in an amount generally equal to the excess of the fair market value of the Class A Common Stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Code and to certain reporting requirements.

Non-Qualified Options.  The grant of a non-qualified option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Class A Common Stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Class A Common Stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified option to a family member by gift will realize taxable income at the time the non-qualified option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of Class A Common Stock will be the fair market value of the shares of Class A Common Stock on the date the non-qualified option is exercised. The transfer of vested non-qualified options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such non-qualified option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of Class A Common Stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Stock Appreciation Rights.    The grant of a stock appreciation right will not be a taxable event for the grantee or the Company. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Class A Common Stock on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock.  A grantee who is awarded restricted stock will not recognize any taxable income for U.S. federal income tax purposes in the year of the award, provided that the shares of Class A Common Stock are subject to restrictions (that is, the shares of restricted stock are nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Class A Common Stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such Section 83(b) election, the fair market value of the Class A Common Stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the Class A Common Stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units and Deferred Stock Units.  The grant of a restricted stock unit or deferred stock unit will not be a taxable event for the grantee or the Company. A grantee who is awarded restricted stock units or deferred stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued, or in the case of a cash-settled award, the amount of the cash payment made, to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights.  Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

New Plan Benefits

On February 23, 2017, the Compensation Committee approved the grant of 45,000 RSUs under the amendment and restatement of the 2012 Incentive Plan to Mr. Zieman, Ms. Lintecum, Mr. Hendricks, Ms. McConkey and three other executive officers, as provided in the table below, subject to the Board’s adoption and then our shareholders’ approval of the amendment and restatement. These RSUs form part of the Company’s retention program for senior executives following the Company’s chief executive officer transition in January 2017 and will vest in full on January 25, 2019, subject to the executive’s continued service through such date. If the Company’s shareholders do not approve the amendment and restatement of the 2012 Incentive Plan within 12 months of the Board’s adoption of the amendment and restatement of the 2012 Incentive Plan, these RSU awards will terminate and be forfeited, except to the extent such awards could have been made under the 2012 Incentive Plan prior to the amendment and restatement, as determined and provided by the Compensation Committee. While additional individuals received grants of RSUs on February 23, 2017, such other awards were made under the existing share pool of the 2012 Incentive Plan and are not subject to approval of the amendment and restatement of the 2012 Incentive Plan by our shareholders.

2012 Incentive Plan, as amended and restated

Name and Position	Dollar Value ($) (1)	Number of Units
Patrick Talamantes, President and Chief Executive Officer	$—	—
Elaine Lintecum, Vice President, Finance and Chief Financial Officer	$73,425	7,500
Christian Hendricks, Vice President, Products, Marketing and Innovation	$48,950	5,000
Billie McConkey, Vice President, Human Resources, General Counsel and Corporate Secretary	$73,425	7,500
Mark Zieman, Vice President, Operations	$97,900	10,000
Executive Officers as a Group	$440,550	45,000
Non-Executive Officer Directors as a Group	$—	—
Non-Executive Officer Employees as a Group	$—	—

(1)	Dollar value calculated is estimated by multiplying the closing market price of our Class A Common Stock on the record date March 24, 2017 ($9.79 per share), by the number of RSUs to be awarded.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes McClatchy’s equity plan information as of December 25, 2016.  Pursuant to the provisions of the 2004 Stock Incentive Plan and the 2012 Incentive Plan, the number of shares of Class A Common Stock subject to outstanding stock appreciation rights (SARs) and restricted stock units (RSUs), the per share exercise price of outstanding SARs, and the total number of shares reserved and available for issuance were adjusted in connection with the one-for-ten reverse stock split that occurred on June 7, 2016.  Accordingly, the share totals and exercise prices shown in the table below reflect the post-reverse stock split holdings as of December 25, 2016.

Equity Compensation Plan Information

				Securities Remaining
				Available for Future
	Securities to be Issued		Weighted Average	Issuance under Equity
	upon Exercise of		Exercise Price of	Compensation Plans
	Outstanding Options,		Outstanding Options,	(excluding securities
	Warrants and		Warrants and Rights	reflected in column
	Rights (#)(1)		($/Share)(3)	(a)) (#)
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by shareholders
2004 Stock Incentive Plan	211,350		$59.85	—
2012 Omnibus Incentive Plan	285,545		$25.45	194,870
Total	496,895	(2)		194,870

(1)	Amount includes RSUs and SARs.

(2)

Of this total, outstanding SARs awards total 292,750, and the 204,145 balance consists of outstanding RSU awards. The 292,750 SARs outstanding are underwater (that is, their exercise price is greater than the Company’s stock price). No SARs have been issued since 2013. Such SARs have ten-year terms and exercise prices ranging from $17.00 to $425.00.

(3)	The weighted average prices relate only to outstanding SARs.

Registration with the SEC

If the amendment and restatement of the 2012 Incentive Plan is approved by our shareholders, we intend to file a Registration Statement on Form S-8 relating to the additional shares available under the 2012 Incentive Plan with the Securities and Exchange Commission pursuant to the Securities Act as soon as is practicable after such approval.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2012 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF CLASS A COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE 2012 INCENTIVE PLAN AND, AMONG OTHER THINGS, THE RE-APPROVAL OF THE TERMS AND CONDITIONS RELATING TO PERFORMANCE-BASED COMPENSATION.

CORPORATE GOVERNANCE AND BOARD MATTERS

General Board Matters

The Board of Directors is responsible for overseeing the Company’s affairs for the benefit of McClatchy’s shareholders. The principal functions of the Board and its Committees are described in our Corporate Governance Guidelines, which are available on our website at www.mcclatchy.com.

In addition, we have also adopted a written code of business conduct and ethics that applies to all of our officers, directors and employees, as well as a code of ethics for senior officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics prohibits our officers, directors and employees from engaging in any hedging transactions involving the Company’s stock or any options to purchase Company stock or stock appreciation rights (“SARs”) related to the Company’s stock. Our codes of business conduct and ethics can be found on our website at www.mcclatchy.com. Any waivers of the code of ethics for senior officers or directors will be posted on our website.

Board Independence

The Board has determined that each of the current director nominees, other than Mr. Forman, President and Chief Executive Officer, has no material relationship with the Company and is “independent” within the meaning of the NYSE listing standards, as currently in effect. Accordingly, the Board has affirmatively determined that Messrs. Barnes, Maloney, K. McClatchy, W. McClatchy, Mitchell and Ostler, and Mmes. Ballantine, Evangelisti and Thomas are independent within the meaning of the NYSE listing standards. In making its independence determination with respect to the directors who are members of the McClatchy family, the Board considered the overall nature of these familial relationships and concluded that these relationships were not material with respect to the independence of the directors who are members of the McClatchy family. Furthermore, the Board has determined that each of the members of the Audit Committee, the Compensation Committee, the Committee on the Board and the Nominating Committee is “independent” within the meaning of the NYSE listing standards, as currently in effect.

Board Structure and Committee Composition

As of the date of this Proxy Statement, our Board has 10 directors. The Board has the following five committees: (1) Audit Committee, (2) Compensation Committee, (3) Committee on the Board, (4) Nominating Committee and (5) Pension and Savings Plans Committee. The membership and function of these committees are described below. Each committee operates under a written charter that has been approved by the Board. These charters are available on our website at www.mcclatchy.com and are also available in print to any shareholder requesting copies.

The Board of Directors met eight (8) times during fiscal 2016. No director attended fewer than 75% of the aggregate number of meetings of the Board and any committee on which such director served (during the period he or she was a member). All directors attended the 2016 Annual Meeting of Shareholders. The Board has no formal policy regarding attendance at the Company’s annual meetings of shareholders.

Leadership Structure

Our Board is committed to adopting governance policies and practices that promote the most effective and ethical management of the Company. In that regard, the Board believes that it is important to retain maximum flexibility to determine the Company’s optimal leadership structure and to choose the best qualified person(s) to serve in the roles of Chief Executive Officer and Chairman of the Board. Accordingly, the Company’s By-Laws, as Amended and Restated, and Corporate Governance Guidelines grant the Board discretion in combining or separating the positions of Chairman of the Board and Chief Executive Officer, as the Board deems appropriate in light of the Company’s prevailing circumstances. Currently, the Board believes that it is in the best interests of the Company to separate the roles of Chairman of the Board and Chief Executive Officer.

The Board has determined that the designation of Mr. Kevin McClatchy, as an independent, non-executive Chairman is the current optimal leadership structure for the Company because it provides the Board with independent leadership and allows the Company’s President and Chief Executive Officer, to concentrate on the Company’s business operations. In fiscal year 2016, Mr. Talamantes served as the Company’s President and Chief Executive Officer.

Beginning on January 25, 2017, Mr. Forman replaced Mr. Talamantes as President and Chief Executive Officer. In January 2017, the directors considered the Board’s leadership structure in connection with Mr. Talamantes’ departure and determined that the current leadership structure for the Company continues to be appropriate. This leadership structure has no impact on the Board’s oversight of risk.

Compensation Committee

Leroy Barnes, Jr. serves as the chairman and Molly Maloney Evangelisti and Clyde Ostler serve as members of the Compensation Committee. During fiscal year 2016, Mr. Barnes served on the Compensation Committee as chairman between January 1, 2016 and May 18, 2016 and Mr. Craig Forman served on the Compensation Committee as chairman thereafter. Mr. Forman resigned his role with the Compensation Committee prior to his appointment as President and Chief Executive Officer of the Company in January 2017. As set forth in its charter, the Compensation Committee reviews and approves goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee also determines the compensation of the Chief Executive Officer and the other executive officers and recommends to the Board compensation of the non-employee directors, administers McClatchy’s incentive compensation and equity-based plans, oversees and assists in preparing the “Compensation Discussion and Analysis” for inclusion in the Proxy Statement, provides a description of the processes and procedures for the consideration and determination of executive and director compensation for inclusion in the Proxy Statement, prepares a Compensation Committee report for inclusion in the Company’s Proxy Statement, and annually reviews the Compensation Committee charter and performance. The report of the Compensation Committee is included in this Proxy Statement on page 33.

The Compensation Committee meets in September each year to consider compensation trends and best practices in compensation policies and their applicability to McClatchy. The Compensation Committee generally meets again in December each year to determine the salary and bonus targets for the executive officers for the following fiscal year. The Chief Executive Officer then determines the particular bonus goals for the other executive officers within the targets established by the Committee. In January, the Compensation Committee meets to determine the bonus award for the prior fiscal year for the Chief Executive Officer and to set the CEO bonus formula for the current fiscal year. In addition, in January the Chief Executive Officer reviews the estimated bonus awards for the other executive officers with the Committee and with input from the Committee determines the amount of the bonus paid to the other executive officers for the prior fiscal year based on whether the goals have been attained. The Compensation Committee makes all equity and other long-term incentive grants to executive officers, including the named executive officers (“NEOs”), at its February meeting each year. For additional information on the Chief Executive Officer’s role in the executive compensation setting process for our NEOs in 2016, see the “Compensation Discussion and Analysis” below.

For assistance and objective data in determining the compensation of the executive officers, the Compensation Committee engaged Exequity, an independent outside executive compensation consultant, to analyze general market trends in executive compensation and the compensation of the Company’s executive officers, including the NEOs, compared to competitive information pulled from the Towers Watson Executive Compensation Data Bank Media Survey, a comprehensive survey of the compensation paid by other media companies, as well as compensation reported in the proxy statements of our peers. The Compensation Committee also engaged Exequity in 2016 to review the Company’s executive compensation disclosure and discuss best practices for such disclosure, advise the Company on its compensation programs for executives and whether any modifications to the Company’s peer group should be made.

Exequity does not determine or recommend the amount or form of executive officer or non-employee director compensation, but instead provides requested data and advice to the Compensation Committee, as more fully described in the “Compensation Discussion and Analysis” below. The Compensation Committee believes that the work of Exequity did not raise a conflict of interest and did not impair Exequity’s ability to provide independent advice to the Compensation Committee concerning executive compensation matters. In making this determination, the Compensation Committee considered, among other things, the following factors: (1) other services provided to us by Exequity; (2) fees paid by us as a percentage of Exequity’s total revenue; (3) policies or procedures maintained by Exequity that are designed to prevent a conflict of interest; (4) any business or personal relationships between Exequity consultants involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the individual Exequity consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and Exequity or the individual consultants involved in the engagement.

Pursuant to a delegation by the Compensation Committee during 2016, the Chief Executive Officer had the authority to grant a limited number of restricted stock units (“RSUs”) under the 2012 Incentive Plan to non-executive employees. The Compensation Committee determines the total number of RSUs and other awards that the Chief Executive Officer is permitted to grant annually. The grants to such non-executive employees are made at the discretion of the Chief Executive Officer.

The Compensation Committee is comprised solely of non-employee directors of McClatchy, all of whom are independent pursuant to the NYSE listing rules. The Compensation Committee held six (6) meetings during fiscal 2016.

If elected at the 2017 Annual Meeting of Shareholders, Dr. Theodore R. Mitchell will replace Mr. Leroy Barnes, Jr. on the Compensation Committee in May 2017.

Audit Committee

Leroy Barnes, Jr. serves as the chairman and Elizabeth Ballantine, Clyde Ostler and Frederick R. Ruiz serve as members of the Audit Committee. Mr. Barnes serves on the Audit Committee of the McClatchy Company as well as three investment companies that are part of the Principal Funds, Inc. “fund complex.” The Audit Committee reviews and makes a recommendation to the Board as to whether service on these audit committees impairs Mr. Barnes ability to fulfill his duties as a member of the Audit Committee. The Board has designated Mr. Barnes and Mr. Ostler, who qualify as “independent” within the meaning of the NYSE listing standards, as currently in effect, as “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee has been established in accordance with Section 10A(m)(1) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Among other things, the Audit Committee appoints, evaluates and determines the compensation of McClatchy’s independent auditors; reviews and approves the scope of the annual audit, and the financial statements; reviews McClatchy’s disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and (if provided by the company) earnings guidance, oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on McClatchy’s financial statements; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews the Audit Committee charter and the Committee’s performance. The Audit Committee works closely with management and oversees McClatchy’s independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from McClatchy for outside legal, accounting or other advisers as the Audit Committee deems necessary to carry out its duties. The Audit Committee regularly meets separately with members of management, the director of internal audit and McClatchy’s independent auditors. The Audit Committee held thirteen (13) meetings during fiscal 2016. The report of the Audit Committee is included in this Proxy Statement on page 52.

As a result of Mr. Frederick R. Ruiz’s retirement from the Board, the Board of Directors has appointed Ms. Maria Thomas as a new member to the Audit Committee effective in May 2017.

Committee on the Board

Kevin S. McClatchy serves as the chairman and Elizabeth Ballantine, Leroy Barnes, Jr., and Molly Maloney Evangelisti serve as members of the Committee on the Board. The Committee on the Board advises the Board of Directors with respect to corporate governance issues and such other matters relating to directors as may be deemed appropriate, including development of corporate governance principles applicable to McClatchy, evaluation of the composition and organization of the Board and its committees, and recommendation of qualifications, expertise and characteristics for potential Board members. The Committee on the Board annually reviews its charter and performance. The Committee on the Board held four (4) meetings during fiscal 2016.

Nominating Committee

Brown McClatchy Maloney serves as the chairman and Elizabeth Ballantine and Kevin McClatchy serve as members of the Nominating Committee. During fiscal year 2016, Craig Forman served on the Nominating Committee, but Mr. Forman resigned his role with the Nominating Committee prior to his appointment as President and Chief Executive Officer of the Company in January 2017. The Nominating Committee conducts searches and evaluates and proposes nominees for election to the Board based on criteria approved by the Board. The Nominating Committee evaluates and recommends the proposal for the board slate for election by the shareholders and will consider recommendations from shareholders for director candidates, as described below. The Nominating Committee annually reviews its charter and the Committee’s performance. The Nominating Committee held four (4) meetings during fiscal 2016.

Pension and Savings Plans Committee

Clyde Ostler serves as the chairman and Leroy Barnes, Jr. and William McClatchy serve as members of the Pension and Savings Plans Committee. Prior to leaving the Company in January 2017, Patrick Talamantes also served on the Pension and Savings Plans Committee during fiscal year 2016.

The Pension and Savings Plans Committee reviews McClatchy’s pension funding policy and objectives, monitors the investment of the assets in McClatchy’s 401(k) and Pension Plans, and recommends appropriate related action to the Board of Directors. The Pension and Savings Plans Committee annually reviews its charter and the Committee’s performance. The Pension and Savings Plans Committee held two (2) meetings during fiscal 2016.

Board of Directors’ Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. Various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal control compliance manager. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.

With respect to the Company’s compensation plans and arrangements, the Company believes that its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. In evaluating whether the Company’s compensation policies and practices for employees generally are reasonably likely to have a material adverse effect on the Company, the Compensation Committee considered all of the components of our compensation program.

With respect to executives, as described in the “Compensation Discussion and Analysis” section beginning on page 33, certain objectives serve as the foundation of our compensation program, including (i) basing compensation on the performance of the executives in managing our Company; (ii) avoiding compensation based on short-term performance of our stock, whether favorable or unfavorable; (iii) focusing our senior management on long-term operating performance of the Company by awarding stock and other long-term incentive awards; and (iv) while focusing on the long-term success of the Company, recognizing that annual business and individual performance goals are essential components within our executive compensation program. The Company compensates its executives through a mix of annual base salary, annual cash incentives based on performance objectives of an individual and unit and/or company-wide basis; long-term cash and equity incentives; retirement benefits and health and welfare benefits. We believe these components have been structured so that inappropriate risk-taking is not encouraged or incentivized, and that the overall design of our compensation program aligns the interests of the Company’s employees with those of our shareholders. As outlined in the “Compensation Discussion and Analysis” section beginning on page 33, the Company utilizes clear performance metrics for our executive compensation programs, which we believe are consistent with industry practice and designed to be simple, understandable and transparent to all.

For our non-management employees generally, annual base salary, retirement benefits and health and welfare benefits constitute the primary sources of compensation, except that our advertising salespeople receive commission compensation based predominately on advertising revenue. Management employees may additionally be eligible for annual cash incentives based on performance objectives of the individual and unit and Company financial goals. As is the case with our executive incentive compensation programs, the Company has in place internal controls to ensure that management cash incentives are paid based on actual business results. As a result, the Company believes that for employees at large, our compensation program has not been structured to encourage or incentivize inappropriate risk-taking.

The Committee on the Board and the Nominating Committee assist the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, the Committee on the Board manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Consideration of Director Nominees

Shareholder Nominees

Any shareholder nominations proposed for consideration by the Nominating Committee for Board membership should include the nominee’s name and qualifications and should be addressed to:

Corporate Secretary

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

Director Qualifications

Under our Corporate Governance Guidelines, the Committee on the Board is responsible for reviewing with the Board the appropriate skills and characteristics of Board members, as well as the composition of the Board as a whole. In assessing a candidate, the Nominating Committee will consider skills; diversity; independence; experience in areas such as operations, journalism, finance, digital media and marketing; geography and the general needs of the Board. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diversity, such as diversity of gender; race and national origin; education; professional experience; and differences in viewpoints and skills. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all nominees. The Nominating Committee believes that the current directors, considered as a group, provide a significant composite mix of diversity that allows the Board to fulfill its responsibilities.

Identifying and Evaluating Nominees for Directors

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. In the event vacancies are anticipated or otherwise arise, the Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating Committee and may be considered at any point during the course of the year. The Nominating Committee will consider properly submitted nominees of shareholders, as discussed above. The nominees standing for election at the 2017 Annual Meeting of Shareholders were recommended by the Nominating Committee in early 2017.

Executive Sessions

Executive sessions of non-management directors are held at each regular meeting of the Board. In addition, at least once each year, the independent directors meet in executive session. The executive sessions of the Board were scheduled and chaired by the Chairman of the Board, Kevin McClatchy. Any non-management director may also request that additional executive sessions be scheduled.

Communication with the Board

Individuals may communicate with the Board by addressing correspondence to:

The Board of Directors

The McClatchy Company

c/o Corporate Secretary

2100 Q Street

Sacramento, CA 95816

All communication received will be reviewed and processed by the corporate secretary and communicated to the Board of Directors as appropriate. If you wish to contact only non-management directors, please direct correspondence to the chairperson of the Committee on the Board at the address above.

PRINCIPAL SHAREHOLDERS

Class A Common Stock

The following table shows information about the beneficial ownership of shares of Class A Common Stock as of March 24, 2017, by each director and nominee for director; McClatchy’s President and Chief Executive Officer; McClatchy’s Chief Financial Officer; each of McClatchy’s named executive officers other than the Chief Executive Officer or Chief Financial Officer; all directors, nominees for director and executive officers of McClatchy as a group; and each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class A Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All shares of Class A Common Stock subject to options, SARs or RSUs that are exercisable or vest within 60 days following the record date are deemed beneficially owned by the person holding those options, SARs or RSUs. Also, each holder of Class B Common Stock is deemed to be the beneficial owner of the same number of shares of Class A Common Stock under the SEC rules, on the basis that he or she has the right, subject to the terms of the shareholders’ agreement described later in this Proxy Statement, to convert Class B Common Stock into Class A Common Stock. See the section entitled “Agreement Among Class B Shareholders.” For purposes of calculating the percentage of outstanding shares of Class A Common Stock beneficially owned by each shareholder, the shares of Class A Common Stock deemed to be owned by each shareholder because of his or her ownership of either Class B Common Stock or options to acquire Class A Common Stock are treated as outstanding only for that shareholder. As a result, the column showing the percentage of deemed beneficial ownership of Class A Common Stock does not necessarily reflect the beneficial ownership of Class A Common Stock actually outstanding as of the close of business on the record date.

		Deemed Beneficial Ownership
		of Class A Common Stock(2)
	Number of	Number of
Directors and Nominees for Director; Named Executive Officers;	Shares	Shares
Directors and Executive Officers as a Group; Beneficial Owners of More	of Class A	of Class A		Percent of
Than 5% of Total Shares of Class Outstanding(1)	Common Stock	Common Stock		Class
Elizabeth Ballantine	14,343	14,343		*
Leroy Barnes, Jr.	13,120	13,120		*
Molly Maloney Evangelisti	22,007	474,857		8.47%
Craig Forman (20)	4,500	4,500		*
Brown McClatchy Maloney	13,355	460,097	(6)	8.22%
Kevin McClatchy	13,120	1,398,819	(3)(4)	21.39%
William McClatchy	13,169	1,303,667	(3)(5)	20.23%
Theodore Mitchell(18)	5,260	1,255,258	(3)	19.60%
Clyde Ostler	4,500	4,500		*
Frederick Ruiz (12)	10,407	10,407		*
Maria Thomas	4,500	4,500		*
Patrick Talamantes (19)	24,712	135,112	(8)(9)	2.57%
Elaine Lintecum	10,096	18,346	(7)	*
Christian Hendricks	8,956	28,556	(10)	*
Billie McConkey	3,181	3,181		*
Mark Zieman	7,580	22,755	(11)	*
Contrarius Investment Management Limited	641,211	641,211	(13)	12.44%
Bestinver Gestion S.A., SGIIC	308,025	308,025	(14)	5.98%
Royce & Associates, LLC	639,704	639,704	(15)	12.41%
Dimensional Fund Advisors LP	363,769	363,769	(16)	7.06%
All executive officers and directors as a group (18 persons)	169,569	2,650,010	(17)	34.91%

*Represents less than 1%.

(1)

All addresses are c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816, except as follows: (i) Bestinver Gestion S.A., SGIIC, Madrid, Spain, Calle Juan de Mena, no. 8, 28014; (ii) Contrarius Investment Management Limited, 2 Bond Street, St. Helier, Jersey JE2 3NP, Channel Islands; (iii) Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746; and (iv) Royce & Associates, LLC, 745 Fifth Avenue, 24th Floor, New York, NY 10151.

(2)

Represents all shares of Class A Common Stock plus all shares of Class A Common Stock subject to options that are exercisable or vest within 60 days following the record date. Applicable percentage of ownership is based on 5,152,875 shares of Class A Common Stock outstanding as of March 24, 2017, for such shareholder or group of shareholders, as applicable.

(3)

Includes 1,249,998 shares of Class B Common Stock held under three separate trusts, all of which hold 416,666 shares each. Each of the trusts has different income beneficiaries. Kevin McClatchy, William McClatchy, and Theodore R. Mitchell share joint voting and investment control with respect to these trusts. Kevin McClatchy and William McClatchy disclaim beneficial ownership of the shares held in trusts for which they are not beneficiaries.

(4)

Includes 44,952 shares of Class B Common Stock held by a trust of which Kevin McClatchy is one of three trustees but not a beneficiary. Kevin McClatchy has joint voting and investment control with the other trustees with respect to this trust. Kevin McClatchy disclaims beneficial ownership of these shares.

(5)

Includes 40,500 shares of Class B Common stock held by William McClatchy as custodian for his minor child. William McClatchy has sole voting and investment control with respect to these shares. William McClatchy disclaims beneficial ownership of these shares.

(6)

Includes 128,964 shares of Class B Common Stock held directly by or in trusts for the benefit of each of Brown McClatchy Maloney’s four children. Brown McClatchy Maloney has sole voting and investment control with respect to these trusts. Brown McClatchy Maloney disclaims beneficial ownership of these shares.

(7)	Includes 8,250 shares subject to SARs which are currently exercisable or exercisable within 60 days.

(8)	Includes 42,900 shares that vested upon Mr. Talamantes’ termination of employment without cause on January 25, 2017, but the release of those shares are deferred until August 1, 2017.

(9)	Includes 67,500 shares subject to SARs which are currently exercisable or exercisable within 60 days.

(10)	Includes 19,600 shares subject to SARs which are currently exercisable or exercisable within 60 days.

(11)	Includes 15,175 shares subject to SARs which are currently exercisable or exercisable within 60 days.

(12)	Mr. Ruiz will no longer serve as a director after the Annual Meeting.

(13)	Based on a Form 4 filed on March 27, 2017 by Contrarius Investment Management Limited.

(14)

Based on a Schedule 13G filed on September 29, 2015. Bestinver Gestion S.A., SGIIC has sole voting power and sole dispositive power with respect to 3,080,257 shares, adjusted to 308,025 shares reflecting the one-for-ten reverse stock split.

(15)	Based on a Schedule 13 G/A filed on January 11, 2017. Royce & Associates, LLC has sole voting power and sole dispositive power with respect to 639,704 shares.

(16)	Based on a Schedule 13G/A filed on February 9, 2017. Dimensional Fund Advisors LP has sole voting power with respect to 351,988 shares and sole dispositive power with respect to 363,769 shares.

(17)	Includes those shares subject to SARs indicated in notes (7), (9), (10) and (11) above.

(18)	Dr. Mitchell has been nominated for election as a Class B director at the Annual Meeting.

(19)	Mr. Talamantes left the Company on January 25, 2017. See footnotes 8 and 9 above for information on Mr. Talamantes’ beneficial ownership of Class A Common Stock as of January 25, 2017.

(20)	Mr. Forman was appointed President and Chief Executive Officer of the Company in January 2017.

Class B Common Stock

The following table shows information about the beneficial ownership of shares of Class B Common Stock as of March 24, 2017, if applicable, held by each director and nominee for director; McClatchy’s Chief Executive Officer; McClatchy’s Chief Financial Officer; each of McClatchy’s three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer; all directors, nominees for director and executive officers of McClatchy as a group; and each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class B Common Stock. Pursuant to the shareholders’ agreement described below, only current holders of shares of Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858 to 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more lineal descendants of Charles K. McClatchy may hold shares of Class B Common Stock of McClatchy. Accordingly, other than as listed below, no officer or director beneficially owns shares of the Class B Common Stock.

	Number of
	Shares
	of Class B
Directors and Nominees for Director; Named Executive Officers;	Common Stock
Directors and Executive Officers as a Group;	Beneficially		Percent of
Beneficial Owners of More Than 5% of Total Shares of Class Outstanding(1)	Owned		Class
Molly Maloney Evangelisti	452,850		18.54%
Brown McClatchy Maloney	446,742	(6)	18.29%
Kevin McClatchy	1,385,699	(2(4)	56.72%
William McClatchy	1,290,498	(2(5)	52.82%
Theodore Mitchell(3)	1,249,998	(2)	51.16%
All executive officers and directors as a group (17 persons)	2,325,791	(7)	95.19%

(1)	All addresses are c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816.

(2)

Includes 1,249,998 shares of Class B Common Stock held under three separate trusts, all of which hold 416,666 shares each. Each of the trusts has different income beneficiaries. Kevin McClatchy, William McClatchy, and Theodore R. Mitchell share joint voting and investment control with respect to these trusts.

(3)	Dr. Mitchell has been nominated for election as a Class B director at the Annual Meeting.

(4)

Includes 44,952 shares of Class B Common Stock held by a trust of which Kevin McClatchy is one of three trustees but not a beneficiary. Kevin McClatchy has joint voting and investment control with respect to this trust. Kevin McClatchy disclaims beneficial ownership of these shares.

(5)

Includes 40,500 shares of Class B Common stock held by William McClatchy as custodian for his minor child. William McClatchy has sole voting and investment control with respect to these shares. William McClatchy disclaims beneficial ownership of these shares.

(6)

Includes 128,964 shares of Class B Common Stock held directly by or in trusts for the benefit of each of Brown McClatchy Maloney’s four children. Brown McClatchy Maloney has sole voting and investment control with respect to these trusts. Brown McClatchy Maloney disclaims beneficial ownership of these shares.

(7)	Includes those shares of Class B Common Stock indicated in notes (2), (4), (5) and (6) above.

Agreement Among Class B Shareholders

The holders of shares of Class B Common Stock are parties to an agreement, the intent of which is to preserve control of the Company by the McClatchy family. Under the terms of the agreement, the Class B shareholders have agreed to restrict the transfer of any shares of Class B Common Stock to one or more “Permitted Transferees,” subject to certain exceptions. A “Permitted Transferee” is generally any current holder of shares of Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858 to 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more lineal descendants of Charles K. McClatchy.

Generally, Class B shares can be converted into shares of Class A Common Stock and then transferred freely (unless following conversion, the outstanding shares of Class B Common Stock would constitute less than 25% of the total member of all outstanding shares of common stock of the Company). In the event that a Class B shareholder attempts to transfer any shares of Class B Common Stock in violation of the agreement, or upon the happening of certain other events enumerated in the agreement as “Option Events,” each of the remaining Class B shareholders has an option to purchase a percentage of the total number of shares of Class B Common Stock proposed to be transferred equal to such remaining

Class B shareholder’s ownership percentage of the total number of outstanding shares of Class B Common Stock. If all the shares proposed to be transferred are not purchased by the remaining Class B shareholders, McClatchy has the option of purchasing the remaining shares. The agreement can be terminated by the vote of the holders of 80% of the outstanding shares of Class B Common Stock who are subject to the agreement. The agreement will terminate on September 17, 2047, unless terminated earlier in accordance with its terms.

DIRECTOR COMPENSATION

The following table sets forth the annual compensation paid or accrued by McClatchy to or on behalf of our non-employee directors for the fiscal year ended December 25, 2016.

					Change in
					Pension Value
					and
	Fees			Non Equity	Nonqualified
	Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)(1)	($)(2)	($)(3)	($)	Earnings ($)	($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Elizabeth Ballantine	$81,500	$67,905	—	—	—	—	$149,405
Leroy Barnes, Jr.	$111,219	$67,905	—	—	—	—	$179,124
Molly Maloney Evangelisti	$78,500	$67,905	—	—	—	—	$146,405
Craig Forman (4)	$89,567	$67,905	—	—	—	—	$157,472
Brown McClatchy Maloney	$78,500	$67,905	—	—	—	—	$146,405
Kevin McClatchy	$134,500	$67,905	—	—	—	—	$202,405
William McClatchy	$70,000	$67,905	—	—	—	—	$137,905
Clyde Ostler	$95,136	$67,905	—	—	—	—	$163,041
Frederick Ruiz	$80,000	$67,905	—	—	—	—	$147,905
Maria Thomas	$25,988	$67,905	—	—	—	—	$93,893

(1)	Includes annual retainer, committee chair fees and Board and committee meeting fees.

(2)

Reflects the aggregate grant date fair market value of an award of 4,500 shares of Class A Common Stock to each non-employee director on September 29, 2016, computed in accordance with ASC Topic 718. Pursuant to the McClatchy Director Deferral Program, as described below, Messrs. Forman, Ostler and Ruiz elected to defer their 2016 award until which time they terminate from the board of directors.

(3)	No director received an option award in fiscal year 2016.

(4)	Mr. Forman was appointed President and Chief Executive Officer of the Company in January 2017. Upon his appointment, Mr. Forman no longer received compensation as a non-employee director.

Director Compensation Arrangements

We use a combination of cash and stock-based compensation to attract and retain qualified individuals to serve on our Board. Generally, the Compensation Committee reviews the compensation of our non-employee directors on a biannual basis with the last review occurring in September 2016. In determining director compensation, we have considered publicly-available data from companies within our industry, data collected by our Human Resources Department regarding trends in director compensation and competitive data prepared by Exequity, our outside compensation consultant. We also consider the significant amount of time that our directors devote to the business of the Company.

In September 2016, upon the recommendation of the Compensation Committee, the Board approved effective January 1, 2017: the elimination of the Board meeting fees; an increase of the annual retainer amount to $65,000; an increase of the fee for the Chairman of the Board to $65,000; and an annual equity target of $65,000.  Also effective January 1, 2017, at the recommendation of the Compensation Committee, the Board approved an increase in the Audit Committee chair fee from $11,500 to $15,000; an increase in the Compensation Committee chair fee from $8,500 to $12,500; and an increase in all other Committee chair fees from $7,500 to $10,000.

For 2016, McClatchy paid its outside directors an annual cash retainer of $45,000 and stock awards of 4,500 shares of Class A Common Stock. The Chairman of the Board received an additional $45,000; per year for his service.

Committee chairpersons, other than the chairs of the Audit Committee and the Compensation Committee, received an additional $8,500 per year for their services. The Audit Committee Chairperson received an additional $11,500 per year for his services and the Compensation Committee Chairperson received an additional $8,500 per year for his services. Committee meeting fees were $1,500 per meeting and board meeting fees were $2,000 per meeting. In addition to payments of Board and committee fees, McClatchy reimburses non-employee directors for reasonable expenses incurred by them in connection with the business and affairs of McClatchy.

Pursuant to the McClatchy Director Deferral Program under the 2012 Incentive Plan, directors may elect to defer receipt of their stock awards until their termination of service on the Board.

The Board adopted director stock ownership guidelines in 2012. The Board believes that it is important to align the interests of the non-employee members of the Board with the long-term interests of the Company’s shareholders. Accordingly, the guidelines require that each non-management director shall own a minimum of 1,500 shares of the Company’s Class A Common Stock. For those directors on the Board as of November 28, 2012, the target date for such ownership was December 31, 2012. For subsequently elected directors, the target date for achieving the desired ownership level is five (5) years from the date that Board service commences. Shares issuable upon vesting of restricted stock or restricted stock units shall count towards achievement of the minimum guideline amount. As of the date of this Proxy Statement, all directors are in compliance with the Company’s stock ownership guidelines.

EXECUTIVE COMPENSATION

Compensation Committee Report

We have reviewed and discussed with management the “Compensation Discussion and Analysis” to be included in the Company’s 2017 Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”) and the Company’s 2016 Annual Report on Form 10-K, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Form 10-K”). Based on this review and discussion, we recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in the Company’s Proxy and Form 10-K.

Compensation Committee:

Leroy Barnes, Jr., Acting Chairman

Molly Maloney Evangelisti

Clyde Ostler

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee is responsible for reviewing and approving the annual compensation for the named executive officers (“NEOs”) of the Company, which for 2016 include our former President and Chief Executive Officer (the “CEO”), who left the Company after the 2016 fiscal year end on January 25, 2017, our Chief Financial Officer (the “CFO”), and our three most highly compensated executive officers other than the CEO and CFO. Accordingly, each of the following individuals is considered to be an NEO for this proxy statement:

•	Patrick J. Talamantes, our President and Chief Executive Officer for 2016 (who left the Company in January 2017);

•	Elaine Lintecum, our Vice President, Finance and Chief Financial Officer;

•	Christian Hendricks, our Vice President, Strategic Initiatives;

•	Billie McConkey, our Vice President, Human Resources, General Counsel and Corporate Secretary; and

•	Mark Zieman, our Vice President, Operations.

Overview of 2016 Compensation Decisions

We undertook the following key compensation items for 2016:

•

Based on a peer group and competitive pay analysis, we reviewed and approved an increase in the base salaries for the NEOs for 2016 of approximately 6% except for Ms. McConkey who received an increase of approximately 29% to take into account the expansion of her role and responsibilities from Vice President, Human Resources to Vice President, Human Resources, General Counsel and Corporate Secretary, and to bring her compensation in line with both peer group and market factors for serving in that dual role;

•	We paid an annual cash bonus to Mr. Talamantes under the CEO Bonus Plan at 15% of target;

•

We paid an annual cash bonus to our NEOs, other than Mr. Talamantes, under our Management by Objective Annual Bonus Plan (the “MBO Plan”) at: 25% of target for Ms. McConkey and Mr. Zieman; at 24.5% of target for Ms. Lintecum; and 20.5% of target for Mr. Hendricks;

•

We granted long-term incentive awards to our NEOs with 60-80% of the long-term incentive award consisting of cash-settled performance-based awards subject to the achievement of certain three-year free cash flow performance measures and 20-40% of the long-term incentive award consisting of time-based, stock-settled RSUs that vest equally over a three-year period. Our long-term incentive program was designed to promote pay for performance, alignment with shareholder interests and motivation to achieve the long-term strategic goals of the Company;

•	After the end of the fiscal year, in January 2017, we appointed Craig I. Forman to serve as President and Chief Executive Officer of the Company.

The Compensation Committee continues to recognize the difficult operating environment faced by the media industry, and newspaper companies in particular, and the challenges that it creates with respect to executive compensation. The Compensation Committee continues to monitor trends and developments to ensure that the Company provides the appropriate executive compensation incentives and remains competitively positioned for executive talent. The Compensation Committee believes that the total compensation program features an appropriate balance of base salary, cash and equity incentives, individual and companywide pay for performance measures, short- and long-term performance periods and extended vesting schedules. In combination, we believe that these elements tie our executives’ compensation to McClatchy’s sustained long-term performance.

Objectives of Our Compensation Program

We believe the following objectives serve as the overall foundation of our executive compensation program:

•

the overall compensation of our executives should be based on the performance of the executives in managing our Company, taking into consideration general economic and specific Company, industry and competitive conditions as appropriate or required and should reward performance in areas targeted by the Company for growth and development;

•

our executives’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather on the belief that the price of our stock will in the long term reflect our operating performance and, therefore, the performance of our executives in managing the Company;

•	by awarding stock and other long-term incentive awards to our executives, we focus our senior management on the long-term operating performance of McClatchy; and

•

while focusing on the long-term success of the Company, annual business and individual performance goals are essential components within our executive compensation program, as the consistent achievement of these more immediate goals tracks the trajectory for long-term success.

Setting of Executive Compensation

Review of Market Data.

To assist in establishing the compensation levels of our NEOs, the Compensation Committee has retained Exequity as its independent executive compensation consultant. With respect to those decisions made for 2016, at the request of the Compensation Committee, Exequity analyzed 2015 competitive media compensation data available through the Towers Watson Executive Compensation Data Bank – Media Industry (the “Data Bank”). The Data Bank provides a summary of compensation paid to senior management at participating media companies. The Data Bank includes 65 company participants, the vast majority of which are not specific to the newspaper segment of the media industry.

Exequity’s analysis of the information available from the Data Bank resulted in a customized report (the “Executive Compensation Review”), comparing McClatchy’s compensation for senior management to others in the media industry at the 25th, 50th and 75th percentiles, adjusted to reflect our revenue size compared to other companies using regression analysis. In addition, Exequity reviewed compensation data available in the 2015 proxies of sixteen public newspaper, broadcast or media companies for the Chief Executive Officer, Chief Financial Officer, Vice President of Operations and General Counsel positions. These sixteen companies, as well as others, are viewed as direct competitors of McClatchy. The proxy review established comparisons between McClatchy’s compensation for these positions and the median and average compensation paid at these competing companies. This proxy analysis was included in the Executive Compensation Review.

While the Data Bank and proxy information used in the Executive Compensation Review include newspaper, broadcast and media companies we view as our direct competition, the Compensation Committee does not look exclusively to these companies in setting McClatchy’s executive compensation. The Compensation Committee considers both the compensation trends and amounts paid to the wider group of media companies included in the Data Bank, as well as direct competitors, as the Data Bank provides a broader base of information and compensation trends in the media industry as a whole. We do not formally target a certain percentile within the Executive Compensation Review when setting the compensation paid to our NEOs. Other important factors that the Compensation Committee considers include performance, experience in the role, contribution to organization success, internal equity relationships, assumption of new duties and future potential.

With regard to the compensation of Mr. Talamantes, we took into account the compensation levels of the chief executive officers at sixteen other newspaper, broadcast or media companies as reported by those companies, given that we consider these companies our primary competitors. This peer group includes:

•	A.H. Belo Corporation;

•	The E. W. Scripps Company;

•	Gannett Company, Inc.;

•	Journal Communications, Inc.;

•	Lee Enterprises, Inc.;

•	Gray Television Inc.;

•	Media General, Inc.;

•	Meredith Corporation;

•	Sinclair Broadcast Group;

•	Nexstar Broadcasting Group, Inc.;

•	Scholastic Corporation;

•	Scripps Network Interactive, Inc.;

•	TEGNA, Inc.;

•	Tribune Publishing Company;

•	The New York Times Company; and

•	John Wiley & Sons, Inc.

In addition, at the Compensation Committee’s request, Exequity prepared a Chief Executive Officer Compensation Assessment (the “CEO Compensation Assessment”) that reviewed competitive pay positioning to assist the Compensation Committee in making annual pay decisions. The market compensation comparison data for the CEO Compensation Assessment was gathered from both the Data Bank and pay data from McClatchy’s sixteen-company peer group, as disclosed in each company’s proxy statement. The CEO Compensation Assessment informs the Compensation Committee generally of current practices when making compensation decisions. The review of market data provides a starting point for the Compensation Committee’s analysis. Based on McClatchy’s size, line of business and competitive position in attracting and retaining executives, we benchmark compensation levels at or near the market median. The Compensation Committee does not have any formal guidelines or policies with respect to the mix of base salary, bonus or long-term incentives. The Compensation Committee believes it is helpful in making individual pay decisions to consider compensation information and trends of direct competitors and the media industry, more broadly, as well as other important factors noted previously. The Compensation Committee took this approach in setting Mr. Talamantes’ 2016 compensation.

Internal Analysis.

In addition to reviewing market data, our Compensation Committee subjectively reviews a number of other factors in order to determine a total compensation package for the NEOs that is intended to reward these executives for their past contributions toward McClatchy’s long-term performance and to be a catalyst for continued advancement of McClatchy’s long-term success. In this regard, the Compensation Committee reviews, in its subjective discretion, performance indicators such as:

•	growth in non-traditional advertising revenues and improvement in revenue diversification;

•	growth in digital audience metrics;

•	success in new ventures;

•	achieving reductions in legacy costs;

•	efforts to increase the pace of innovation;

•	progress in digital transformation;

•	efforts to monetize real estate and other assets for debt reduction and other uses; and

•	sustaining the Company’s focus on high quality journalism.

The Compensation Committee annually evaluates the trends within and among these indicators, and, while the Compensation Committee gives more weight overall to financial indicators, no one indicator is specifically weighted more than another. The Compensation Committee also takes into consideration overall individual executive performance, based in part on the subjective assessment provided by the CEO with respect to each officer’s performance during the prior year, each officer’s pay as compared to other officers and general economic and industry conditions affecting McClatchy. We discuss the material considerations affecting our NEO compensation levels during fiscal year 2016 below.

Elements of Our Compensation Program

We compensated our NEOs in 2016 through a mix of:

•	annual base salary;

•	annual cash incentives under the CEO Bonus Plan and MBO Plan, as applicable, based on achievement of performance objectives on an individual and unit and/or companywide basis, as applicable;

•	performance-based, long-term cash awards under the 2016 L-TIP (described below), based upon pre-determined free cash flow targets over a three year performance period; and

•	stock-settled RSUs that vest equally over a three-year period based upon continued service.

As stated above, the Compensation Committee does not have any formal guidelines or policies regarding the mix of these pay components from year to year, although we do informally look to data from the median of the companies included in the Data Bank with respect to each NEO’s base salary, annual cash incentive and total direct compensation. As a result, the Compensation Committee considers each compensation element separately and together as a total compensation package in making decisions to achieve a level of compensation targeted toward the median of the companies within the survey. Based on the Exequity report prepared for our Compensation Committee in December 2015, overall targeted total direct compensation (total cash compensation plus annualized expected value of long-term incentives) for our NEOs is competitive with the median; however, actual total direct pay is 18% below the median.

Base Pay.

In determining each NEO’s base pay, our Compensation Committee generally takes into account Exequity’s analysis on current market trends and considers the recommendations of the CEO for the other NEOs. In recent years, the Compensation Committee also has considered the difficult operating environment for the Company and newspaper companies generally as well as the economic downturn in the markets the Company serves.

In December 2015, our Compensation Committee reviewed NEO base salaries and determined that for 2016 there would be an approximate 6% increase in the base salaries for our NEOs. For Ms. McConkey, the Compensation Committee increased her base salary by approximately 29% to take into account the expansion of her role from Vice President, Human Resources, to also adding the responsibilities for General Counsel and for Corporate Secretary, and to bring her compensation in line with both peer group and market factors for serving in that dual role.

2016 Base
Officer	Salary
Patrick J. Talamantes	$900,000
Elaine Lintecum	$475,000
Christian Hendricks	$465,000
Billie McConkey	$440,000
Mark Zieman	$675,000

Annual Cash Bonus.

The Compensation Committee continues to believe annual cash bonuses incentivize our NEOs to meet our longer-term goals by providing the officers an ability to reach shorter-term goals over which they have more direct control. Mr. Talamantes was eligible to receive annual incentive compensation under the CEO Bonus Plan. NEOs, other than Mr. Talamantes, are eligible to receive annual incentive compensation under our MBO Plan. Awards under the CEO Bonus Plan and the MBO Plan are based on achievement of financial and non-financial performance goals pre-established by the Compensation Committee. For 2016, each participating NEO’s target bonus opportunity was subject to upward or downward adjustment based on McClatchy’s achievement of operating cash flow goals and strategic initiative goals and in Mr. Talamantes’ case, subject to Compensation Committee discretion to award an additional 10 points above the target. Subject to the 10 discretionary points for Mr. Talamantes but not for the other NEOs, up to 25% of the target bonus was based on non-financial performance goals.

No portion of the bonus related to financial goals was payable if operating cash flow was less than $177,502 million; only up to 25% of the target bonus was achievable if operating cash flow was at least $177,502 million. The Company intends to continue to maintain its annual incentive bonus plans for possible future payouts.

CEO Bonus Plan.

The Compensation Committee approved the target for Mr. Talamantes’ 2016 bonus under the CEO Bonus Plan at 100% of his 2016 base salary. The Compensation Committee approved the formula for the 2016 CEO Bonus Plan in which 100 points would result in receiving a bonus at target.

The 100 points consisted of (i) operating cash flow criteria, in which 25 points were awarded at 100% or more of budgeted operating cash flow (12.5 points awarded at 95% of the operating cash flow budget and 17.5% points awarded at 97% of the operating cash flow budget); (ii) strategic initiatives criteria, in which up to 50 points were available but only if 100% or more of the budgeted operating cash flow is achieved; (iii) non-operating cash flow criteria, in which up to 25 points were available (or a corresponding percentage of points); and (iv) discretionary points, in which 10 points could be awarded at the Compensation Committee’s sole discretion. No cash award under the 2016 CEO Bonus Plan could exceed $3,000,000.

For 2016, the Company’s operating cash flow target of $177.5 million was not met as the Company achieved operating cash flow from continuing operations of $160.8 million. Accordingly, no points were awarded for operating cash flow. For the non-operating cash flow criteria, the Compensation Committee granted Mr. Talamantes 15 points out of 25 points in general recognition of his achievements in growing the digital audience metrics, achieving reductions in legacy costs and making progress in the Company’s digital transformation, which resulted in an annual bonus of 15% of target for progress as measured against the performance indicators detailed above. Mr. Talamantes received the payment of his fiscal year 2016 annual incentive upon execution (without a subsequent revocation) of a waiver and general release agreement with the Company.

MBO Plan.

The Compensation Committee sets incentive bonus targets under the MBO Plan for non-CEO NEOs for fiscal year 2016 performance. For fiscal year 2016, the annual cash incentive was targeted to a predetermined percentage of the base salary of the participating NEO for 2016, varying from 60% to 75% as set forth in the table below. The Compensation Committee determined these targets based on the recommendation of Mr. Talamantes and the Compensation Committee’s review of the Data Bank concerning target bonus levels at other media companies within the Data Bank.

	Target Annual	2016 Base	Target
Officer	Bonus %	Salary	Bonus
Elaine Lintecum	60%	$475,000	$285,000
Christian Hendricks	60%	$465,000	$279,000
Billie McConkey	60%	$440,000	$264,000
Mark Zieman	75%	$675,000	$506,250

Each participating NEO’s target bonus was based on a combination of (i) non-operating cash flow (the “NOCF”) objectives worth up to 25 points; (ii) operating cash flow (the “OCF”) objectives worth a maximum of 25 points, and (iii) strategic initiatives objectives worth up to 50 points, if, and only if, OCF was achieved. The OCF target for 2016 was $177.5 million. The actual operating cash flow for fiscal year 2016 was $160.8 million and, accordingly, none of the participating NEOs earned OCF-related points or strategic initiatives points for fiscal year 2016. For this purpose, operating cash flow was determined before accruing for the annual bonus. Based on the CEO’s and Compensation Committee’s scoring of the NOCF goals established for the fiscal year relating to corporate results, business unit results and individual performance, each NEO was eligible to earn up to 25 points.

For fiscal year 2016, Ms. Lintecum earned 24.5 NOCF points which results in an annual bonus of 24.5% of target. In scoring Ms. Lintecum’s achievement of NOCF goals, the Compensation Committee noted that the Company successfully completed and began active implementation of the Company’s real estate plan and developing and implementing regionalization of the finance function under her leadership.

Mr. Hendricks earned 20.5 NOCF points, resulting in an annual bonus of 20.5% of target. With respect to Mr. Hendricks, the Compensation Committee recognized Mr. Hendricks’ achievement in creating and launching the

“innovation incubator” process designed to quickly evaluate, create and launch innovative solutions and reviewing and updating corporate logo, brand usage guidelines and the Company website redesign process.

Ms. McConkey earned 25 NOCF points which results in an annual bonus of 25% of target. In scoring Ms. McConkey’s fiscal 2016 achievements, the Compensation Committee noted her success in executing corporate reorganizations, a reverse stock split, and developing and implementing regionalization of the Human Resources function.

Mr. Zieman earned 25 NOCF points which results in an annual bonus of 25% of target. In scoring Mr. Zieman’s accomplishments in fiscal year 2016, the Compensation Committee noted Mr. Zieman’s achievement with growing digital-only advertising revenue, lowering certain legacy expenses and launching new business initiatives.

The table below shows the 2016 bonus target and the actual bonus paid in 2016 to each participating NEO (expressed as a dollar amount and as a percentage of base salary) based on the performance goals discussed above.

	MBO Target		Bonus Award
	as a % of	Bonus Award	as a % of
Name	Base Salary	for 2016	Base Salary
Elaine Lintecum	60%	$69,825	14.7%
Christian Hendricks	60%	$57,195	12.3%
Billie McConkey	60%	$66,000	15.0%
Mark Zieman	75%	$126,563	18.8%

Long-Term Incentives.

In December 2015, the Compensation Committee approved the 2016 long term incentive program (the “2016 L-TIP”), which set long-term incentive dollar target values for each NEO. The Compensation Committee determined that approximately 60-80% of the long term incentive target value for the NEOs would consist of cash-settled performance-based awards and that approximately 20-40% of the long term incentive target value would consist of equity grants in the form of time-based, stock-settled RSUs. The 2016 L-TIP provides long-term incentive compensation to corporate executives that take into consideration pay for performance, alignment with shareholder interests and motivation to achieve the long-term strategic goals of the Company. In the February 2016 meeting, the Compensation Committee determined to award each executive cash-settled long-term incentive awards and stock-settled RSUs under the 2012 Incentive Plan, as a means of delivering targeted amounts to NEOs upon achievement of targeted performance criteria.

a) Cash L-TIP.

2016 Cash L-TIP Grant.

The cash-settled performance-based awards are realizable based upon the Company’s level of achievement, as measured by free cash flow (“FCF”). FCF is defined in the L-TIP program as (i) earnings before interest, taxes, depreciation and/or amortization excluding unusual items less (ii)(1) cash interest and (2) capital expenditures. The Compensation Committee believes FCF is a good strategic measurement of Company performance and well-aligned with shareholder interests. For 2016, thirteen FCF levels were established, the achievement of which results in payment from 25% of target to 120% of target based on the level of achievement. The performance period will be a cumulative, three-year period beginning at the start of the 2016 fiscal year and ending at the end of the 2018 fiscal year. In December 2015, the Compensation Committee approved a target value for each NEO’s cash-settled performance-based award and in February 2016, the Compensation Committee awarded the 2016 Cash L-TIP grant.  The threshold, target, and maximum values of the 2016 Cash L-TIP grants to the NEOs are reflected in the Grants of Plan-Based Awards table.

2014-2016 Performance Period Cash L-TIP Payout.

The cash-settled performance-based awards granted in February 2014 had a three-year performance period ending on December 31, 2016 and had performance measures based on FCF. With respect to the performance period which ended December 31, 2016, McClatchy achieved 60.6% of the FCF target over the three-year period of 2014 to 2016, which resulted in each NEO other than Ms. McConkey (who commenced employment following the grant of the 2014 Cash L-TIP grant) earning a cash payout equal to 25% of the target award previously disclosed for such 2014 Cash L-TIP grant. The amount earned by each NEO as a result of the 2014 Cash L-TIP grant is reflected in the Summary Compensation

Table. Mr. Talamantes received his payment in respect of the Company’s 2014 L-TIP upon the execution of a waiver and general release agreement with the Company in connection with his separation from the Company.

b) RSUs.

The Compensation Committee believes that equity compensation is a critical component of a total compensation package that helps McClatchy recruit, retain and motivate the executives needed for the present and future success of the Company. In prior fiscal years our Compensation Committee has awarded its NEOs time-vesting RSUs. Although time-vesting RSUs have economic value when they vest, even if the stock price declines or stays flat, they also incentivize recipients to build long-term shareholder value, as the overall RSU economic value grows with an improving stock price. Therefore, the Compensation Committee believes RSUs not only serve as a retention device but also further align the interests of Company executives with those of shareholders. For 2016, the Compensation Committee again determined that its NEOs would receive RSUs, in the form of stock-settled awards, to better align NEOs with other executives receiving stock incentive awards, to better promote retention of NEOs and in recognition of the fact that the ongoing volatility of the Company’s stock price was resulting in targeted long-term incentive values not being realized.

In February 2016, the Compensation Committee granted RSUs to the Company’s NEOs under the 2012 Incentive Plan which shall vest in three annual installments beginning on March 1, 2017 based upon continued service. The RSUs awarded to NEOs in 2016 are reflected in the Summary Compensation Table, the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Fiscal 2016 Year-End table. Mr. Talamantes received 42,900 restricted shares of the Company’s Class A Common Stock which represents certain outstanding awards previously granted to him upon the execution of a waiver and general release agreement with the Company.

Equity Grant Policies.

Our Compensation Committee makes all regular equity grants to our executive officers, including the NEOs, at its February meeting each year. The grant date of all equity awards is the date of Compensation Committee approval, and the exercise price of all SARs granted (if any), historically and, as applicable, in the future is the closing market price of our Class A Common Stock on the date of grant. For new hires or promotions within the executive officer team, the Compensation Committee approves the awards with a grant date of the executive’s first day of employment, appointment to the new position, or, if the hire date or the promotion date is late in the year, the date of the next annual grant.

Pursuant to a delegation by the Compensation Committee during 2016, the President and Chief Executive Officer had the authority to grant a limited number of RSUs under the 2012 Incentive Plan to non-executive employees. The Compensation Committee determines the total number of RSUs and other awards that the Chief Executive Officer is permitted to grant annually. The grants to such non-executive employees are made at the discretion of the Chief Executive Officer.

Incentive Compensation Recoupment Policy/Clawback Policy.

The Board has adopted a “no-fault” incentive compensation recoupment policy which provides that in the event, (A) the Audit Committee decides to effect an accounting restatement of previously-published financial statements because such financial statements can no longer be relied upon caused by material non-compliance by McClatchy with any financial reporting requirement under the federal securities laws due to fraud, misconduct, negligence, or lack of sufficient oversight on the part of any executive officer; or (B) the Compensation Committee decides that one or more financial reporting measures used for determining previously-paid incentive compensation was incorrectly calculated and if calculated correctly would have resulted in a lower payment to one or more executive officers, with limited exceptions, McClatchy must recoup from any incentive compensation paid or granted to any former or current executive officer in the 3-year period prior to the triggering event the excess amount so paid or granted.

Retirement Benefits

The Company maintains The McClatchy Company Retirement Plan, a qualified defined benefit plan (the “Pension Plan”) and our supplemental executive retirement plan (the “SERP”). The Company also continued to maintain the Knight Ridder, Inc. Benefit Restoration Plan (the “KR BRP”) after the Company acquired Knight-Ridder, Inc. (“KR”) for legacy KR employees. We offered the Pension Plan, in which all of our eligible employees participated on an equal basis, in order to provide our employees a comprehensive retirement plan based on years of service. Legacy KR employees participated in the KR pension formula within the Pension Plan. We offered the SERP or the KR BRP to our senior executives depending on their eligibility status as we believed it was fair and appropriate to provide post-retirement income to these officers commensurate with their years of service to McClatchy and taking into consideration each officer’s actual income levels, regardless of the income limitations pursuant to the Pension Plan, as provided by IRS limitations. Each of the NEOs except Ms. McConkey participates in the Pension Plan. Each of the NEOs except Ms. McConkey and Mr. Zieman participates in the SERP, and Mr. Zieman participates in the KR BRP. Ms. McConkey commenced employment with the Company in 2015 and does not participate in the Pension Plan, the SERP, or the KR BRP.

Consistent with market trends, upon the recommendation of the Pension and Savings Plans Committee and approval of the Board of Directors, benefit accruals under the Pension Plan were frozen effective March 31, 2009. Similarly, upon action of the Compensation Committee, benefit accruals under the SERP and the KR BRP were frozen effective February 4, 2009. Prior to the freeze, the SERP and the KR BRP operated in tandem with the Pension Plan. In addition, the Company announced on February 5, 2009, that effective March 31, 2009, it would suspend the Company’s matching contribution under The McClatchy Company 401(k) Plan (the “401(k) Plan”) in light of the continuing economic downturn.

Under the legacy McClatchy sections of the Pension Plan, benefits accrue at a rate of 1.3% of “average monthly earnings” times years of benefit service up to a maximum of 35 years. For purposes of the Pension Plan, “average monthly earnings” means the monthly base pay averaged over the five consecutive calendar years as of March 31, 2009 that produces the highest average. Under the legacy KR sections of the Pension Plan, a projected normal retirement benefit is calculated and reflects the number of years a participant has until normal retirement age. Though based on final average earnings, the projected normal retirement benefit was not based on a uniform percentage. Rather, the projected normal retirement benefit was based on years of service and whether final average earnings exceeded the covered compensation level, where the projected benefit earned in a year could range from 0.5% to 2.0% of final average earnings.

The Company maintained the SERP and the KR BRP in order to provide post-retirement income commensurate with years of service to the Company and taking into consideration the participating NEO’s actual income levels. The Internal Revenue Code (the “Code”) limits the maximum benefit that may be paid under the Pension Plan, by subjecting annual earnings that can be taken into account in the pension formula to a cap (for 2016, $265,000) and by limiting the amount of benefit that can be paid from the plan (for 2016, an annuity at normal retirement age cannot exceed $210,000). Accordingly, the SERP and KR BRP benefits are determined without regard to the compensation limit applicable to the Pension Plan and without regard to the maximum annuity payout limit applicable to the Pension Plan. The overall SERP or KR BRP benefit, as applicable, is offset by the benefit accrued under the Pension Plan.

The SERP also provided an enhanced pension formula, under which benefits accrued at normal retirement age equal to 1.5% of “enhanced average monthly earnings” multiplied by years of Pension Plan benefit service, up to a maximum of 35 such years. For purposes of the SERP, “enhanced average monthly earnings” take into account both base salary and the annual incentive compensation. The monthly average is determined for the three years of Pension Plan participation as of February 4, 2009 that produces the highest monthly average.

Pursuant to the Company’s freeze of the SERP and the KR BRP, benefits remain at the amount accrued as of February 4, 2009. This means that no participating NEO received a benefit under the SERP or the KR BRP attributable to any increase in earnings after February 4, 2009, or to service to the Company and its affiliates after February 4, 2009.

For additional information on the Pension Plan and SERP in effect during fiscal year 2016, see the Pension Benefits Table and accompanying narrative below.

The McClatchy Company Benefit Restoration Plan and The McClatchy Company Bonus Recognition Plan.

The Compensation Committee adopted in 2009, and later amended and restated in 2011, two executive supplemental retirement plans to provide benefits at significantly reduced levels compared to the SERP:

•	The McClatchy Company Benefit Restoration Plan (the “Benefit Restoration Plan”); and

•	The McClatchy Company Bonus Recognition Plan (the “Bonus Recognition Plan” and together with the Benefit Restoration Plan, the “Plans”).

The benefits under the Plans in the 2016 fiscal year remain consistent with the 2015 fiscal year and are described below. Each of the NEOs participates in both of these Plans, under which contributions are conditioned upon matching contributions or supplemental contributions under the 401(k) Plan. Because there were no matching contributions or supplemental contributions under the 401(k) Plan in 2016, no contributions were made under the Plans for 2016.

The McClatchy Company Benefit Restoration Plan, as Amended.

An employee of the Company and its affiliates whose compensation in any calendar year exceeds the applicable limit of annual earnings that can be taken into account in a pension formula ($265,000 for 2016) automatically becomes a participant in the Benefit Restoration Plan. Each NEO is eligible to participate in the Benefit Restoration Plan.

The Benefit Restoration Plan provides that, for each calendar year for which the Company makes a matching contribution to salaried employees under the 401(k) Plan generally, the Company will make a matching contribution under the Benefit Restoration Plan to each participant who remains employed by the Company or its affiliates on the last day of such calendar year or who terminated employment during the calendar year on account of retirement on or after age 55, death or disability. The matching contribution under the Benefit Restoration Plan will equal the rate of any matching contribution applied under the 401(k) Plan for such calendar year, multiplied by the participant’s base salary for the calendar year without regard to any IRS compensation or maximum annuity payout limits, minus the maximum matching contribution allocable to the participant under the 401(k) Plan for the calendar year. So long as there is no matching contribution for employees under the 401(k) Plan, there is no matching contribution made for any participant under the Benefit Restoration Plan.

In addition, the Benefit Restoration Plan provides that for each year for which the Company makes a supplemental contribution to salaried employees under the 401(k) Plan generally, the Company may make a supplemental contribution under the Benefit Restoration Plan to each participant who remains employed by the Company or its affiliates on the last day of such calendar year or who terminated employment during the calendar year on account of retirement on or after age 55, death or disability. The supplemental contribution under the Benefit Restoration Plan will equal the supplemental contribution percentage applied under the 401(k) Plan for such year, if any, multiplied by the participant’s base salary for the calendar year, minus the maximum profit-sharing contribution allocable to the participant under the 401(k) Plan for the calendar year. If there is no supplemental contribution made for employees under the 401(k) Plan, there is no supplemental contribution made for any participant under the Benefit Restoration Plan.

Any Company contributions under the Benefit Restoration Plan will be credited to a participant’s bookkeeping account, which account will be adjusted to reflect increases or decreases based on the allocation of the account in one or more investment indexes selected by the plan administrator. As with the Company’s 401(k) Plan, a participant is vested in the Benefit Restoration Plan after three years of employment with the Company. All of the NEOs except Ms. McConkey are vested in the Benefit Restoration Plan.

The McClatchy Company Bonus Recognition Plan, as Amended.

The Bonus Recognition Plan contains provisions that are identical to the Benefit Restoration Plan except that participation in the Bonus Recognition Plan is limited to those executives of the Company and its affiliates who are designated from time to time to participate in the plan. In addition, the rate of Company matching contributions and supplemental contributions, if any, will be applied to a participant’s annual incentive payment. As with the Benefit Restoration Plan, if there are no matching contributions or supplemental contributions under the 401(k) Plan, there are no matching or supplemental contributions under the Bonus Recognition Plan. Each NEO is eligible to participate in the Bonus Recognition Plan, and all of the NEOs except Ms. McConkey are vested in the Bonus Recognition Plan.

Tax Considerations

We structure our compensation programs for the most part to comply with the Code Section 162(m). Code Section 162(m) limits the deduction available to McClatchy for compensation paid to the Chief Executive Officer and, based on IRS interpretive guidance, the three most highly compensated executive officers other than the Chief Financial Officer to the extent the compensation paid to any such person exceeds $1,000,000, unless such compensation was based on performance goals determined by a committee consisting solely of two or more non-employee directors and the performance goals are approved by the shareholders prior to payment. The annual bonuses paid to our NEOs are intended to qualify as performance-based compensation and thus are intended to be deductible by McClatchy under Code Section 162(m). In 2016, payments to our CEO resulted in payments slightly in excess of the limitation under Code Section 162(m). We may at any time determine to pay compensation to the executive officers, including the Chief Executive Officer, which may not be deductible under Code Section 162(m).

Summary Compensation Table. The following tables set forth the annual compensation paid or accrued by McClatchy for the NEOs for the fiscal year ended December 25, 2016.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Stock	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	Awards	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)	(g)(3)	(h)(4)	(i)(5)	(j)
Patrick Talamantes	2016	$900,000	$—	$244,542	$—	$360,000	$64,216	$20,918	$1,589,676
President and	2015	$873,229	$—	$567,522	$—	$168,300	$—	$20,363	$1,629,414
Chief Executive Officer	2014	$825,000	$—	$640,800	$—	$82,500	$171,334	$19,934	$1,739,568

Elaine Lintecum	2016	$475,000	$—	$77,274	$—	$129,825	$84,456	$4,589	$771,144
Vice President, Finance	2015	$466,923	$—	$151,290	$—	$70,038	$—	$4,496	$692,747
and Chief Financial Officer	2014	$439,038	$—	$171,360	$—	$26,342	$201,404	$5,097	$843,241

Christian Hendricks(7)	2016	$465,000	$—	$74,412	$—	$112,195	$99,282	$20,193	$771,082
Vice President,	2015	$444,062	$—	$153,504	$—	$36,768	$—	$19,494	$653,828
Products, Marketing and Innovation

Billie McConkey(6)	2016	$440,000	$—	$62,010	$—	$66,000	$—	$20,102	$588,112
Vice President, Human	2015	$274,615	$50,000	$91,938	$—	$46,731	$—	$283,993	$747,277
Resources, General Counsel
and Corporate Secretary

Mark Zieman	2016	$675,000	$—	$114,162	$—	$201,563	$69,968	$20,536	$1,081,229
Vice President,	2015	$621,192	$—	$227,304	$—	$62,288	$—	$19,733	$930,517
Operations	2014	$561,000	$550,000	$214,560	$—	$39,270	$193,487	$19,244	$1,577,561

(1)

Amounts shown in column (d) reflect the signing bonus paid to Ms. McConkey in connection with her commencement of employment with the Company in 2015 and the amounts earned by Mr. Zieman under The McClatchy Company 2012 Senior Executive Retention Plan in 2014.

(2)

Amounts shown in column (e) reflect the dollar amount recognized for financial statement reporting purposes for RSUs awarded in 2016, 2015 and 2014. Values of stock awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 using the assumptions included in footnote 10 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 25, 2016.

(3)

Amounts shown in column (g) reflect the amounts earned as annual cash incentives under the CEO Bonus Plan with respect to Mr. Talamantes and the MBO Plan for the other NEOs and earned under the 2014-2016 Performance Period Cash L-TIP payout, described in the “Compensation Discussion and Analysis” above.

(4)

Amounts shown in column (h) represent solely the aggregate change in the actuarial present value of the participating NEOs’ accumulated benefit under the Pension Plan and the SERP (or, for Mr. Zieman, the KR BRP) from the measurement date used for financial statement reporting purposes from 2015 to 2016, 2014 to 2015, and 2013 to 2014, respectively. These plans were frozen to new accruals effective as of March 31, 2009 and February 4, 2009, respectively, and no participants in these plans, including the NEOs, have received additional benefits or enhancements since 2008. Although we did not make any changes in our pension plans (including our SERP and the KR BRP) to increase the amount of the pension benefits payable under the plans, and, in fact, froze our pension plans (including our SERP and the KR BRP) early in 2009 so that participants, including the NEOs, do not earn any additional benefits due to additional years of service or additional compensation, there was a significant increase in value shown in the table above for 2015 to 2016 and 2013 to 2014, due in part to declining interest rates and to a change in how mortality improvement is projected. For 2014 to 2015, because of an increase in the interest rates used to calculate the present value of the benefit, the change in pension value was negative.

For 2016, the present value of the aggregate accumulated benefit was determined using the RP 2014 mortality table and interest rates of 4.53% for the Pension Plan, 4.50% for the SERP, and 4.40% for the KR BRP. For 2015, the present value of the aggregate accumulated benefit was determined using the RP 2014 mortality table and interest rates of 4.72% for the Pension Plan, 4.72% for the SERP, and 4.65% for the KR BRP. For

2014, the present value of the aggregate accumulated benefit was determined using the RP 2014 mortality table and interest rates of 4.25% for the Pension Plan, 4.24% for the SERP, and 4.16% for the KR BRP.

(5)

Amounts in column (i) for the 2016 fiscal year include the benefits, received by each NEO, enumerated below. Pursuant to Instruction 4 to Item 402(c)(2)(ix), dollar values for benefits have only been specified below to the extent they are the greater of $25,000 or 10% of the total amount shown in column (i) for such NEO.

•	Premiums to continue life insurance coverage under the McClatchy Group Executive Life Insurance Plan at a level not otherwise available under McClatchy’s standard life insurance coverage.

•	Premiums to provide long-term disability coverage at a level greater than that provided under McClatchy’s standard long-term disability program.

•	Company-paid premiums toward the cost of health coverage under McClatchy’s group health insurance plan.

•

In 2015, for Ms. McConkey’s move to the Sacramento metropolitan area from Arizona to take the position of Vice President, Human Resources, General Counsel and Corporate Secretary, the Company provided Ms. McConkey with certain relocation benefits. For 2015, these benefits included storage and shipping of household goods, temporary housing and assistance with the sale of her prior home and purchase of her new home. These relocation benefits totaled $171,256. In addition, the Company provided Ms. McConkey a tax gross-up payment with respect to these relocation benefits, which totaled $100,242.

(6)	Ms. McConkey commenced employment with the Company in 2015.

(7)	Mr. Hendricks was not an NEO for the 2014 fiscal year.

Grants of Plan-Based Awards. The following table contains information concerning grants of equity and non-equity compensation to the NEOs during the fiscal year ended December 25, 2016.

Grants of Plan-Based Awards

								All Other
								Stock
								Awards:	All Other
								Number of	Option		Grant
								Shares	Awards:	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			of	Number of	or Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive			Stock	Securities	Price of	Stock and
		Plan Awards(1)			Plan Awards			or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)	(#)	($/Sh)	($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Patrick Talamantes	02/24/2016	$317,325	$1,269,300	$2,538,600	—	—	—	23,070	—	$—	$244,542
Elaine Lintecum	02/24/2016	$100,525	$402,100	$804,200	—	—	—	7,290	—	$—	$77,274
Christian Hendricks	02/24/2016	$96,200	$384,800	$769,600	—	—	—	7,020	—	$—	$74,412
Billie McConkey	02/24/2016	$80,375	$321,500	$643,000	—	—	—	5,850	—	$—	$62,010
Mark Zieman	02/24/2016	$148,075	$592,300	$1,184,600	—	—	—	10,770	—	$—	$114,162

(1)	Amounts include the 2016-2018 Performance Period Cash L-TIP awards described in the “Compensation Discussion and Analysis” above.

(2)

The RSUs vest in three equal annual installments beginning on March 1, 2017 based on continued service.    Pursuant to the provisions of the 2012 Incentive Plan, the number of shares subject to these RSU grants was adjusted in connection with the one-for-ten reverse stock split that occurred on June 7, 2016 (following the grant date).  Accordingly, the share totals shown in the table above reflect our NEOs’ post-reverse stock split holdings.

(3)

Amounts represent the full grant date fair value of the RSUs, as computed in accordance with FASB ASC Topic 718, using the assumptions included in footnote 10 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 25, 2016.

Outstanding Equity Awards at Fiscal 2016 Year End. The following table sets forth information concerning the outstanding equity awards held by the NEOs as of December 25, 2016.    Pursuant to the provisions of the 2012 Incentive Plan, the number of shares subject to outstanding stock appreciation rights (SARs) and RSUs and the per share exercise price of outstanding SARs were adjusted in connection with the one-for-ten reverse stock split that occurred on June 7, 2016.  Accordingly, the share totals and exercise prices shown in the table below reflect our NEOs’ post-reverse stock split holdings as of December 25, 2016.

Outstanding Equity Awards at Fiscal 2016 Year-End

											Equity	Equity
					Equity						Incentive	Incentive
					Incentive						Plan Awards:	Plan Awards:
					Plan			Stock Awards		Market	Number of	Market or
	Option Awards				Awards:			Number of		Value of	Unearned	Payout Value
	Number of		Number of		Number of			Shares or		Shares or	Shares, Units	of Unearned
	Securities		Securities		Securities			Units of		Units of	or Other	Shares, Units
	Underlying		Underlying		Underlying	Option		Stock		Stock That	Rights That	or Other
	Unexercised		Unexercised		Unexercised	Exercise	Option	That Have		Have Not	Have Not	Rights That
	Options(#)		Options(#)		Unearned	Price	Expiration	Not		Vested($)	Vested	Have Not
Name	Exercisable		Unexercisable		Options(#)	($)	Date	Vested(#)		(10)	(#)	Vested($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Patrick Talamantes	—		—		—	$—	—	23,070	(7)	$313,060
	—		—		—	$—	—	15,380	(8)	$208,707	—	—
	—		—		—	$—	—	4,450	(9)	$60,387	—	—
	18,375		6,125	(1)	—	$24.60	2/21/2023	—		$—	—	—
	8,000		—	(2)	—	$27.60	2/22/2022	—		$—	—	—
	7,500		—	(3)	—	$40.80	2/23/2021	—		$—	—	—
	10,000	(4)	—		—	$34.20	12/15/2019	—		$—	—	—
	10,000	(5)	—		—	$17.00	12/16/2018	—		$—	—	—
	7,500	(6)	—		—	$132.20	12/11/2017	—		$—	—	—

Elaine Lintecum	—		—		—	$—	—	7,290	(7)	$98,925
	—		—		—	$—	—	4,100	(8)	$55,637	—	—
	—		—		—	$—	—	1,190	(9)	$16,148	—	—
	3,500		1,750	(1)	—	$24.60	2/21/2023	—		$—	—	—
	1,000		—	(2)	—	$27.60	2/22/2022	—		$—	—	—
	500		—	(3)	—	$40.80	2/23/2021	—		$—	—	—
	1,500	(6)	—		—	$132.20	12/11/2017	—		$—	—	—

Christian Hendricks	—		—		—	$—	—	7,020	(7)	$95,261
	—		—		—	$—	—	4,160	(8)	$56,451	—	—
	—		—		—	$—	—	1,080	(9)	$14,656	—	—
	3,400		1,700	(1)	—	$24.60	2/21/2023	—		$—	—	—
	2,500		—	(2)	—	$27.60	2/22/2022	—		$—	—	—
	6,000		—	(3)	—	$40.80	2/23/2021	—		$—	—	—
	6,000	(6)	—		—	$132.20	12/11/2017	—		$—	—	—

Billie McConkey	—		—		—	$—	—	5,850	(7)	$79,385	—	—
	—		—		—	$—	—	3,080	(8)	$41,796	—	—

Mark Zieman	—		—		—	$—	—	10,770	(7)	$146,149
	—		—		—	$—	—	6,160	(8)	$83,591	—	—
	—		—		—	$—	—	1,490	(9)	$20,219	—	—
	4,750		2,375	(1)	—	$24.60	2/21/2023	—		$—	—	—
	4,000		—	(2)	—	$27.60	2/22/2022	—		$—	—	—
	550		—	(3)	—	$40.80	2/23/2021	—		$—	—	—
	1,500	(5)	—		—	$17.00	12/16/2018	—		$—	—	—
	1,400	(6)	—		—	$90.70	3/6/2018	—		$—	—	—
	600	(6)	—		—	$132.20	12/11/2017	—		$—	—	—

(1)	One-quarter of the SARs vest on each of March 1, 2014, March 1, 2015, March 1, 2016 and March 1, 2017 based on continued service.

(2)	One-quarter of the SARs vested on each of March 1, 2013, March 1, 2014, March 1, 2015 and March 1, 2016.

(3)	One-quarter of the SARs vested on each of March 1, 2012, March 1, 2013, March 1, 2014 and March 1, 2015.

(4)	One-quarter of the SARs vested on each of March 1, 2011, March 1, 2012, March 1, 2013 and March 1, 2014.

(5)	One-quarter of the SARs vested on each of March 1, 2010, March 1, 2011, March 1, 2012 and March 1, 2013.

(6)	One-quarter of the SARs vested on each of March 1, 2009, March 1, 2010, March 1, 2011 and March 1, 2012.

(7)	One-third of the RSUs vest on each of March 1, 2017, March 1, 2018 and March 1, 2019 based on continued service.

(8)	One-third of the RSUs vest on each of March 1, 2016, March 1, 2017 and March 1, 2018 based on continued service.

(9)	One-third of the RSUs vest on each of March 1, 2015, March 1, 2016 and March 1, 2017 based on continued service.

(10)

Market value calculated by multiplying the closing market price of our Class A Common Stock on December 23, 2016 ($13.57 per share) by the number of units of stock. December 23, 2016 was the last trading day of our fiscal year, which ended on December 25, 2016.

Option Exercises and Stock Vesting Table.

2016 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized	Acquired	Received
	Exercise	on Exercise	on	on Vesting
Name	(#)	($)	Vesting (#)(1)	($)
Patrick Talamantes	—	—	12,140	139,610
Elaine Lintecum	—	—	3,240	37,260
Christian Hendricks	—	—	3,160	36,340
Billie McConkey	—	—	1,540	17,710
Mark Zieman	—	—	4,570	52,555

(1)

This column represents the total number of shares that were acquired upon vesting of outstanding RSUs on March 1, 2016. Actual number of shares received were net of shares withheld to pay taxes. The number of shares acquired on vesting of these RSU grants has been adjusted in connection with the one-for-ten reverse stock split that occurred on June 7, 2016 (following the vesting date).  Accordingly, the share totals shown in the table above reflect our NEOs’ post-reverse stock split holdings.

Pension Benefits Table. The following table sets forth the present value of accumulated pension benefits for each of the NEOs under McClatchy’s Pension Plan, McClatchy’s SERP, and for Mr. Zieman only, the KR BRP during the fiscal year ended December 25, 2016. The values are based on the earliest age at which an NEO is entitled to receive unreduced benefits under the respective plan. As set forth above, Ms. McConkey is not a participant in any McClatchy-sponsored pension plan and thus does not have an accumulated pension benefit under the Pension Plan or the SERP. Effective March 31, 2009 and February 4, 2009, respectively, benefit accruals under the Pension Plan and under the SERP and the KR BRP were frozen for all participants. Under the SERP, the age of unreduced benefits is age 62 for Mr. Talamantes, Ms. Lintecum and Mr. Hendricks. For Mr. Zieman, who receives nonqualified benefits under the KR BRP, the unreduced benefits age is 65. In the case of Mr. Talamantes, Ms. Lintecum and Mr. Hendricks, the unreduced benefits age is 62 under the Pension Plan. For Mr. Zieman, the unreduced benefits age is 65, under the Pension Plan. The present value calculation reflects the amount of such benefit payable as a lump sum. As further described in the discussion following this table, neither the Pension Plan, SERP, nor the KR BRP benefit is payable as a lump sum benefit. Under the terms of the Pension Plan, the SERP, and the KR BRP, these benefits would be payable as a single life annuity, or a joint and 100% survivor annuity, if the participant was married as of the annuity commencement date.

2016 Pension Benefits

		Number of		Payments
		Years	Present Value	During Last
		Credited	of Accumulated	Fiscal Year
Name (a)	Plan Name (b)	Service (#) (c)	Benefit ($)(1) (d)	($)(e))
Patrick Talamantes	Supplemental Executive Retirement Plan	7.75	$491,546	$—
	The McClatchy Retirement Plan	7.75	$221,059	$—
Elaine Lintecum	Supplemental Executive Retirement Plan	20.25	$400,374	$—
	The McClatchy Retirement Plan	20.25	$768,467	$—
Christian Hendricks	Supplemental Executive Retirement Plan	16	$720,038	$—
	The McClatchy Retirement Plan	16	$462,233	$—
Billie McConkey	Supplemental Executive Retirement Plan	—	$—	$—
	The McClatchy Retirement Plan	—	$—	$—
Mark Zieman	Knight Ridder Benefit Restoration Plan (2)	11	$268,817	$—
	The McClatchy Retirement Plan	21.92	$536,574	$—

(1)

Amounts represent the present value of the accumulated benefits available to each NEO under each respective pension plan. The valuation method and the material assumptions applied in quantifying the present value of the accrued benefit are the same as referenced in Note 10 to McClatchy’s audited financial statements contained in its Form 10-K for the year ended December 25, 2016. Specifically, the assumptions used to determine the present value under the Pension Plan were a 4.53% interest rate and the RP 2014 mortality table, and to determine the present value under the SERP were a 4.50% interest rate (or 4.40% in the case of the KR BRP) and the RP 2014 mortality table. The following are the single life annuity monthly amounts payable to each NEO under the SERP and the Pension Plan, respectively, at the earliest age of unreduced retirement benefit under the respective plan, as described in the narrative above: (a) Mr. Talamantes, $4,255.63 and $1,925.00; (b) Ms. Lintecum, $2,288.71 and $4,407.41; (c) Ms. McConkey, $0 and $0; (d) Mr. Hendricks, $5,854.66 and $3,778.67; and (e) under the KR BRP and the Pension Plan, respectively, for Mr. Zieman, $2,410.48 and $4,927.28.

(2)

The KR BRP is similar to McClatchy’s SERP (described below) insofar as it too is designed to provide post-retirement income commensurate with the participant’s actual income levels, which cannot otherwise be taken into account under the underlying qualified retirement plan. The KR BRP does so by taking into account excess compensation, including annual incentive compensation that might have been deferred under the Knight-Ridder, Inc. Annual Incentive Deferral Plan, and by taking into account highest final average pay whether or not earned in consecutive periods. Payouts under the KR BRP may also exceed the maximum annuity payout limit applicable to the underlying qualified pension plan formula. Normal retirement age under the KR BRP is age 65.

Frozen Pension Plan. Prior to freezing the plan in March 2009, each NEO except Ms. McConkey participated in the Pension Plan. The Pension Plan is a qualified defined benefit pension plan that was open to all eligible employees of McClatchy and other participating subsidiaries who completed an hours and service requirement to become participants in the Pension Plan. Benefits accrued as a lifetime annuity payable monthly commencing at age 65, the normal retirement age under the Pension Plan. Benefits accrued at a rate of 1.3% of “average monthly earnings” times years of benefits service up to a maximum of 35 such years. For each NEO listed above, the number of years of credited service equals their actual years of credited service with McClatchy or its subsidiaries as of March 2009. Accrued benefits vested after five years of vesting service, or, if earlier and the participant remained an employee at the time, when the participant attains age 65, the normal retirement age for each NEO under the Pension Plan. Each participating NEO was fully vested in his or her benefits under the Pension Plan as of March 2009. “Average monthly earnings” means the average monthly base pay averaged over the five consecutive calendar years that produces the highest average. Compensation earned after March 31, 2009, does not count in the determination of average monthly earnings.

Upon termination of employment, each participating NEO generally may not commence benefits prior to age 55. The Pension Plan provided a subsidized early retirement benefit to any participating NEO with 20 or more years of eligible service who works until age 55, and pursuant to which the NEO would be eligible to receive an unreduced benefit following termination of employment beginning at age 62. Finally, the Pension Plan provides for benefits to be paid in the following annuity forms: a single life annuity, or either a 50% or 100% joint survivor annuity. Lump sum payment is not available, except for certain de minimis accruals.

The Code limits the maximum benefit that may be paid under the Pension Plan by subjecting annual earnings that can be taken into account in the pension formula to a cap ($265,000 for 2016) and by limiting the amount of benefit that can be paid from the plan (for 2016, an annuity at normal retirement age cannot exceed $210,000).

Supplemental Pension Plan and the Knight-Ridder, Inc. Benefit Restoration Plan. In order to provide post-retirement income commensurate with years of service to McClatchy and taking into consideration the NEO’s actual income levels, McClatchy’s SERP and, for Mr. Zieman only, the KR BRP provided enhanced pension benefits to our

NEOs except Ms. McConkey in addition to the amounts that were permitted to accrue under the Pension Plan. Accordingly, the SERP or KR BRP benefit, as applicable, was determined without regard to the compensation limit applicable to the Pension Plan and without regard to the maximum annuity payout limit applicable to the Pension Plan. For each NEO except Mr. Zieman and Ms. McConkey, the SERP provided a benefit accrued at normal retirement age equal to 1.5% of “enhanced average monthly earnings” multiplied by years of Pension Plan benefit service, up to a maximum of 35 such years. “Enhanced average monthly earnings” take into account both base salary and the annual incentive compensation. The monthly average was determined for the three years of Pension Plan participation as of February 4, 2009 that produces the highest monthly average. The overall SERP benefit is offset by the benefit accrued under the Pension Plan. For Mr. Zieman, the KR BRP provided a benefit accrued at normal retirement age based on final average earnings and years of service, offset by Social Security and other offset amounts.

Normal retirement age under the SERP and the KR BRP, as applicable, is age 65 for each participating NEO. Under the SERP, an unreduced benefit was payable to a vested participant who terminates employment within three years of normal retirement age. Accordingly, each participating NEO would be entitled to an unreduced benefit commencing at age 62.

A SERP participant was vested in his or her SERP benefit after five years of benefit service. Accordingly, each of the participating NEOs was fully vested in his or her SERP benefit as of February 2009. The SERP does not provide for payment as a lump sum, but rather provides for benefit in any form provided under the Pension Plan and at the time specified in the participant’s Code Section 409A election.

Non-Qualified Deferred Compensation. As described above, McClatchy maintains a Benefit Restoration Plan and Bonus Recognition Plan. Participants are vested in the Benefit Restoration Plan and Bonus Recognition Plan after three years of employment with the Company. All of the NEOs except Ms. McConkey are vested in the Plans. Except in the case of termination of employment due to a participant’s death or disability, a participant’s eligible benefits under the Plans will be distributed to vested employees following the close of each year in which benefits are earned without interest. In the case of a termination of employment due to a participant’s death, the full amount of the participant’s account will be paid to the participant’s beneficiary in a single lump sum.

Potential Payments Upon Termination of Employment and Change in Control

Mr. Talamantes 2015 CEO Employment Agreement.

In 2016, Mr. Talamantes was party to an employment agreement that entitled him to receive severance payments and continued benefits upon certain terminations of employment, as described below. These provisions were entered into in connection with the negotiation of Mr. Talamantes’ employment agreement in 2015, and were what the Compensation Committee believed were competitive and consistent with industry practice at the time.

Effective May 2015, the Company and Mr. Talamantes entered into an employment agreement (the “CEO Employment Agreement”). The original term of the CEO Employment Agreement was three years, with an expiration date of May 16, 2018. Absent the Company’s or Mr. Talamantes’ timely written notice not to extend, the remaining term of the CEO Employment Agreement would automatically extend for an additional year on each May 16th during the term beginning on May 16, 2016 (so that effective on each such day, the remaining term of employment would be for a full three-year period). Pursuant to the terms of the CEO Employment Agreement, Mr. Talamantes’ annual base salary increased from $825,000 in 2014 to $841,500, subject to any modifications by the Compensation Committee.

Termination.

The CEO Employment Agreement set forth the compensation that Mr. Talamantes was due to receive in the event that he was terminated by the Company for any reason other than “cause” or “disability” or if he resigned for “good reason” (each as defined below) or the Company elected not to renew the term of the CEO Employment Agreement. Mr. Talamantes was entitled to (i) his accrued compensation (described below) and (ii) subject to his timely execution of a waiver and release, a lump sum severance payment equal to one and one-half (1.5) times his annual base salary in effect on the date of his termination of employment from the Company (without giving effect to any reduction in his annual base salary that would constitute “good reason” (as defined below)). If Mr. Talamantes had been terminated on December 25, 2016, under circumstances giving rise to severance, the cash severance would have been $1,350,000.

In the event that Mr. Talamantes’ employment was terminated (i) involuntarily by the Company for “cause” or “disability” (each as defined below), (ii) voluntarily by Mr. Talamantes other than for “good reason” (as defined below), or (iii) automatically upon Mr. Talamantes’ death, he was entitled only to his accrued compensation.

For purposes of the severance benefits described above:

•

“cause” means (i) Mr. Talamantes’ willful failure to substantially perform his duties, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, or (ii) Mr. Talamantes’ willful act of gross misconduct that is materially injurious to the Company;

•

“good reason” means (i) Mr. Talamantes’ demotion or a material reduction in his base salary, without his written consent, (ii) a material reduction in his responsibility or authority (including, without limitation, loss of the title or functions of the President and Chief Executive Officer of the Company or its successor), (iii) Mr. Talamantes’ removal from the Company’s Board, or (iv) relocation by more than fifty (50) miles of the Company’s headquarters from Sacramento, California; and

•

“disability” means Mr. Talamantes’ inability, at the time notice is given, to perform his duties under the CEO Employment Agreement for a period of not less than six consecutive months as a result of an illness or injury, as determined for purposes of the Company’s long-term disability income insurance.

On January 25, 2017, following the end of the fiscal year, Mr. Talamantes left the Company. His end of service was treated as a termination without cause under the CEO Employment Agreement, and he received the severance payments and benefits described below for such termination. On February 24, 2017, Mr. Talamantes and the Company entered into a waiver and general release agreement (the “Agreement”) in connection with his departure. Pursuant to the Agreement, Mr. Talamantes received as severance the gross lump sum amount of $1,350,000, which is the equivalent of 1.5 times base salary at the rate in effect at the time of separation. In addition, Mr. Talamantes received (1) a $135,000 payment in respect of his annual incentive for fiscal year 2016; (2) a $225,000 payment in respect of the Company’s long-term performance-based cash program made under the 2014 Long-Term Incentive Plan; and (3) 42,900 restricted shares of the Company’s Class A Common Stock which represent certain outstanding awards previously granted to Mr. Talamantes.  Pursuant to the Agreement, Mr. Talamantes agreed to grant a general release to the Company and to continue to be bound by certain restrictive covenants including confidentiality, non-solicitation and non-disparagement provisions set forth in the CEO Employment Agreement.

Accrued Compensation.

Under Mr. Talamantes’ CEO Employment Agreement, his accrued compensation consisted of (i) any unpaid base salary to the date of his termination, (ii) all vested benefits under applicable written plans and programs maintained by the Company subject to the terms and conditions of such plans or programs, (iii) reimbursement of reasonable business expenses and disbursements in accordance with the Company’s applicable written policy; and (iv) four weeks of vacation in connection with a termination of employment under the Company’s applicable executive vacation policy.

Executive Equity Award Agreements.

Pursuant to McClatchy’s form of RSU award agreement for executives, a grantee’s outstanding, unvested RSUs become fully vested upon a “change in control” (as defined in the 2012 Incentive Plan). In addition, a grantee’s outstanding, unvested RSUs will become fully vested upon (i) a termination on account of death or disability, (ii) a termination by the Company without “cause,” (iii) a resignation for “good reason,” or (iv) a termination for any reason if the grantee has accumulated 10 or more continuous years of service and is age 55 or older (as such terms are defined in the 2012 Incentive Plan or the applicable award agreement).

Pursuant to McClatchy’s form of SAR award agreement for executives, a grantee’s outstanding, unvested SARs become fully vested upon a “change in control” (as defined in the 2012 Incentive Plan). In addition, a grantee’s outstanding, unvested SARs (i) will become fully vested if the grantee ceases employment after having accumulated 10 or more continuous years of service (A) on account of death or disability or (B) for any reason when the grantee is age 62 or older, or (ii) will vest with respect to two additional time-based vesting installments if the grantee ceases employment after having accumulated 10 or more continuous years of service for any reason when the grantee is between age 55 and age 62.

Cash L-TIP.

If a holder of a Cash L-TIP award terminates employment with the Company on account of (i) “retirement,” (ii) death, or (iii) disability, the holder becomes eligible for a pro-rated payment with respect to the Cash L-TIP award for each year in the performance cycle that the holder remained employed and that the Company met certain FCF budget thresholds. For this purpose, “retirement” means termination of employment if the holder has accumulated 10 or more continuous years of service and is age 55 or older.

Potential Walk-Away Payments.

The following table sets forth quantitative information with respect to potential payments to Mr. Talamantes or his beneficiaries upon termination in various circumstances as described above, assuming termination on December 25, 2016. As discussed above, on January 25, 2017, following the end of the fiscal year, Mr. Talamantes left the Company.  His end of service was treated as a termination without cause under the CEO Employment Agreement.

Mr. Talamantes—Presumed December 25, 2016 Termination Date

	Voluntary				Not-for-
	(including				Cause or for	Change-in-
Type of Compensation	Retirement)	Disability	Death	For Cause	Good Reason	Control
Cash Severance Benefit(1)	$—	$—	$—	$—	$1,350,000	$—
Restricted Stock Units (RSUs)(2)	$—	$582,154	$582,154	$—	$582,154	$582,154
SARs(3)	$—	$—	$—	$—	$—	$—
Benefit Restoration/Bonus Recognition	$—	$—	$—	$—	$—	$—
Pension/SERP Lump Sum(4)	$729,000	$712,000	$687,000	$729,000	$729,000	$729,000
Savings Plan Benefit(5)	$147,992	$147,992	$147,992	$147,992	$147,992	$147,992
Continuation of Insurance Benefits	$—	$—	$—	$—	$—	$—
Tax gross-up	$—	$—	$—	$—	$—	$—
Cash L-TIP Awards(6)	$—	$453,860	$453,860	$—	$—	$—
Sub-Total	$876,992	$1,896,006	$1,871,006	$876,992	$2,809,146	$1,459,146

Less: accumulated benefit restoration/bonus recognition account and vested pension and savings plan benefits	$876,992	$859,992	$834,992	$876,992	$876,992	$876,992
Amount Triggered due to Termination	$—	$1,036,014	$1,036,014	$—	$1,932,154	$582,154

(1)

Under the CEO Employment Agreement, upon a termination of employment by the Company other than “cause” or “disability” or by Mr. Talamantes for “good reason,” Mr. Talamantes was entitled to a severance payment equal to one and one-half (1.5) times his annual base salary as of the date of termination, which was $900,000 as of December 25, 2016.

(2)

Value of the accelerated vesting is calculated by multiplying the closing market price of our Class A Common Stock on December 23, 2016 ($13.57 per share) by the number of units. December 23, 2016 was the last trading day of our fiscal year, which ended on December 25, 2016. Mr. Talamantes had outstanding RSUs under three separate agreements. On February 24, 2016, Mr. Talamantes received 23,070 RSUs, all of which were unvested. These RSUs were scheduled to vest in three equal annual installments beginning on March 1, 2017. On February 23, 2015, Mr. Talamantes received 23,070 RSUs, of which 15,380 RSUs were unvested. These RSUs were scheduled to vest in three annual installments beginning on March 1, 2015; the remaining 15,380 RSUs were scheduled to vest in two equal installments on March 1, 2017 and March 1, 2018. On February 20, 2014, Mr. Talamantes received 13,350 RSUs, of which 4,450 RSUs were unvested. These RSUs were scheduled to vest in three annual installments beginning on March 1, 2015; the remaining 4,450 RSUs were scheduled to vest on March 1, 2017.

(3)	None of Mr. Talamantes’ outstanding, unvested SARs were in-the-money, and any accelerated vesting that could occur would not have a value for this purpose.

(4)

Value represents the lump sum value for Mr. Talamantes’ SERP benefits and MCRP benefits as of December 25, 2016, using an annual discount rate of 4.53% for the Pension Plan and 4.50% for the SERP benefits.

(5)	Value includes the matching contribution account and supplemental contribution account balances under the Savings Plan, as of December 25, 2016.

(6)	Value represents partial, pro-rated vesting of Mr. Talamantes’ 2015 and 2016 Cash L-TIPs.

The following table sets forth quantitative information with respect to potential payments to each of the NEOs (or the NEO’s beneficiaries) other than Mr. Talamantes upon termination in various circumstances as described above, assuming termination on December 25, 2016.

NEOs Other Than Mr. Talamantes —Presumed December 25, 2016 Termination Date

	Voluntary				Not-for-
	(including			For	Cause or for	Change-in-
Name / Type of Compensation	Retirement)	Disability	Death	Cause	Good Reason	Control
Elaine Lintecum
Cash Severance Benefit(1)	$—	$—	$—	$—	$—	$—
RSUs(2)(3)	$170,710	$170,710	$170,710	$—	$170,710	$170,710
SARs(4)	$—	$—	$—	$—	$—	$—
Cash L-TIP Awards(5)(6)	$137,087	$137,087	$137,087	$—	$137,087	$137,087
Total	$307,797	$307,797	$307,797	$—	$307,797	$307,797
Christian Hendricks
Cash Severance Benefit(1)	$—	$—	$—	$—	$—	$—
RSUs(2)(3)	$—	$166,368	$166,368	$—	$166,368	$166,368
SARs(4)	$—	$—	$—	$—	$—	$—
Cash L-TIP Awards(5)(6)	$—	$130,793	$130,793	$—	$—	$—
Total	$—	$297,161	$297,161	$—	$166,368	$166,368
Billie McConkey
Cash Severance Benefit(1)	$—	$—	$—	$—	$—	$—
RSUs(2)(3)	$—	$121,181	$121,181	$—	$121,181	$121,181
SARs(4)	$—	$—	$—	$—	$—	$—
Cash L-TIP Awards(5)(6)	$—	$94,300	$94,300	$—	$—	$—
Total	$—	$215,481	$215,481	$—	$121,181	$121,181
Mark Zieman
Cash Severance Benefit(1)	$—	$—	$—	$—	$—	$—
RSUs(2)(3)	$249,959	$249,959	$249,959	$—	$249,959	$249,959
SARs(4)	$—	$—	$—	$—	$—	$—
Cash L-TIP Awards(5)(6)	$195,127	$195,127	$195,127	$—	$195,127	$195,127
Total	$445,086	$445,086	$445,086	$—	$445,086	$445,086

(1)

Only Mr. Talamantes was party to an employment agreement that entitled him to receive severance payments and continued benefits upon certain terminations of employment, as described above. This table does not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

(2)

Value of the accelerated vesting is calculated by multiplying the closing market price of our Class A Common Stock on December 23, 2016 ($13.57 per share) by the number of units. December 23, 2016 was the last trading day of our fiscal year, which ended on December 25, 2016.

(3)

Both Ms. Lintecum and Mr. Zieman have accumulated 10 or more continuous years of service and are age 55 or older, and Ms. Lintecum’s and Mr. Zieman’s outstanding, unvested RSUs will become fully vested upon their termination of employment. Ms. McConkey has not accumulated 10 or more continuous years of service and is not yet age 55 or older. While Mr. Hendricks has accumulated 10 or more continuous years of service, he is not yet age 55 or older.

(4)	None of the NEOs’ outstanding, unvested SARs were in-the-money, and any accelerated vesting that could occur would not have a value for this purpose.

(5)	Value represents partial, pro-rated vesting of each of the NEOs’ 2015 and 2016 Cash L-TIPs.

(6)

Both Ms. Lintecum and Mr. Zieman have accumulated 10 or more continuous years of service and are age 55 or older and upon termination of employment are eligible for a pro-rated payment with respect to the Cash L-TIP award for each year in the performance cycle that the holder remained employed and that the Company met certain FCF budget thresholds. Ms. McConkey has not accumulated 10 or more continuous years of service and is not yet age 55 or older. While Mr. Hendricks has accumulated 10 or more continuous years of service, he is not yet age 55 or older. This pro-rated payment is only paid upon a qualifying termination of employment and is not a single trigger, change in control payment.

Compensation Committee Interlocks and Insider Participation

During 2016, Leroy Barnes, Jr. served as chairman from January 1, 2016 through May 18, 2016 and Craig Forman served as the chairman thereafter. Molly Maloney Evangelisti, and Clyde Ostler served as members of the

Compensation Committee. None of these individuals was an officer or employee of McClatchy at any time during fiscal year 2016 and none of these individuals has ever been an officer of McClatchy. No executive officer of McClatchy has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee of McClatchy.  In January 2017, Mr. Forman resigned from the Compensation Committee prior to his appointment as President and Chief Executive Officer of the Company.

Certain Relationships and Related Transactions

Our Audit Committee is responsible for reviewing and approving the terms of all related party transactions. The Company’s policy for the review, approval or ratification of related party transactions states that the Audit Committee must review any related party transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Related persons include executive officers, directors and director nominees of the Company or their immediate family members or shareholders owning 5% or greater of the Company’s securities. McClatchy currently has no related party transactions.

REPORT OF THE AUDIT COMMITTEE

During 2016, Leroy Barnes, Jr., served as the chair and Elizabeth Ballantine, Clyde Ostler and Frederick R. Ruiz served as members of the Audit Committee. Each of the members of the Audit Committee was independent (as that term is defined under the NYSE’s current listing standards). The Board of Directors designated Mr. Barnes and Mr. Ostler as the 2016 “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S- K. The Board of Directors has adopted a written charter for the Audit Committee, which was most recently reviewed on January 24, 2017. Among other things, the Audit Committee:

•	appoints and oversees the work of the independent auditors and reviews and recommends to the Board the discharge, if necessary, of the independent auditors;

•

preapproves (or may subsequently approve where permitted under the rules of the SEC) engagements of the independent auditors to perform audit or non-audit services, including by establishing preapproval policies and procedures;

•	reviews the independence of the independent auditors, including setting hiring policies for employees or former employees of the independent auditors;

•

discusses with McClatchy’s independent auditors the financial statements and audit findings, including discussions with management and McClatchy’s independent auditors regarding any significant changes in the audit plan and difficulties or disputes with management encountered during the audit;

•	reviews with management and the independent auditors McClatchy’s annual SEC filings;

•	reviews with the independent auditors and the director of internal auditing the adequacy of McClatchy’s internal accounting controls;

•

reviews with management and the director of internal auditing significant findings during the year and management’s response to those findings, any difficulties encountered in the course of the internal audits and any changes in the scope of the internal audit plan;

•	generally discusses earnings press releases as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies;

•	establishes and reviews codes of conduct; and

•	establishes procedures for receiving, retaining and treating complaints and concerns with regard to accounting, internal accounting controls or auditing matters.

In this context, the Audit Committee hereby reports as follows:

•	it has reviewed and discussed the audited financial statements with management;

•

it has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	it has discussed with the independent auditors the auditors’ independence; and

•

it has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in McClatchy’s Annual Report on Form 10-K for the year ended December 25, 2016.

Respectfully submitted by the members of the Audit Committee of McClatchy.

LEROY BARNES, Jr.,Chair
ELIZABETH BALLANTINE
CLYDE OSTLER
FREDERICK R. RUIZ

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires McClatchy’s directors, executive officers, and beneficial owners of more than 10% of McClatchy’s Class A Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of McClatchy. Such officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish McClatchy with all Section 16(a) forms that they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. To our knowledge, based on our review of the forms that we received or written representations from reporting persons stating that they were not required to file these forms, during the fiscal year ended December 25, 2016, no director, executive officer, or beneficial owner of more than 10% of McClatchy’s Class A Common Stock failed to timely file the forms required by Section 16(a) of the Exchange Act.

OTHER MATTERS

The Board of Directors does not know of any business to be presented at the annual meeting other than the matters set forth above, but if other matters properly come before the meeting, your proxy holders will vote on the matters in accordance with their best judgment.

SHAREHOLDERS SHARING AN ADDRESS

Shareholders sharing an address with another shareholder may receive only one set of proxy materials to that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from:

Investor Relations 2100 Q Street Sacramento, California 95816, (916) 321-1931

Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company’s proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals to be presented at McClatchy’s 2018 Annual Meeting of Shareholders must be received at the Corporate Secretary’s office, 2100 Q Street, Sacramento, California 95816, no later than December 5, 2017, to be considered for inclusion in the proxy statement and form of proxy for that meeting. In addition, we will seek discretionary authority in our proxy for our 2018 Annual Meeting of Shareholders to vote on any matter that may be considered at the meeting as to which we do not have notice prior to February 16, 2018.

April 4, 2017	By Order of the Board of Directors

Billie S. McConkey, Corporate Secretary

Appendix A

__________________________________________________________________

The McClatchy Company

2012 OMNIBUS INCENTIVE PLAN

(AS AMENDED AND RESTATED MARCH 23, 2017)

__________________________________________________________________

i

	9.3	Term.		A-12
	9.4	Rights of Holders of SARs.		A-13
	9.5	Transferability of SARs.		A-13
10.	TERMS AND CONDITIONS OF RESTRICTED STOCK, RESTRICTED STOCK UNITS, AND DEFERRED STOCK UNITS			A-13
	10.1	Grant of Restricted Stock, Restricted Stock Units, and Deferred Stock Units.		A-13
	10.2	Restrictions.		A-13
	10.3	Registration; Restricted Share Certificates.		A-13
	10.4	Rights of Holders of Restricted Stock.		A-14
	10.5	Rights of Holders of Restricted Stock Units and Deferred Stock Units.		A-14
		10.5.1	Voting and Dividend Rights.	A-14
		10.5.2	Creditor’s Rights.	A-14
	10.6	Termination of Service.		A-14
	10.7	Purchase of Restricted Stock and Shares of Stock Subject to Restricted Stock Units and Deferred Stock Units.		A-14
	10.8	Delivery of Shares of Stock.		A-15
11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS			A-15
12.	FORM OF PAYMENT			A-15
	12.1	General Rule.		A-15
	12.2	Surrender of Shares of Stock.		A-15
	12.3	Cashless Exercise.		A-15
	12.4	Other Forms of Payment.		A-15
13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS			A-16
	13.1	Dividend Equivalent Rights.		A-16
	13.2	Termination of Service.		A-16
14.	TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS			A-16
	14.1	Grant of Performance-Based Awards.		A-16
	14.2	Structure of Performance-Based Awards.		A-16
	14.3	Earning of Performance-Based Awards.		A-16
	14.4	Form and Timing of Payment of Performance-Based Awards.		A-16
	14.5	Performance Conditions.		A-17
	14.6	Performance-Based Awards Granted to Designated Covered Employees.		A-17
		14.6.1	Performance Goals Generally.	A-17
		14.6.2	Timing For Establishing Performance Goals.	A-17
		14.6.3	Payment of Awards; Other Terms.	A-17
		14.6.4	Performance Measures.	A-18
		14.6.5	Evaluation of Performance.	A-19
		14.6.6	Adjustment of Performance-Based Compensation.	A-20
		14.6.7	Committee Discretion.	A-20
	14.7	Status of Awards under Code Section 162(m).		A-20
15.	REQUIREMENTS OF LAW			A-20
	15.1	General.		A-20
	15.2	Rule 16b-3.		A-21
16.	EFFECT OF CHANGES IN CAPITALIZATION			A-21
	16.1	Changes in Stock.		A-21
	16.2	Reorganization in Which the Company Is the Surviving Entity Which Does not Constitute a Change in Control.		A-21
	16.3	Change in Control.		A-22

ii

	16.4	Adjustments.	A-22
	16.5	No Limitations on Company.	A-23
17.	GENERAL PROVISIONS		A-23
	17.1	Disclaimer of Rights.	A-23
	17.2	Nonexclusivity of the Plan.	A-23
	17.3	Withholding Taxes.	A-23
	17.4	Captions.	A-24
	17.5	Construction.	A-24
	17.6	Other Provisions.	A-24
	17.7	Number and Gender.	A-24
	17.8	Severability.	A-24
	17.9	Governing Law.	A-24
	17.10	Section 409A of the Code.	A-24

iii

THE MCCLATCHY COMPANY

2012 OMNIBUS INCENTIVE PLAN
(AS AMENDED AND RESTATED MARCH 23, 2017)

The McClatchy Company sets forth herein the terms of its 2012 Omnibus Incentive Plan, as amended and restated as of March 23, 2017, as follows:

1.            PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ ability to recruit, reward, and retain highly qualified officers, directors, and employees to motivate such officers, directors, and employees to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.  To this end, the Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Unrestricted Stock, Dividend Equivalent Rights, Performance Shares, other Performance-Based Awards, and cash incentive awards.  Any of these Awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof.  Options granted under the Plan may be Non-qualified Stock Options or Incentive Stock Options, as provided herein.

2.           DEFINITIONS

For purposes of interpreting the Plan documents (including the Plan and Award Agreements), the following definitions shall apply, unless the context clearly indicates otherwise:

2.1 “Affiliate” means any company or other entity that controls, is controlled by, or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary.

2.2 “Amendment Date” means, subject to Section 5.1, March 23, 2017, the date on which the amendment and restatement of the Plan was adopted by the Board.

2.3 “Applicable Laws” means the legal requirements relating to the Plan and the Awards under (a) applicable provisions of the Code, the Securities Act, the Exchange Act, any rules and regulations thereunder, and any other laws, rules, regulations, and government orders of any jurisdiction applicable to the Company or its Affiliates, (b) applicable provisions of the corporate, securities, tax and other laws, rules, regulations, and government orders of any jurisdiction applicable to Awards granted to residents therein, and (c) the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

2.4 “Award” means a grant under the Plan of an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Deferred Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, a Performance Share, other Performance-Based Award, or cash.

2.5 “Award Agreement” means the agreement between the Company and a Grantee that evidences and sets forth the terms and conditions of an Award.
2.6 “Board” means the Board of Directors of the Company.

2.7 “Cause” shall have the meaning set forth in an applicable agreement between a Grantee and the Company or an Affiliate, and in the absence of such agreement, means, with respect to any Grantee and as determined by the Committee, (a) gross negligence or willful misconduct in connection with the performance of duties; (b) conviction of, or pleading guilty or nolo contendere to, a criminal offense (other than minor traffic offenses); or (c) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property, or non-competition agreements, if any, between the Grantee and the Company or an Affiliate.

2.8 “Change in Control” means, subject to Section 17.10,  the occurrence of any of the following: (i) the sale, lease, conveyance, or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Exchange Act), entity, or group of persons acting in concert; (ii) any “person”

or group of persons (other than any member of the McClatchy family or any entity or group controlled by one or more members of the McClatchy family) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; (iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board; or (v) the occurrence of a “Rule 13e-3 transaction” as such term is defined in Rule 13e-3 promulgated under the Exchange Act.

The Board shall have full and final authority, in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.

2.9 “Code” means the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section shall be deemed to include, as applicable, regulations promulgated under such Code Section.

2.10 “Committee” means a committee of, and designated from time to time by resolution of the Board, which shall be constituted as provided in Section 3.1.2 and Section 3.1.3 (or, if no Committee has been so designated, the Board).

2.11 “Company” means The McClatchy Company, a Delaware corporation, and any successor thereto.
2.12 “Covered Employee” means a Grantee who is a “covered employee” within the meaning of Code Section 162(m)(3).

2.13 “Deferred Stock Unit” means a Restricted Stock Unit, the terms of which provide for delivery of the underlying shares of Stock, cash, or a combination thereof subsequent to the date of vesting, at a time or times consistent with the requirements of Code Section 409A.

2.14 “Designated Officer” means the Company’s Chief Executive Officer or other Company officer designated by the Committee to make certain Awards under the Plan.
2.15 “Determination Date” means the Grant Date or such other date as of which the Fair Market Value of a share of Stock is required to be established for purposes of the Plan.

2.16 “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months; provided,  however, that, with respect to rules regarding the expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

2.17 “Dividend Equivalent Right” means a right, granted to a Grantee pursuant to Section 0, to receive cash, Stock, other Awards, or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of Stock.

2.18 “Effective Date” means January 24, 2012, the date on which the Plan was originally adopted by the Board, the Plan having been originally approved by the Company’s shareholders on May 16, 2012.

2.19 “Eligible Grantee” means (a) an employee, officer, or director of the Company or an Affiliate or (b) a consultant or adviser to the Company or an Affiliate (i) who is a natural person, (ii) who is currently providing bona fide services to the Company or an Affiliate, and (iii) whose services are not in connection with the Company’s sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s capital stock.
2.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended, and any successor thereto.
2.21 “Fair Market Value” means the fair market value of a share of Stock for purposes of the Plan, which shall be determined as of any Determination Date as follows:

(a)If on such Determination Date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another established securities market (a “Securities Market”), the Fair Market Value of a share of Stock shall be the closing price of the Stock on such Determination Date as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination).  If there is no such reported closing price on such Determination Date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the next preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.

(b)If on such Determination Date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock on such Determination Date as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

2.22 “Grant Date” means, as determined by the Committee, the latest to occur of (a) the date as of which the Committee approves the Award, (b) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 0 hereof, or (c) such subsequent date specified by the Committee in the corporate action approving the Award.

2.23 “Grantee” means a person who receives or holds an Award under the Plan.
2.24 “Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422.
2.25 “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.
2.26 “Option” means an option to purchase one or more shares of Stock at a specified Option Price pursuant to Section 0.
2.27 “Option Price” means the exercise price for each share of Stock subject to an Option.

2.28 “Performance-Based Award” means an Award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, or cash made subject to the achievement of performance goals (as provided in Section 0) over a Performance Period specified by the Committee.

2.29 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for “qualified performance-based compensation” paid to Covered Employees.  Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for “qualified performance-based compensation” within the meaning of and pursuant to Code Section 162(m) does not constitute performance-based compensation for other purposes, including the purposes of Code Section 409A.

2.30 “Performance Measures” means measures as specified in Section 0 on which the performance goal or goals under Performance-Based Awards are based and which are approved by the Company’s shareholders pursuant to, and to the extent required by, the Plan in order to qualify such Performance-Based Awards as Performance-Based Compensation.

2.31 “Performance Period” means the period of time, of up to ten (10) years, during which the performance goal or goals under Performance-Based Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance-Based Awards.

2.32 “Performance Shares” means a Performance-Based Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, made subject to the achievement of performance goals (as provided in Section 0) over a Performance Period.

2.33 “Plan” means The McClatchy Company 2012 Omnibus Incentive Plan, as amended from time to time.
2.34 “Prior Plan” means The McClatchy Company 2004 Stock Plan, as amended and restated May 13, 2008.
2.35 “Restricted Period” shall have the meaning set forth in Section 10.2.
2.36 “Restricted Stock” means shares of Stock awarded to a Grantee pursuant to Section 0.

2.37 “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of one (1) share of Stock awarded to a Grantee pursuant to Section 0 that may be settled in shares of Stock, cash, or a combination thereof.

2.38 “SAR Price” shall have the meaning set forth in Section 9.1.
2.39 “Securities Act” means the Securities Act of 1933, as amended, as now in effect or as hereafter amended, and any successor thereto.

2.40 “Service” means service qualifying the individual as an Eligible Grantee of the Company or an Affiliate.  Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to qualify as an Eligible Grantee of the Company or an Affiliate.  Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding, and conclusive. If an Eligible Grantee’s employment or other service relationship is with an Affiliate and the applicable entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when such entity ceases to be an Affiliate unless the Eligible Grantee transfers his or her employment or other service relationship to the Company or any other Affiliate prior to or as of the date the applicable entity ceases to be an Affiliate.

2.41 “Stock” means the Class A common stock, par value $0.01 per share, of the Company, or any security into which shares of Stock may be changed or for which shares of Stock may be exchanged as provided in Section 16.1.

2.42 “Stock Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 0.
2.43 “Stock Exchange” means the New York Stock Exchange or another established national or regional stock exchange.

2.44 “Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of capital stock, membership interests, or other ownership interests of any class or kind ordinarily having the power to vote for the directors, managers, or other voting members of the governing body of such corporation or non-corporate entity.  In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America and (b) in the case of an Award of Options and Stock Appreciation Rights, such Award would be considered to be granted in respect to “service recipient stock” within the meaning set forth in Code Section 409A.

2.45 “Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan of a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

2.46 “Ten Percent Shareholder” means a natural person who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding voting securities of the Company, the Company’s parent (if any) or any of the Company’s Subsidiaries.  In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

2.47 “Unrestricted Stock” shall have the meaning set forth in Section 0.

3.           ADMINISTRATION OF THE PLAN

3.1	Committee.
3.1.1 Powers and Authorities.

The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws.  Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award, or any Award Agreement and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award, or any Award Agreement.  All such actions and determinations shall be made by (a) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (b) the unanimous consent of the members of the Committee executed in writing or evidenced by electronic transmission in accordance with the Company’s certificate of incorporation and bylaws and Applicable Laws.  Unless otherwise expressly determined by the Board, the Committee shall have the authority to interpret and construe all provisions of the Plan, any Award, and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee shall be final, binding, and conclusive whether or not expressly provided for in any provision of the Plan, such Award, or such Award Agreement.

In the event that the Plan, any Award, or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to such Committee.

3.1.2 Composition of the Committee.

The Committee shall be a committee composed of not fewer than two directors of the Company designated by the Board to administer the Plan.  Each member of the Committee shall be (a) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, (b) an “outside director” within the meaning of Code Section 162(m)(4)(C)(i), and (c) for so long as the Stock is listed on a Stock Exchange, an “independent director” in accordance with the rules of the Stock Exchange on which the Stock is listed; provided, that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee.  Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.

3.1.3 Other Committees.

The Board also may appoint one or more committees of the Board, each composed of one or more directors of the Company who need not be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act or an “outside director” within the meaning of Code Section 162(m)(4)(C)(i), which (a) may administer the Plan with respect to Grantees who are not “executive officers” as defined in Rule 3b-7 under the Exchange Act or directors of the Company, (b) may grant Awards under the Plan to such Grantees, and (c) may determine all terms of such Awards, subject to the requirements of Rule 16b-3 under the Exchange Act, Code Section 162(m), and for so long as the Stock is listed or publicly traded on a Stock Exchange or Securities Market, the rules of the Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

3.1.4 Designated Officer.

The Committee may delegate to a Designated Officer the power and authority to grant Awards under the Plan to non-executive employees who are eligible for Awards under Section 6.1;  provided,  however, that the Designated Officer shall not grant Awards covering shares of Stock in excess of the aggregate maximum number of shares of Stock specified by the Committee for such purpose at the time of delegation to such officer (or in excess of the number of shares of Stock remaining available for issuance under the Plan).

In the event that the Plan, any Award or any Award Agreement provides for any action to be taken by the Committee or any determination to be made by the Committee, such action may be taken or such determination may be made by the Designated Officer in connection with Awards made pursuant to this Section 3.1.4 if the Committee has delegated the power and authority to do so to such Designated Officer.  Unless otherwise expressly determined by the Committee, the Designated Officer shall have the authority to interpret and construe all provisions of the Plan, any Award and any Award Agreement made pursuant to this Section 3.1.4, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Designated Officer shall be final, binding and conclusive whether or not expressly provided for in any provision of the Plan, such Award or such Award Agreement.

3.2	Board.

The Board from time to time may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws.

3.3	Terms of Awards.
3.3.1	Committee Authority.

Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(a) designate Grantees;
(b) determine the type or types of Awards to be made to a Grantee;
(c) determine the number of shares of Stock or amount of cash to be subject to an Award;

(d) establish the terms and conditions of each Award (including the Option Price of any Option, the SAR Price of any Stock Appreciation Right, or the purchase price for Restricted Stock), the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock or cash subject thereto, the treatment of an Award in the event of a Change in Control (subject to applicable agreements), and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options;

(e) prescribe the form of each Award Agreement evidencing an Award;

(f) subject to the limitation on repricing in Section 3.4, amend, modify, or supplement the terms of any outstanding Award, which authority shall include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural persons who are foreign nationals or are natural persons who are employed outside the United States to reflect differences in local law, tax policy, or custom, provided that, notwithstanding the foregoing, no amendment, modification or supplement of the terms of any outstanding Award shall, without the consent of the Grantee thereof, impair the Grantee’s rights under such Award; and

(g) make Substitute Awards.

3.3.2	Forfeiture; Recoupment.

The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, (d) confidentiality obligation with respect to the Company or any Affiliate, (e) Company or Affiliate policy or procedure, (f) other agreement or (g) any other obligation of such Grantee to the Company or any Affiliate, as and to the extent specified in such Award Agreement.  If the Grantee of an outstanding Award is an employee of the Company or an Affiliate and such Grantee’s Service is terminated for Cause, the Committee may annul such Grantee’s outstanding Award as of the date of the Grantee’s termination of Service for Cause.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company (i) to the extent set forth in this Plan or an Award Agreement or (ii) to the extent the Grantee is, or in the future becomes, subject to (x) any Company or Affiliate “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Laws, or (y) any Applicable Laws which impose mandatory recoupment, under circumstances set forth in such Applicable Laws.

3.4	No Repricing.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock or other securities or similar transaction), the Company may not: (a) amend the terms of outstanding Options or SARs to reduce the Option Price or SAR Price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for or substitution of Options or SARs with an Option Price or SAR Price that is less than the Option Price or SAR Price of the original Options or SARs; or (c) cancel outstanding Options or SARs with an Option Price or SAR Price above the current stock price in exchange for cash or other securities, in each case, unless such action (i) is subject to and approved by the Company’s shareholders or (ii) would not be deemed to be a repricing under the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

3.5	Deferral Arrangement.

The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Deferred Stock Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV).  Any such deferrals shall be made in a manner that complies with Code Section 409A, including, if applicable, with respect to when a “separation from service” occurs as defined under Code Section 409A.

3.6	No Liability.

No member of the Board or the Committee or a Designated Officer shall be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Award Agreement.  Notwithstanding any provision of the Plan to the contrary, neither the Company, an Affiliate, the Board, the Committee, a Designated Officer, nor any other person acting on behalf of the Company, an Affiliate, the Board, the Committee, or a Designated Officer will be liable to any Grantee or to the estate or beneficiary of any Grantee or to any other holder of an Award under the Plan by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Code Section 422 or Code Section 409A or by reason of Code Section 4999, or otherwise asserted with respect to the Award; provided, that this Section 3.6 shall not affect any of the rights or obligations set forth in an applicable agreement between the Grantee and the Company or an Affiliate.

3.7	Registration; Share Certificates.

Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates.

4.           STOCK SUBJECT TO THE PLAN

4.1	Number of Shares of Stock Available for Awards.

(a) Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 0, (i) as of the Effective Date, the maximum number of shares of Stock reserved for issuance under the Plan shall be equal to the sum of (A) five hundred thousand (500,000) shares of Stock, plus (B) the number of shares of Stock available for future awards under the Prior Plan as of May 16, 2012, plus (C) the number of shares of Stock related to awards outstanding under the Prior Plan as of May 16, 2012 which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, and (ii) as of the Amendment Date, an additional five hundred thousand (500,000) shares of Stock shall be reserved for issuance under the Plan.

(b) The maximum number of shares of Stock available for issuance pursuant to Incentive Stock Options shall be the same as the maximum number of shares available for issuance under the Plan pursuant to Section (a).

(c) Shares of Stock to be issued under the Plan shall be authorized but unissued shares, or, to the extent permitted by Applicable Laws, shares of treasury stock or issued shares that have been reacquired by the Company.

4.2	Adjustments in Authorized Shares of Stock.

In connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan of another business entity that is a party to such transaction and to grant Substitute Awards under the Plan for such awards.  The number of shares of Stock available for issuance under the Plan pursuant to Section (a) shall be increased by the number of shares of Stock subject to any such Substitute Awards.  Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

4.3	Share Usage.
(a) Shares of Stock subject to an Award shall be counted as used as of the Grant Date.

(b) Any shares of Stock that are subject to Awards, including shares of Stock acquired through dividend reinvestment pursuant to Section 10.4, shall be counted against the share issuance limit set forth in Section (a) as one (1) share of Stock for every one (1) share of Stock subject to an Award.

(c) Notwithstanding anything to the contrary in Section (a) or Section (b), any shares of Stock subject to Awards under the Plan which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares shall be available again for issuance under the Plan.

(d) The number of shares of Stock available for issuance under the Plan shall not be increased by the number of shares of Stock (i) tendered or withheld or subject to an Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as provided in Section 12.2, (ii) that were not issued upon the net settlement or net exercise of a Stock-settled SAR granted under the Plan, (iii) deducted or delivered from payment of an Award in connection with the Company’s tax withholding obligations as provided in Section 17.3, or (iv) purchased by the Company with proceeds from Option exercises.

5.           EFFECTIVE DATE; TERM; AMENDMENT AND TERMINATION

5.1	Effective Date and Amendment Date.

The Plan was originally effective as of the Effective Date.  Awards granted under the Plan on or after the Effective Date but on or prior to the Amendment Date shall be subject to the Plan as in effect as of the applicable Grant Date.  The amendment and restatement of the Plan shall be effective as of the Amendment Date, subject to approval of the Plan by the Company’s shareholders within one year of the Amendment Date.  Upon approval of the amendment and restatement of the Plan by the shareholders of the Company as set forth above, all Awards made under the amendment and restatement of the Plan on or after the Amendment Date shall be fully effective as if the shareholders of the Company had approved the Plan on the Amendment Date.  If the shareholders fail to approve the Plan within one (1) year of the Amendment Date, any Awards made under the amendment and restatement of the Plan on or after the Amendment Date shall be null and void and of no effect.  Following May 16, 2012, no awards shall be made under the Prior Plan.  Notwithstanding the foregoing, shares of Stock reserved under the Prior Plan to settle awards, including performance-based awards, which are made under the Prior Plan prior to the Effective Date may be issued and delivered following the Effective Date to settle such awards.

5.2	Term.

The Plan shall terminate automatically on the day before the tenth (10th) anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 5.3 or Section 16.3.  Upon such termination of the Plan, all outstanding Awards shall continue to have full force and effect in accordance with the provisions of the terminated Plan and the applicable Award Agreement (or other documents evidencing such Awards).

5.3	Amendment and Termination.

The Board may, at any time and from time to time, amend, suspend or terminate the Plan; provided that, with respect to Awards theretofore granted under the Plan, no amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair the rights or obligations under any such Award.  The effectiveness of any amendment to the Plan shall be contingent on approval of such amendment by the Company’s shareholders to the extent provided by the Board or required by Applicable Laws, provided that no amendment shall be made to the no-repricing provisions of Section 3.4, the Option pricing provisions of Section 8.1, or the SAR pricing provisions of Section 9.1 without the approval of the Company’s shareholders.

6.     AWARD ELIGIBILITY AND LIMITATIONS

6.1	Eligible Employees.

Subject to this Section 0, Awards may be made under the Plan to any Eligible Grantee as the Committee shall determine and designate from time to time.  Notwithstanding the preceding sentence, with respect to an award of Options or SARs to an employee or officer, an entity shall not  be considered an Affiliate unless the Company holds a “controlling interest” in the entity within the meaning of Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) and (b) the term Affiliate may be expanded to include an entity in which the Company holds an interest of “at least 20 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) if a legitimate business reason exists.  With respect to Service to be recognized under any Option or SAR awarded to Eligible Grantees whose rights arise on account of an Award in reliance on the preceding sentence, Service shall include Service to such Affiliate if such service would not otherwise count as Service under Section 2.40.

6.2	Limitation on Shares of Stock Subject to Awards and Cash Awards.
(a) During any time when the Company has a class of equity securities registered under Section 12 of the Exchange Act:

(b) the maximum number of shares of Stock subject to Options or SARs that may be granted under the Plan in a calendar year to any person eligible for an Award under Section 0 is one hundred fifty thousand (150,000) shares;

(c) the maximum number of shares of Stock that may be granted under the Plan, other than pursuant to Options or SARs, in a calendar year to any person eligible for an Award under Section 0 is one hundred fifty thousand (150,000) shares; and

(d) the maximum amount that may be paid for a single cash-settled Performance-Based Award for any Performance Period to any person eligible for an Award under Section 0 shall be five million dollars ($5,000,000).  The foregoing limit does not prevent additional cash-settled Performance-Based Awards for any intersecting or overlapping Performance Period from being paid to a single eligible person, any such Awards each shall be subject separately to the foregoing limit.

The preceding limitations in Sections (b) and (c) are subject to adjustment as provided in Section 0.

6.3	Stand-Alone, Additional, Tandem and Substitute Awards.

Subject to Section 3.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, any Affiliate, or any business entity that has been a party to a transaction with the Company or any Affiliate, or (c) any other right of a Grantee to receive payment from the Company or any Affiliate.  Such additional, tandem, and substitute or exchange Awards may be granted at any time.  If an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, any Affiliate, or any business entity that has been a party to a transaction with the Company or any Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such substitute or exchange Award.  In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or any Affiliate.  Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.4, the Option Price of an Option or the SAR Price of a SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided that the Option Price or SAR Price is determined in accordance with the principles of Code Section 424 for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.

7.           AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, which shall be in such form or forms as the Committee shall from time to time determine.  Award Agreements employed under the Plan from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan.  Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and, in the absence of such specification, such Options shall be deemed to constitute Non-qualified Stock Options.

8.           TERMS AND CONDITIONS OF OPTIONS

8.1	Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option.  Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of one (1) share of Stock on the Grant Date; provided that, in the event that a Grantee is a Ten Percent Shareholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of one (1) share of Stock on the Grant Date.  In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2	Vesting and Exercisability.

Subject to Sections 8.3 and 16.3,  each Option granted under the Plan shall become vested and exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee, or otherwise in writing; provided that no Option shall be granted to Grantees who are entitled to overtime under Applicable Laws that will vest or be exercisable within a six (6)-month period starting on the Grant Date.

8.3	Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided, that in the event that the Grantee is a Ten Percent Shareholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five (5) years from its Grant Date. If on the day preceding the date on which a Grantee’s Options would otherwise terminate, the Fair Market Value of shares of Stock underlying a Grantee’s Options is greater than the Option Price of such Options, the Company shall, prior to the termination of such Options and without any action being taken on the part of the Grantee, consider such Options to have been exercised by the Grantee.  The Company shall deduct from the shares of Stock deliverable to the Grantee upon such exercise the number of shares of Stock necessary to satisfy payment of the Option Price and all withholding obligations.

8.4	Termination of Service.

Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise such Option following termination of such Grantee’s Service.  Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5	Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 0 which results in the termination of such Option.

8.6	Method of Exercise.

Subject to the terms of Section 0 and Section 17.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Committee and in accordance with any additional procedures specified by the Committee.  Such notice shall specify the number of shares of Stock with respect to which such Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised, plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

8.7	Rights of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other person holding or exercising an Option shall have none of the rights of a shareholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option, to direct the voting of the shares of Stock subject to such Option, or to receive notice of any meeting of the Company’s shareholders) until the shares of Stock subject thereto are fully paid and issued to such Grantee or other person.  Except as provided in Section 0, no adjustment shall be made for dividends, distributions, or other rights with respect to any shares of Stock subject to an Option for which the record date is prior to the date of issuance of such shares of Stock.

8.8	Delivery of Stock.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section 3.7.

8.9	Transferability of Options.

During the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option.  No Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10	Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (a) if the Grantee of such Option is an employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement, and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed one hundred thousand dollars ($100,000).  Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

8.11	Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

9.           TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1	Right to Payment and SAR Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one (1) share of Stock on the date of exercise over (b) the per share exercise price of such SAR (the “SAR Price”) as determined by the Committee. The Award Agreement for a SAR shall specify the SAR Price, which shall be no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.  SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.

9.2	Other Terms.

The Committee shall determine, on the Grant Date or thereafter, the time or times at which, and the circumstances under which, a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR; provided that no SARs shall be granted to Grantees who are entitled to overtime under Applicable Laws that will vest or be exercisable within a six (6)-month period starting on the Grant Date.

9.3	Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR.  If on the day preceding the date on which a Grantee’s SAR would otherwise terminate, the Fair Market Value of shares of Stock underlying a Grantee’s SAR is greater than the SAR Price, the Company shall, prior to the termination of such SAR and without any action being taken on the part of the Grantee, consider such SAR to have been exercised by the Grantee.  The Company shall deduct from the shares of Stock deliverable to the Grantee upon such exercise the number of shares of Stock necessary to satisfy payment of the SAR Price and all withholding obligations.

9.4	Rights of Holders of SARs.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other person holding or exercising a SAR shall have none of the rights of a shareholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock underlying such SAR, to direct the voting of the shares of Stock underlying such SAR, or to receive notice of any meeting of the Company’s shareholders) until the shares of Stock underlying such SAR, if any, are issued to such Grantee or other person.  Except as provided in Section 0, no adjustment shall be made for dividends, distributions, or other rights with respect to any shares of Stock underlying a SAR for which the record date is prior to the date of issuance of such shares of Stock, if any.

9.5	Transferability of SARs.

During the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR.  No SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

10.         TERMS AND CONDITIONS OF RESTRICTED STOCK, RESTRICTED STOCK UNITS, AND DEFERRED STOCK UNITS

10.1	Grant of Restricted Stock, Restricted Stock Units, and Deferred Stock Units.

Awards of Restricted Stock, Restricted Stock Units, and Deferred Stock Units may be made for consideration or for no consideration, other than the par value of the shares of Stock, which shall be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate.

10.2	Restrictions.

At the time a grant of Restricted Stock, Restricted Stock Units, or Deferred Stock Units is made, the Committee may, in its sole discretion, (a) establish a period of time (a “Restricted Period”) applicable to such Award and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance goals, which may be applicable to all or any portion of such Award as provided in Section 0.  Awards of Restricted Stock, Restricted Stock Units, and Deferred Stock Units may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

10.3	Registration; Restricted Share Certificates.

Pursuant to Section 3.7, to the extent that ownership of Restricted Stock is evidenced by a book-entry registration or direct registration (including transaction advices), such registration shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement.  Subject to Section 3.7 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, share certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock. The Committee may provide in an Award Agreement with respect to an Award of Restricted Stock that either (a) the Secretary of the Company shall hold such share certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each share certificate, or (b) such share certificates shall be delivered to such Grantee, provided that such share certificates shall bear legends that comply with Applicable Laws and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement.

10.4	Rights of Holders of Restricted Stock.

Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividends declared or paid with respect to such shares of Restricted Stock.  The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions as the vesting conditions and restrictions applicable to such Restricted Stock.  Notwithstanding the foregoing, cash dividends declared or paid on shares of Restricted Stock shall not vest or become payable unless and until the shares of Restricted Stock to which the dividends apply become vested and nonforfeitable.  All stock distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the vesting conditions and restrictions applicable to such Restricted Stock.

10.5	Rights of Holders of Restricted Stock Units and Deferred Stock Units.
10.5.1 Voting and Dividend Rights.

Holders of Restricted Stock Units and Deferred Stock Units shall have no rights as shareholders of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Restricted Stock Units and Deferred Stock Units, to direct the voting of the shares of Stock subject to such Restricted Stock Units and Deferred Stock Units, or to receive notice of any meeting of the Company’s shareholders).  The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock Units or Deferred Stock Units that the holder of such Restricted Stock Units or Deferred Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding shares of Stock, Dividend Equivalent Rights.

10.5.2 Creditor’s Rights.

A holder of Restricted Stock Units or Deferred Stock Units shall have no rights other than those of a general unsecured creditor of the Company.  Restricted Stock Units and Deferred Stock Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6	Termination of Service.

Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is entered into, but prior to termination of Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Stock, Restricted Stock Units, or Deferred Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited.  Upon forfeiture of such Restricted Stock, Restricted Stock Units, or Deferred Stock Units, the Grantee thereof shall have no further rights with respect thereto, including any right to vote such Restricted Stock or any right to receive dividends or Dividend Equivalent Rights, as applicable, with respect to such Restricted Stock, Restricted Stock Units, or Deferred Stock Units.

10.7	Purchase of Restricted Stock and Shares of Stock Subject to Restricted Stock Units and Deferred Stock Units.

The Grantee of an Award of Restricted Stock, vested Restricted Stock Units, or vested Deferred Stock Units shall be required, to the extent required by Applicable Laws, to purchase such Restricted Stock or the shares of Stock subject to such vested Restricted Stock Units or Deferred Stock Units from the Company at a purchase price equal to the greater of (a) the aggregate par value of the shares of Stock represented by such Restricted Stock, such vested Restricted Stock Units, or such Deferred Stock Units or (b) the purchase price, if any, specified in the Award Agreement relating to such Restricted Stock, such vested Restricted Stock Units, or such vested Deferred Stock Units.  Such purchase price shall be payable in a form provided in Section 0 or, in the sole discretion of the Committee, in consideration for past or future Services rendered to the Company or an Affiliate.

10.8	Delivery of Shares of Stock.

Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, including but not limited to any delayed delivery period, the restrictions applicable to Restricted Stock, Restricted Stock Units, or Deferred Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a share certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.7, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be.  Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Restricted Stock Unit or Deferred Stock Unit once the shares of Stock represented by such Restricted Stock Unit or Deferred Stock Unit have been delivered in accordance with this Section 10.8.

11.         TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS

The Committee may, in its sole discretion, grant (or sell at the par value of a share of Stock or at such other higher purchase price as shall be determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan.  Unrestricted Stock may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate or other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

12.          FORM OF PAYMENT

12.1	General Rule.

Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for shares of Restricted Stock, vested Restricted Stock Units, or vested Deferred Stock Units shall be made in cash or in cash equivalents acceptable to the Company.

12.2	Surrender of Shares of Stock.

To the extent that the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock, vested Restricted Stock Units, or vested Deferred Stock Units may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price or purchase price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.

12.3	Cashless Exercise.

To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and any withholding taxes described in Section 17.3.

12.4	Other Forms of Payment.

To the extent the Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the purchase price, if any, for Restricted Stock, vested Restricted Stock Units, or vested Deferred Stock Units may be made in any other form that is consistent with Applicable Laws, including (a) Service to the Company or any Affiliate and (b) by withholding shares of Stock that would otherwise vest or be issuable in an amount equal to the Option Price or purchase price and the required tax withholding amount.

13.         TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1	Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient thereof to receive credits based on cash distributions that would have been paid on the shares of Stock specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) if such shares of Stock had been issued to and held by the recipient of such Dividend Equivalent Right as of the record date.  A Dividend Equivalent Right may be granted hereunder to any Grantee; provided, that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs.  The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor.  Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation).  Any such reinvestment shall be at the Fair Market Value thereof on the date of such reinvestment.  Dividend Equivalent Rights may be settled in cash, shares of Stock, or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee.  A Dividend Equivalent Right granted as a component of another Award (a) may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award or (b) may contain terms and conditions which are different from the terms and conditions of such other Award; provided that notwithstanding the foregoing, Dividend Equivalent Rights granted as a component of another Award shall not vest or become payable unless and until the Award to which the Dividend Equivalent Rights correspond become vested and settled.

13.2	Termination of Service.

Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued,  a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.         TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS

14.1	Grant of Performance-Based Awards.

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance-Based Awards in such amounts and upon such terms as the Committee shall determine.

14.2	Structure of Performance-Based Awards.

Each grant of a Performance-Based Award shall have an actual or target number of shares of Stock or initial cash value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or number of shares of Stock subject to a Performance-Based Award that will be paid out to the Grantee thereof as described in Section 14.6.3.

14.3	Earning of Performance-Based Awards.

Subject to the terms of the Plan, in particular Section 14.6.3, after the applicable Performance Period has ended, the Grantee of Performance-Based Awards shall be entitled to receive a payout on the number of shares of Stock and/or cash value earned under the Performance-Based Awards by such Grantee over such Performance Period as determined by the Committee.

14.4	Form and Timing of Payment of Performance-Based Awards.

Payment of earned Performance-Based Awards shall be made in the manner described in the applicable Award Agreement as determined by the Committee.  Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance-Based Awards in the form of cash or shares of Stock (or a combination thereof) equal to the value of such earned Performance-Based Awards and shall pay the Awards that have been earned at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals relating thereto have been achieved; provided that, unless specifically provided in the Award Agreement for such Awards, such payment shall occur no later than the 15th day of the third month following the end of the calendar year in which such Performance Period ends.  Any shares of Stock paid out under such Performance-Based Awards may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Performance-Based Awards shall be set forth in the Award Agreement therefor.

14.5	Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Performance-Based Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m) shall be exercised by the Committee and not by the Board.

14.6	Performance-Based Awards Granted to Designated Covered Employees.

If and to the extent that the Committee determines that a Performance-Based Award to be granted to a Grantee should constitute “qualified performance-based compensation” for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.6.

14.6.1	Performance Goals Generally.

The performance goals for Performance-Based Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.6. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards shall be granted, exercised, and/or settled upon achievement of any single performance goal or of two (2) or more performance goals. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

14.6.2	Timing For Establishing Performance Goals.

Performance goals for any Performance-Based Award shall be established not later than the earlier of (a) ninety (90) days after the beginning of any Performance Period applicable to such Award, and (b) the date on which twenty-five percent (25%) of any Performance Period applicable to such Award has expired, or at such other date as may be required or permitted for compensation payable to a Covered Employee to constitute Performance-Based Compensation.

14.6.3	Payment of Awards; Other TerMs.

Payment of Performance-Based Awards shall be in cash, shares of Stock, other Awards, or a combination thereof, including an Award that is subject to additional Service-based vesting, as determined in the sole discretion of the Committee. The Committee may, in its sole discretion, reduce the amount of a payment otherwise to be made in connection with such Awards. The Committee shall specify the circumstances in which such Performance-Based Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a Performance Period or settlement of such Awards.  In the event payment of the Performance-Based Award is made in the form of another Award subject to Service-based vesting, the Committee shall specify the circumstances in which the payment Award will be paid or forfeited in the event of a termination of Service.

14.6.4	Performance Measures.

The performance goals upon which the payment or vesting of a Performance-Based Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be conditioned shall be limited to the following Performance Measures, with or without adjustment (including pro forma adjustments):

(a) net earnings or net income;

(b) operating earnings;

(c) pretax earnings;

(d) pre-tax earnings per share;

(e) earnings per share;

(f) share price, including growth measures and total shareholder return;

(g) earnings before interest and taxes;

(h) earnings before interest, taxes, depreciation, and/or amortization;

(i) earnings before interest, taxes, depreciation, and/or amortization as adjusted to exclude any one or more of the following:

• stock-based compensation expense;
• income from discontinued operations;
• gain on cancellation of debt;
• debt extinguishment and related costs;
• restructuring, separation, and/or integration charges and costs;
• reorganization and/or recapitalization charges and costs;
• impairment charges;
• merger-related events;
• gain or loss related to investments;
• sales and use tax settlements; and
• gain on non-monetary transactions;

(j) sales or revenue growth, targets, or diversification, whether in general or by type of product, service, or customer;

(k) gross or operating margins;

(l) return measures, including return on assets, capital, investment, equity, sales, or revenue;

(m) cash flow, including:

• operating cash flow;

• free cash flow, defined as earnings before interest, taxes, depreciation and/or amortization (as adjusted to exclude any one or more of the items that may be excluded pursuant to the Performance Measure specified in clause (h) above) less capital expenditures;

• cash flow return on equity; and
• cash flow return on investment;

(n) productivity ratios;

(o) expense targets;

(p) market or market segment share or penetration;

(q) working capital targets;

(r) completion of acquisitions of businesses or companies;

(s) completion of divestitures and asset sales;

(t) debt repayment targets, and debt/equity ratios;

(u) costs, reduction in costs, and cost control measures;

(v) funds from operations;

(w) employee hiring, retention, growth in population, and diversity;

(x) employee or customer satisfaction measurements;

(y) execution of contractual arrangements or satisfaction of contractual requirements or milestones;

(z) product development achievements; and

(u) any combination of the foregoing business criteria.

Performance under any of the foregoing Performance Measures (a) may be used to measure the performance of (i) the Company and its Subsidiaries and other Affiliates as a whole, (ii) the Company, any Subsidiary, and/or any other Affiliate or any combination thereof, or (iii) any one or more business units of the Company, any Subsidiary, and/or any other Affiliate, as the Committee, in its sole discretion, deems appropriate and (b) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate. In addition, the Committee, in its sole discretion, may select performance under the Performance Measure specified in clause (f) above for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee also shall have the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 0.

14.6.5	Evaluation of Performance.

The Committee may provide in any Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claims, judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) any reorganization or restructuring events or programs; (e) extraordinary, non-core, non-operating or non-recurring items and items that are either of any unusual nature or of a type that indicates infrequency of occurrence as a separate component of income from continuing operations; (f) acquisitions or divestitures; (g) foreign exchange gains and losses; (h) impact of shares of Stock purchased through share repurchase programs; (i) tax valuation allowance reversals; (j) impairment expense; and (k) environmental expense.  To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to qualify as Performance-Based Compensation, such inclusions or exclusions shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

14.6.6	Adjustment of Performance-Based Compensation.

The Committee shall have the sole discretion to adjust Awards that are intended to qualify as Performance-Based Compensation, either on a formula or discretionary basis, or on any combination thereof, as the Committee determines consistent with the requirements of Code Section 162(m) for deductibility.

14.6.7	Committee Discretion.

In the event that Applicable Laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval, provided that the exercise of such discretion shall not be inconsistent with the requirements of Code Section 162(m). In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.6.4.

14.6.8	Status of Awards under Code Section 162(m).

It is the intent of the Company that Performance-Based Awards under Section 14.6 granted to persons who are designated by the Committee as likely to be Covered Employees shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m). Accordingly, the terms of Section 14.6, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m).  If any provision of the Plan, the applicable Award Agreement, or any other agreement relating to any such Performance-Based Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15.          REQUIREMENTS OF LAW

15.1	General.

The Company shall not be required to offer, sell, or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option or SAR or otherwise, if the offer, sale, or issuance of such shares of Stock would constitute a violation by the Grantee, the Company or an Affiliate, or any other person, of any provision of the Company’s certificate of incorporation or bylaws or of Applicable Laws, including any federal or state securities laws or regulations.  If at any time the Company shall determine, in its discretion, that the listing, registration, or qualification of any shares of Stock subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, issuance, sale, or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, issued, or sold to the Grantee or any other person under such Award, whether pursuant to the exercise of an Option or SAR or otherwise, unless such listing, registration, or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award.  Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell, or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act.  Any determination in this connection by the Committee shall be final, binding, and conclusive.  The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act.  The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws.  As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

15.2	Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act.  To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee, and shall not affect the validity of the Plan.  In the event that such Rule 16b-3 is revised or replaced, the Committee may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

16.1       EFFECT OF CHANGES IN CAPITALIZATION

16.1	Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares of stock for which grants of Options and other Awards may be made under the Plan, including the share limits set forth in Section 4.1 and Section 6.2, shall be adjusted proportionately and accordingly by the Committee.  In addition, the number and kind of shares of capital stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event shall, to the extent practicable, be the same as immediately before such event.  Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be.  The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration.  Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee constituted pursuant to Section 3.1.2 shall, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of shares of capital stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding Stock Appreciation Rights as required to reflect such distribution.

16.2	Reorganization in Which the Company Is the Surviving Entity Which Does not Constitute a Change in Control.

Subject to Section 16.4, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Award theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Award would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Price of any outstanding Option or SAR so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Stock remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger, or consolidation.  Subject to any contrary language in an Award Agreement, in another agreement with the Grantee, or otherwise set forth in writing, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of such reorganization, merger, or consolidation.  In the event of any reorganization, merger, or consolidation of the Company referred to in this Section 16.2, Performance-Based Awards shall be adjusted (including any adjustment to the Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Stock subject to the Performance-Based Awards would have been entitled to receive immediately following such reorganization, merger or consolidation.

16.3	Change in Control.

Except as otherwise provided in the applicable Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control:

(a) With the exception of any Performance-Based Award which first shall be subject to the provisions of Section (c), immediately prior to the occurrence of such Change in Control, all outstanding Options and SARs hereunder shall be deemed to have vested and all restrictions and conditions applicable to such Options and SARs shall be deemed to have lapsed, all outstanding shares of Restricted Stock, Restricted Stock Units, and Deferred Stock Units shall be deemed to have vested and all restrictions and conditions applicable to such Restricted Stock, Restricted Stock Units, and Deferred Stock Units shall be deemed to have lapsed and any Stock subject thereto shall be delivered unless the Committee determines to cash out the Award as described in Section (i) and any cash payment required thereunder shall be made, and all outstanding Dividend Equivalent Rights shall be deemed to have vested and all restrictions and conditions applicable to such Dividend Equivalent Rights shall be deemed to have lapsed and any Stock subject thereto shall be delivered unless the Committee determines to cash out the Award as described in Section (i) and any cash payment required thereunder shall be made, and

(b) Either of the following two actions shall be taken by the Committee:

(i) The Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, and Dividend Equivalent Rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock, Restricted Stock Units, Deferred Stock Units and Dividend Equivalent Rights (for shares of Stock payable thereunder) equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR, multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (y) the Option Price or SAR Price applicable to such Award.  With respect to all outstanding Options and SARs, in addition to the action taken under the preceding sentence, the Committee may further elect, in its sole discretion, to give Grantees scheduled to become vested in Options and SARs upon the Change in Control the opportunity to exercise the Options and SARs prior to the scheduled consummation of the Change in Control contingent on the occurrence of such Change in Control.

(ii) The Company may make provision in writing in connection with such Change in Control for the assumption and continuation of Options and SARs, theretofore granted, or for substitution of such Options and SARs for new common stock option and stock appreciation rights relating to the stock of the successor entity, or a parent or subsidiary thereof, with appropriate adjustment as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation right exercise prices.

(c) For Performance-Based Awards, if less than half of the Performance Period has lapsed, immediately prior to the occurrence of such Change in Control, such Awards shall be treated as though target performance has been achieved.  If at least half of the Performance Period has lapsed, actual performance to date shall be determined as of a date reasonably proximal to the date of consummation of the Change in Control as determined by the Committee in its sole discretion, and that level of performance thus determined shall be treated as achieved immediately prior to occurrence of the Change in Control.  For purposes of the preceding sentence, if, based on the discretion of the Committee, actual performance is not determinable, the Awards shall be treated as though target performance has been achieved. After application of this Section (c), if any Awards arise from application of this Section (c), such Awards shall be settled under the applicable provision of Section (a) and (b).

16.4	Adjustments.

Adjustments under this Section 0 related to shares of Stock or other securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive.  No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.  The Committee may provide in the applicable Award Agreement at the time of grant, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in

Sections 16.1,  16.2, and 16.3.  This Section 0 shall not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of a change in control event that is not a Change in Control.

16.5	No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or engage in any other transaction or activity.

17        GENERAL PROVISIONS

17.1	Disclaimer of Rights.

No provision in the Plan or in any Award or Award Agreement shall be construed (a) to confer upon any individual the right to remain in the employ or Service of the Company or an Affiliate, (b) to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any natural person or entity at any time, or (c) to terminate any employment or other relationship between any natural person or entity and the Company or an Affiliate.  In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service.  The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein.  The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

17.2	Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board or the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board or the Committee, in its discretion, determines desirable.

17.3	Withholding Taxes.

(a) The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by Applicable Laws to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to any other Award.  At the time of such vesting, lapse, or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which such same-day sale is completed.  Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (b) by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee.  The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation.  The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined.  A Grantee who has made an election pursuant to this Section 17.3 may satisfy such Grantee’s withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

(b) The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state, or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state, or local taxing authority with respect to such exercise, vesting, lapse of restrictions, or payment of shares of Stock; provided, however, for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Board or the Committee has full discretion to choose, or to allow a Grantee to elect, to withhold a number of shares of Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum required statutory withholding amount(s) in such Grantee’s relevant tax jurisdictions).

(c) Notwithstanding Section 2.21 or this Section 17.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to this Section 17.3, the Fair Market Value will be determined by the Committee in good faith using any reasonable method as it deems appropriate, to be applied consistently with respect to Grantees; provided, further, that the Committee shall determine the Fair Market Value of shares of Stock for tax withholding obligations due in connection with sales, by or on behalf of a Grantee, of such shares of Stock subject to an Award to pay the Option Price, SAR Price, and/or any tax withholding obligation on the same date on which such shares may first be sold pursuant to the terms of the applicable Award Agreement (including broker-assisted cashless exercises of Options and Stock Appreciation Rights, as described in Section 12.3, and sell-to-cover transactions) in any manner consistent with applicable provisions of the Code, including but not limited to using the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date) as the Fair Market Value of such shares, so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.

17.4	Captions.

The use of captions in the Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

17.5	Construction.

Unless the context otherwise requires, all references in the Plan to “including” shall mean “including without limitation.”

17.6	Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

17.7	Number and Gender.

With respect to words used in the Plan, the singular form shall include the plural form and the masculine gender shall include the feminine gender, as the context requires.

17.8	Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

17.9	Governing Law.

The validity and construction of the Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

17.10	Section 409A of the Code.

(a) The Company intends to comply with Code Section 409A, or an exemption to Code Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Code Section 409A.  To the extent that the Company determines that a Grantee would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax.  The nature of any such amendment shall be determined by the Committee.

(b) Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the Grantee’s “separation from service” within the  meaning under Code Section 409A will instead be paid on the first payroll date after the six (6)-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier).

(c) Notwithstanding any provision of the Plan or an Award Agreement to the contrary, in the case of an Award that is characterized as deferred compensation under Code Section 409A, and pursuant to which settlement and delivery of the cash or shares of Stock subject to the Award is triggered based on a Change in Control, in no event will a Change in Control be deemed to have occurred for purposes of such settlement and delivery of cash or shares of Stock if the transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).  If an Award characterized as deferred compensation under Code Section 409A is not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery shall occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Code Section 409A.  No provision of this paragraph shall in any way affect the determination of a Change in Control for purposes of vesting in an Award that is characterized as deferred compensation under Code Section 409A.

*    *    *

To record adoption of the amendment and restatement of the Plan by the Board as of March 23, 2017, and approval of the Plan by the shareholders on May 17, 2017, the Company has caused its authorized officer to execute the Plan.

THE MCCLATCHY COMPANY By:
Name: Title:

THE MCCLATCHY COMPANY P.O. BOX 15779 SACRAMENTO, CA 95852

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E25598-P86698	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE MCCLATCHY COMPANY		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends that you vote FOR the following:					number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees:
01) Elizabeth Ballantine
02) Clyde W. Ostler
03) Maria Thomas

The Board of Directors recommends you vote FOR proposals 2 and 3:						For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy's independent registered public accounting firm for the 2017 fiscal year.					☐	☐	☐

3.	To approve, on an advisory basis, the compensation of McClatchy’s named executive officers.					☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:					1 Year	2 Year	3 Year	Abstain

4.	To hold an advisory vote on the frequency of future advisory votes on the compensation of McClatchy’s named executive officers.				☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 5:						For	Against	Abstain

5.

To approve the amendment and restatement of The McClatchy Company 2012 Omnibus Incentive Plan (the “2012 Incentive Plan”) to increase the number of shares of Class A Common Stock authorized for issuance under the 2012 Incentive Plan and to, among other things, re-approve the material terms and conditions relating to performance-based compensation.

						☐	☐	☐

NOTE: Whether or not you provide voting directions, your proxy, when properly executed, will be voted in discretion of the proxy holders upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E25599-P86698

THE MCCLATCHY COMPANY Annual Meeting of Shareholders May 17, 2017 9:00 AM Local Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Craig Forman and Billie McConkey, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of THE MCCLATCHY COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Local Time on May 17, 2017, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

V.1.1

THE MCCLATCHY COMPANY P.O. BOX 15779 SACRAMENTO, CA 95852

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E25596-P86698	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE MCCLATCHY COMPANY		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends that you vote FOR the following:					number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees:
	01) Leroy Barnes, Jr.	05) Kevin S. McClatchy
	02) Molly Maloney Evangelisti	06) William B. McClatchy
	03) Craig I. Forman	07) Theodore R. Mitchell
04) Brown McClatchy Maloney

The Board of Directors recommends you vote FOR proposals 2 and 3:						For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy's independent registered public accounting firm for the 2017 fiscal year.					☐	☐	☐

3.	To approve, on an advisory basis, the compensation of McClatchy’s named executive officers.					☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:					1 Year	2 Year	3 Year	Abstain

4.	To hold an advisory vote on the frequency of future advisory votes on the compensation of McClatchy’s named executive officers.				☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 5:						For	Against	Abstain

5.

To approve the amendment and restatement of The McClatchy Company 2012 Omnibus Incentive Plan (the “2012 Incentive Plan”) to increase the number of shares of Class A Common Stock authorized for issuance under the 2012 Incentive Plan and to, among other things, re-approve the material terms and conditions relating to performance-based compensation.

						☐	☐	☐

NOTE: Whether or not you provide voting directions, your proxy, when properly executed, will be voted in discretion of the proxy holders upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E25597-P86698

THE MCCLATCHY COMPANY Annual Meeting of Shareholders May 17, 2017 9:00 AM Local Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Craig Forman and Billie McConkey, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class B Common Stock of THE MCCLATCHY COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Local Time on May 17, 2017, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

V.1.1